 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 1994
                                                      REGISTRATION NO. 33-51437

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                     ORCHARD SUPPLY HARDWARE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                        5251                     95-4214111
(STATE OR OTHER JURISDICTION     (PRIMARY STANDARD            (I.R.S. EMPLOYER
    OF INCORPORATION          INDUSTRIAL CLASSIFICATION      IDENTIFICATION NO.)
    OR ORGANIZATION)                 CODE NUMBER)



                           ORCHARD SUPPLY HARDWARE
                              STORES CORPORATION
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                         5251                   95-4214109
 (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD        (I.R.S. EMPLOYER
     OF INCORPORATION           INDUSTRIAL CLASSIFICATION   IDENTIFICATION NO.)
     OR ORGANIZATION)                  CODE NUMBER)



                               6450 VIA DEL ORO
                          SAN JOSE, CALIFORNIA 95119
                                (408) 281-3500
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
       OF REGISTRANT'S AND CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              STEPHEN M. HILBERG
                            CHIEF FINANCIAL OFFICER
                      ORCHARD SUPPLY HARDWARE CORPORATION
                               6450 VIA DEL ORO
                          SAN JOSE, CALIFORNIA 95119
                                (408) 281-3500
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

        ROGER H. LUSTBERG, ESQ.                RICHARD A. BOEHMER, ESQ.
          RIORDAN & MCKINZIE                      O'MELVENY & MYERS
  300 SOUTH GRAND AVENUE, 29TH FLOOR      400 SOUTH HOPE STREET, 15TH FLOOR
     LOS ANGELES, CALIFORNIA 90071          LOS ANGELES, CALIFORNIA 90071

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
    PUBLIC: As soon as practicable after the Registration Statement becomes effective.

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box: [_]

                               ----------------
  THE REGISTRANT AND THE CO-REGISTRANT HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT AND THE CO-REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      ORCHARD SUPPLY HARDWARE CORPORATION

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                       CROSS-REFERENCE SHEET PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K
  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

                ITEM NUMBER AND HEADING IN FORM S-1              HEADING OR LOCATION IN PROSPECTUS
                -----------------------------------              ---------------------------------
  1. Forepart of the Registration Statement and Outside Front
       Cover Page of Prospectus ...............................  Outside Front Cover Page

  2. Inside Front and Outside Back Cover Pages of Prospectus...  Inside Front Cover Page; Additional
                                                                   Information; Outside Back Cover
                                                                   Page

  3. Summary Information, Risk Factors and Ratio of Earnings
       to Fixed Charges .......................................  Prospectus Summary; Investment
                                                                   Considerations; The Company;
                                                                   Selected Consolidated Financial
                                                                   Data; Unaudited Pro Forma
                                                                   Financial Data

  4. Use of Proceeds ..........................................  Prospectus Summary; Use of Proceeds;
                                                                   Unaudited Pro Forma Financial
                                                                   Data

  5. Determination of Offering Price ..........................  Outside Front Cover Page;
                                                                   Underwriting

  6. Dilution .................................................  Not Applicable

  7. Selling Security Holders .................................  Not Applicable

  8. Plan of Distribution .....................................  Outside Front Cover Page;
                                                                   Underwriting

  9. Description of Securities to be Registered ...............  Description of Notes

 10. Interests of Named Experts and Counsel ...................  Legal Matters; Experts

 11. Information with Respect to the Registrant................  Outside Front Cover Page; Prospectus
                                                                   Summary; The Company;
                                                                   Investment Considerations;
                                                                   Capitalization; Unaudited Pro
                                                                   Forma Financial Data; Selected
                                                                   Consolidated Financial Data;
                                                                   Management's Discussion and
                                                                   Analysis of Financial Condition and
                                                                   Results of Operations; Business;
                                                                   Management; Certain Transactions;
                                                                   Principal Stockholders; Consolidated
                                                                   Financial Statements

 12. Disclosure of Commission Position on Indemnification for
       Securities Act Liabilities..............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject To Completion, dated January 18, 1994

PROSPECTUS

                                  $100,000,000

                [LOGO OF ORCHARD SUPPLY HARDWARE APPEARS HERE]

                      ORCHARD SUPPLY HARDWARE CORPORATION
                             % SENIOR NOTES DUE 2002
                                 ------------
                         UNCONDITIONALLY GUARANTEED BY
                   ORCHARD SUPPLY HARDWARE STORES CORPORATION
                                 ------------
                            Interest Payable     and
                                 ------------

  Orchard Supply Hardware Corporation ("Orchard Supply") is offering (the
"Offering") $100,000,000 aggregate principal amount of its    % Senior Notes
Due 2002 (the "Notes"). Interest on the Notes will be payable semi-annually on
    and     of each year, commencing   , 1994. The Notes will be redeemable at
the option of Orchard Supply, in whole or in part, on or after    , 1998, at
the redemption prices set forth herein. The Notes will not be subject to any mandatory sinking fund provisions.

  Upon the occurrence of a Change of Control (as defined), each holder of the Notes will have the option to cause Orchard Supply to repurchase all or a portion of such holder's Notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase.

  The Notes will be unsecured and will rank pari passu in right of payment with all senior indebtedness of Orchard Supply. The Notes will be unconditionally guaranteed on a senior basis (the "Parent Guarantee") by Orchard Supply Hardware Stores Corporation, the parent of Orchard Supply. As of October 31, 1993, the aggregate amount of senior indebtedness of Orchard Supply, as adjusted to give effect to the application of the estimated net proceeds from this Offering, would have been approximately $139.7 million. See "Description of Notes."
                                 ------------
  SEE "INVESTMENT CONSIDERATIONS" FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED
                           BY PROSPECTIVE INVESTORS.
                                 ------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------
                                            Price to  Underwriting  Proceeds to
                                            Public(1) Discount(2)  Company(1)(3)
- ---------------------------------------------------------------------------------
Per Note..................................      %          %             %
- ---------------------------------------------------------------------------------
Total.....................................      $           $            $
- ---------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from    , 1994 to the date of delivery.
(2) Orchard Supply has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by Orchard Supply estimated at $500,000.
                                 ------------
  The Notes offered by this Prospectus are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Notes will be made at
the offices of Lehman Brothers Inc., New York, New York, on or about    , 1994.
                                 ------------

LEHMAN BROTHERS
                           JEFFERIES & COMPANY, INC.
                                                           MONTGOMERY SECURITIES
   , 1994

                                 [COMPANY LOGO]

[MAP OF CALIFORNIA]                               [PHOTO 1]
Existing Stores,                                  Store located in Salinas,
Distribution Center and                           California.
Expected 1994 Store
Openings
                                                  [PHOTO 2]
                                                  Quick and easy check
                                                  out.
[PHOTO 4]                                         [PHOTO 3]
Extensive selection of                            Orchard offers a broad range
striking tools and                                of quality plants, shrubs
replacement handles.                              and bedding plants.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the Notes thereto) appearing elsewhere in this Prospectus. As used in this Prospectus, the term "Orchard Holding" refers to Orchard Supply Hardware Stores Corporation, a Delaware corporation, the term "Orchard Supply" refers to its wholly owned subsidiary, Orchard Supply Hardware Corporation, a Delaware corporation, and unless the context indicates otherwise, the terms "Company" and "Orchard" refer to Orchard Holding and Orchard Supply and its predecessor company. Unless otherwise indicated, as used in this Prospectus all references to a fiscal year shall mean the fiscal year of the Company which commences in such year (for example, the fiscal year commencing January 27, 1992 and ending January 31, 1993 is referred to herein as fiscal 1992).

                                  THE COMPANY

  Orchard, founded in 1931, operates 43 hardware superstores which average approximately 40,000 square feet of interior and exterior selling space. All of the Company's current stores are located in Northern and Central California. Orchard primarily targets the "fix-it" homeowner focused on repair and maintenance projects and is positioned in a unique niche between small, high-priced independent hardware retailers and large warehouse home center chains. Orchard strives to offer the service and convenience of a "mom and pop" hardware store and a greater depth and breadth of "fix-it" products in its core product categories than the large warehouse home center chains.

  Orchard's business strategy is to provide a broad merchandise selection, outstanding service, convenient, well organized stores and fair everyday pricing, thereby encouraging its customers to perceive Orchard as the primary destination for their "fix-it" needs.

  Broad Selection. Orchard offers a wide selection of brand name and private label merchandise, including many products not carried by its competitors, in its core areas of hardware, plumbing, electrical and garden and nursery. Orchard's stores carry approximately 45,000 stock keeping units ("SKUs") and maintain a high in stock position (98% on average) to ensure the availability of its merchandise to customers. This breadth of selection contrasts with the Company's warehouse competitors, which typically carry only 25,000 to 33,000 SKUs.

  High Levels of Customer Service. The Company is committed to furnishing outstanding levels of customer service through knowledgeable, well trained personnel and a number of value-added services. These services include pick-up stations at each location, a proprietary credit card and "how-to" fairs.

  Convenient, Well Organized Stores. Orchard currently operates 43 conveniently located stores. Orchard stores have low profile shelving, descriptive signs and efficient check-out stations which provide customers an attractive shopping environment and the ability to get in and out of the store quickly. The Company's stores follow a standard merchandise layout and maintain a consistent appearance.

  Value Pricing. The Company provides the customer with value through a combination of broad merchandise selection, outstanding service, convenient, well organized stores and fair everyday pricing. Fair everyday pricing entails competitive pricing on high visibility, high volume products and higher margins on other products which in many cases are not carried by competitors.

  Consistent with the Company's expansion strategy to increase market share in existing markets and to open stores in attractive new markets, the Company announced on November 9, 1993 its intent to acquire nine former Builders Emporium store sites (the "Expansion"). The Company completed the acquisition of six of these sites (Pasadena, Burbank, Van Nuys and Hollywood in metropolitan Los Angeles, and Pismo Beach and Redding in Central and Northern California, respectively) on November 16, 1993 and completed the acquisition of the remaining three sites (South Pasadena and West Los Angeles in metropolitan Los Angeles and Goleta in Central California) on December 22, 1993. All nine Expansion stores will be converted into the Orchard format and are expected to open in the second quarter of fiscal 1994. The Expansion store sites are proven retail hardware locations and include seven of the top eight sales volume stores in the Builders Emporium chain. The Company plans to finance the Expansion from a portion of the estimated net proceeds from the Offering. See "Investment Considerations--Expansion Program," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Building on its current 43 store base, the Company intends to open 14 stores in fiscal 1994, including the nine Expansion stores, six of which will be located in metropolitan Los Angeles. The remaining five new stores for fiscal 1994 will be located in Northern and Central California. Management believes that the metropolitan Los Angeles market, one of the largest do-it-yourself ("DIY") markets in the United States, presents an attractive opportunity for the broad selection, high service Orchard format, particularly in light of the recent liquidation of the Builders Emporium chain which operated approximately 40 DIY stores in metropolitan Los Angeles. In fiscal 1995, the Company plans to open five to ten new stores, the majority of which are expected to be in metropolitan Los Angeles. The Company believes it has the potential to expand to a total of 70 stores in Northern and Central California and 45 stores in metropolitan Los Angeles and Orange County.

                             THE EQUITY INVESTMENT

  In order to improve the Company's capital structure and to enhance its financial flexibility, Orchard Holding has entered into an agreement (the "Preferred Stock Agreement") to sell 800,000 shares of 6% Cumulative Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock"), with an aggregate liquidation preference of $20.0 million (the "Preferred Stock Offering") to an affiliate of Freeman Spogli & Co. ("FS&Co."). The Preferred Stock Agreement contains certain customary conditions to closing which will be eliminated upon the closing of the Offering, at which time the purchase of the Preferred Stock will become unconditional. The aggregate net proceeds of $19.3 million will be contributed as common equity to Orchard Supply to fund the redemption of Orchard Supply's outstanding 14.5% Senior Subordinated Discount Notes (the "14.5% Subordinated Notes") at their stated redemption price of 107.25% of the principal amount thereof. The purchase of the Preferred Stock will be consummated not later than the time the proceeds are needed to fund the redemption of the 14.5% Subordinated Notes. After giving effect to the Preferred Stock Offering, FS&Co. through its affiliates will own approximately 48.4% of the outstanding Common Stock (assuming full conversion of the Preferred Stock). See "Certain Transactions" and "Description of Capital Stock--Preferred Stock."

                                   BACKGROUND

  The Company is the successor to the Orchard Supply Hardware division ("OSH" or the "Predecessor Company") of Wickes Companies, Inc. ("Wickes"). The Company acquired certain assets and liabilities of the Predecessor Company in May 1989 in a transaction (the "1989 Transaction") organized by FS&Co. The Company completed its initial public offering of 3,800,000 shares of Common Stock (the "Initial Public Offering") in April 1993 and immediately thereafter reclassified its Series A Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), into Common Stock (the "Reclassification"). In November 1993, in connection with the Expansion, Orchard Supply increased its borrowing capacity under its revolving credit facility (the "Financing Agreement") to $40.0 million from $20.0 million to finance the purchase of the nine Expansion store sites. The Company intends to reduce its credit line to $20.0 million following the application of the proceeds of this Offering.

                                  THE OFFERING

Securities Offered......  $100.0 million principal amount of    % Senior Notes
                          due 2002.

Interest Payment Dates..      and    , commencing   , 1994.

Maturity Date...........     , 2002.

Sinking Fund............  None.

Optional Redemption.....  The Notes will be redeemable at the option of Orchard
                          Supply, in whole or in part, on or after    , 1998,
                          at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. See "Description of Notes--Redemption."

Ranking.................  The Notes will be senior unsecured obligations of Or-
                          chard Supply. The Notes will be senior to all subor-dinated indebtedness of Orchard Supply and will rank pari passu in right of payment with all senior in-debtedness of Orchard Supply. As of October 31, 1993, the aggregate amount of senior indebtedness of Or-chard Supply, as adjusted to give effect to the ap-plication of the estimated net proceeds from this Of-fering, would have been approximately $139.7 million.

Parent Guarantee........  The Notes will be unconditionally guaranteed on a se-
                          nior unsecured basis by Orchard Holding.

Change of Control.......  Upon the occurrence of a Change of Control (as de-
                          fined herein), each holder of the Notes will have the option to cause Orchard Supply to repurchase such holder's Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the date of repurchase. There can be no assurance that Orchard Supply would have sufficient funds to satisfy its obligations to repurchase Notes upon a Change of Control. See "Investment Considerations-- Exercise of Change of Control Rights" and "Descrip-tion of Notes--Certain Covenants of Orchard Supply-- Repurchase of Notes Upon Change of Control."

Certain Covenants.......  The Indenture under which the Notes will be issued will contain certain restrictive covenants that, among other things, will limit the ability of Orchard Supply to incur additional Indebtedness (as defined herein), create liens, issue preferred stock of sub-sidiaries, pay dividends, repurchase capital stock, make certain other Restricted Payments (as defined herein), engage in transactions with affiliates, sell assets, engage in sale and leaseback transactions and engage in mergers or consolidations. See "Description of Notes--Certain Covenants of Orchard Supply."

Use of Proceeds.........  Orchard Supply will use the estimated net proceeds from the issuance of the Notes as follows: (i) ap-proximately $30.9 million to retire Orchard Supply's 9% senior notes due 1997 (the "Old Senior Notes") at their stated redemption price of 103.0% of the prin-cipal amount thereof, (ii) $20.0 million to repay ad-ditional borrowings under the Financing Agreement used to finance the Expansion, (iii) $35.0 million to fund additional investments required to open the nine Expansion stores and (iv) the remainder for general corporate purposes. See "Use of Proceeds."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

  The summary consolidated historical financial information presented below should be read in conjunction with the Consolidated Financial Statements and Condensed Consolidated Financial Statements of the Company and related Notes thereto, "Capitalization," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                           PREDECESSOR COMPANY                                THE COMPANY(1)
                         ----------------------- ------------------------------------------------------------------------
                                     FOUR MONTHS EIGHT MONTHS             YEAR ENDED                 NINE MONTHS ENDED
                         YEAR ENDED     ENDED       ENDED     ----------------------------------- -----------------------
                         JANUARY 28,   MAY 27,   JANUARY 28,  JANUARY 27, JANUARY 26, JANUARY 31, OCTOBER 25, OCTOBER 31,
                            1989        1989         1990        1991        1992        1993        1992        1993
                         (52 WEEKS)  (17 WEEKS)   (35 WEEKS)  (52 WEEKS)  (52 WEEKS)  (53 WEEKS)  (39 WEEKS)  (39 WEEKS)
                         ----------- ----------- ------------ ----------- ----------- ----------- ----------- -----------
                                                        (IN THOUSANDS, EXCEPT STORE DATA)         (UNAUDITED) (UNAUDITED)
INCOME STATEMENT DATA:
Sales..................   $255,541    $ 91,757     $194,759    $299,924    $308,562    $346,158    $259,365    $280,455
Gross margin(2)(3).....     89,418      31,446       52,834     108,109     109,510     121,559      90,034      99,826
Operating expenses(2)..     74,223      25,261       57,411      88,444      91,296      99,944      72,562      79,022
Pre-opening expenses...        559         177          869         579       1,192         924         910       1,713
Operating income
 (loss)................     14,636       6,008       (5,446)     19,086      17,022      20,691      16,562      19,091
Interest expense(4)....        310          99       10,658      15,160      14,773      16,725      12,376       9,096
Write-off of deferred
 financing charges.....        --          --         2,157         --          --          --          --          --
Income (loss) before
 provision for income
 taxes.................     14,326       5,909      (18,261)      3,926       2,249       1,959       2,179       9,995
Income (loss) before
 extraordinary
 items(5)..............      8,350       3,462      (18,261)      2,259       1,278       1,093       1,245       9,995
Extraordinary items(5).        --          --           --        1,667         971        (200)        934      (5,363)
Net income (loss)......      8,350       3,462      (18,261)      3,926       2,249         893       2,179       4,632
Preferred stock
 dividends(6)..........        --          --         1,780       3,046       3,446       4,208       3,031         814
Net income (loss)
 available to common
 stock.................   $  8,350    $  3,462     $(20,041)   $    880    $ (1,197)   $ (3,315)   $   (852)   $  3,818
OTHER DATA:
EBITDA(7)..............   $ 19,769    $  7,733     $ (1,276)   $ 25,371    $ 23,115    $ 26,731    $ 21,123    $ 23,648
Depreciation and
 amortization(8).......      5,133       1,725        4,757       7,153       6,998       7,080       5,383       5,062
Capital
 expenditures(9).......      4,890       2,535        2,722      10,999      19,675       4,318       2,466       7,704
Comparable store sales
 growth................        2.9%        5.2%         8.8%        1.9%      (1.3)%        5.3%        4.6%        3.2%
Number of stores (at
 end of period)........         30          31           33          34          37          39          39          43
Ratio of EBITDA to cash
 interest
 expense(7)(10)........       63.8x       78.1x         --          2.2x        2.2x        1.9x        2.1x        2.8x
Ratio of EBITDA to cash
 interest expense and
 preferred stock
 dividends(6)(7)(10)...       63.8x       78.1x         --          1.7x        1.6x        1.5x        1.6x        2.5x
BALANCE SHEET DATA:
Working capital........   $ 35,867    $ 35,082     $ 32,227    $ 34,090    $ 44,649    $ 52,274    $ 54,359    $ 56,282
Total assets...........    149,921     153,242      165,215     175,549     198,463     197,996     199,825     207,757
Long-term debt and
 capital leases........      2,783       2,684      109,056     111,648     125,892     130,374     130,855      85,173
Stockholders' equity...    112,816     112,940        7,499      11,432      13,628      14,848      15,791      65,632

                                                   (See Notes on following page)

              NOTES TO SUMMARY CONSOLIDATED FINANCIAL INFORMATION

 (1) On May 27, 1989, the Company acquired substantially all of the assets and assumed certain liabilities of the Predecessor Company from Wickes in the 1989 Transaction which was accounted for as a purchase transaction.

 (2) The Predecessor Company incurred certain expenses for legal services, audit and tax services and employee benefits administration which were paid by Wickes prior to the 1989 Transaction. In addition, increases in real estate taxes and insurance expenses have occurred as a result of the 1989 Transaction. These expenses, which are estimated by management to be approximately $0.6 million annually, are not reflected in the historical financial information prior to May 27, 1989 set forth herein, but are included in the historical financial statements for subsequent periods. Operating results for all periods subsequent to the 1989 Transaction include charges associated with the purchase accounting adjustments recorded as a result of the 1989 Transaction. These charges include the amortization of goodwill and other intangible assets, the income effect related to the initial carrying value of inventories and increased depreciation resulting from the adjustment of the carrying values of depreciable property to estimated fair values at the acquisition dates.

 (3) In the 1989 Transaction, the Company allocated the purchase price of the acquired assets and liabilities to reflect their relative fair market values. In connection with the allocation, the Company valued its inventories at amounts equal to selling prices less a reasonable profit allowance for selling efforts, which resulted in an inventory valuation which exceeded the pre-acquisition basis in the Company's inventory by $16.7 million. The carrying amount of inventory as of the acquisition date has been charged to cost of goods sold during the eight-month period ended January 28, 1990.

 (4) Data includes non-cash amortization of deferred financing costs and original issue discount related to debt incurred in the 1989 Transaction and subsequent refinancings.


 (5) Extraordinary items include: (i) the loss on extinguishment of debt resulting from the premium paid for the partial redemption of the 14.5% Subordinated Notes at 109.06% of the principal amount thereof and the write-off of deferred financing costs in connection therewith pursuant to the Initial Public Offering, (ii) the loss on extinguishment of debt resulting from the write-off of deferred financing costs in connection with the refinancing in fiscal 1992 of the indebtedness incurred pursuant to the Company's senior credit facility and (iii) the realization of income tax benefits from net operating loss carryforwards.


 (6) Preferred stock dividends reflect dividends earned on the Series A Preferred Stock prior to the Reclassification which occurred in April 1993. Prior to April 1993, no preferred stock dividends had been declared. In April 1993, all previously earned dividends were declared and paid. The payment consisted of a cash payment of $2.5 million and the settlement of the remaining dividends through the issuance of additional shares of Series A Preferred Stock. The shares of Series A Preferred Stock were then converted into shares of Common Stock pursuant to the Reclassification. In addition, preferred stock dividend requirements of $1.2 million annually will be applicable upon the consummation of the Preferred Stock Offering.


 (7) EBITDA represents net income before taking into consideration interest expense, income tax expense, extraordinary items, the write-down in carrying value of assets held for disposal, depreciation and amortization expense. EBITDA is presented as an alternative measure of the Company's financial condition. This data is not intended to be substituted for net income as a measure of the Company's profitability.

 (8) Data includes non-cash amortization of deferred financing costs related to debt incurred in the 1989 Transaction and subsequent refinancings.

 (9) Amounts for the years ended January 27, 1991 and January 26, 1992 include capital expenditures for the new warehouse facility of $5.1 million and $14.3 million, respectively.

(10) Cash interest expense excludes non-cash amortization of deferred financing costs and original issue discount in the amounts of $1.8 million, $3.6 million, $4.1 million, $2.7 million, $2.5 million and $0.6 million for the eight month period ended January 28, 1990, the year ended January 27, 1991, the year ended January 26, 1992, the year ended January 31, 1993, the nine month period ended October 25, 1992 and the nine month period ended October 31, 1993, respectively.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following summary unaudited pro forma financial data has been derived from and should be read in conjunction with the Unaudited Pro Forma Financial Data included elsewhere in this Prospectus and has been prepared by the Company based on certain adjustments to the Consolidated Financial Statements of the Company which are included elsewhere in this Prospectus. The pro forma amounts reflect adjustments for the Initial Public Offering, the Reclassification, the Preferred Stock Offering and the Offering as if such transactions had occurred as of the beginning of the period presented for income statement data and other data and as of October 31, 1993 (with the exception of the Initial Public Offering and Reclassification which occurred on April 6, 1993) for balance sheet data.

  The pro forma financial data does not purport to present the financial position and results of operations of the Company had the Initial Public Offering, the Reclassification, the Preferred Stock Offering and the Offering and the application of the net proceeds therefrom actually occurred as of such dates, nor is it necessarily indicative of the results of operations that may be achieved in the future. The pro forma amounts presented do not reflect the anticipated operating results of the Expansion stores.

                                                         YEAR      NINE MONTHS
                                                         ENDED        ENDED
                                                      JANUARY 31,  OCTOBER 31,
                                                         1993         1993
                                                      ----------- -------------
                                                           (IN THOUSANDS)
INCOME STATEMENT DATA:
Sales...............................................   $346,158   $     280,455
Gross margin........................................    121,559          99,826
Operating expenses..................................     99,944          79,022
Pre-opening expenses................................        924           1,713
Operating income....................................     20,691          19,091
Write-down in carrying amount of asset held for
 disposal...........................................      2,007             --
Interest expense(1).................................     14,115          10,292
Income before provision for income taxes(2).........      4,569           8,799
Income before extraordinary items(3)................      2,656           8,799
Preferred stock dividends(4)........................      1,200             900
Income before extraordinary items available to
 common stock(3)....................................      1,456           7,899
OTHER DATA:
EBITDA(5)...........................................   $ 26,731   $      23,648
Ratio of EBITDA to cash interest expense(6).........        2.0x
Ratio of EBITDA to cash interest expense and
 preferred stock dividends(6).......................        1.8x
- -----------
- -
Ratio of LTM EBITDA to LTM cash interest expense(6).                        2.2x
Ratio of LTM EBITDA to LTM cash interest expense and
 preferred stock dividends(6).......................                        2.0x
                                                                   OCTOBER 31,
                                                                      1993
                                                                  -------------
BALANCE SHEET DATA:                                               (IN THOUSANDS)
Working capital(7)..................................              $     102,102
Total assets(8).....................................                    274,846
Long-term debt and capital leases(9)................                    137,100
Stockholders' equity(10)............................                     80,794

                                                   (See Notes on following page)

              NOTES TO SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

 (1) The unaudited pro forma financial data reflects: (i) a decrease in interest expense which results from the application of the net proceeds of the Initial Public Offering to redeem approximately $44.7 million aggregate principal amount of 14.5% Subordinated Notes which offset an increase in interest resulting from the borrowings under the Financing Agreement to finance the $2.5 million cash dividend on the Series A Preferred Stock; (ii) the reduced interest expense resulting from the application of the net proceeds from the Preferred Stock Offering to redeem the remaining $19.3 million principal amount of the 14.5% Subordinated Notes; (iii) the increased interest costs resulting from the Notes (assuming an interest rate of 9.0%); (iv) the increased interest expense associated with the $1.0 million mortgage debt assumed pursuant to the Expansion; and (v) the reduced interest costs resulting from the use of a portion of the proceeds from the Offering to retire the Old Senior Notes.

 (2) As of February 1, 1993, the Company adopted SFAS 109. If SFAS 109 had been adopted retroactively, the income tax provision for the year ended January 31, 1993 would have been zero due to the effective tax rate of zero applicable to the Company. Such rate reflects available net operating loss carry forwards for which a valuation allowance exists.

 (3) Extraordinary items include: (i) the loss on extinguishment of debt resulting from the premiums paid or to be paid for the redemptions of the 14.5% Subordinated Notes and the Old Senior Notes, (ii) the loss on extinguishment of debt resulting from the write-off of deferred financing costs in connection with the redemptions of the 14.5% Subordinated Notes and the Old Senior Notes, the reduction in the credit facility under the Financing Agreement and the refinancing in fiscal 1992 of the revolving credit agreement and (iii) the realization of income tax benefits from net operating loss carryforwards in fiscal 1992. The redemption of the 14.5% Subordinated Notes is assumed to have occurred with the call premium amounts actually paid or payable (9.06% on the principal amount of $44.7 million and 7.25% on the remaining principal amount of $19.3 million). Had the amounts actually been redeemed at the beginning of the periods presented, the call premiums would have been the contractually specified amounts on the applicable dates.


 (4) Pro forma adjustments reflect the elimination of the earned dividends on the Series A Preferred Stock offset by dividends earned on the Preferred Stock.

 (5) EBITDA represents net income before taking into consideration interest expense, income tax expense, extraordinary items, the write-down in carrying value of assets held for disposal, depreciation and amortization expense. EBITDA is presented as an alternative measure of the Company's financial condition. This data is not intended to be substituted for net income as a measure of the Company's profitability.

 (6) Pro forma cash interest expense excludes non-cash amortization of deferred financing costs in the amount of $0.7 million and $0.7 million for the year ended January 31, 1993 and the 12 months ("LTM") ended October 31, 1993.

 (7) Pro forma amounts reflect (i) the use of internal cash available of $1.5 million to pay the call premium of $1.4 million and a portion of the transaction-related costs, and (ii) the estimated cash remaining after the application of proceeds as described in "Use of Proceeds."

 (8) Pro forma amounts reflect the items discussed in Note 7 above, as well as
     (i) the write-off of deferred financing costs totaling $0.5 million due to the redemption of the remaining $19.3 million principal amount of the 14.5% Subordinated Notes, (ii) the acquisition of the store sites pursuant to the Expansion at a purchase price of $19.7 million, (iii) the addition of estimated deferred financing costs totaling $3.0 million related to the Notes, and (iv) the write-off of deferred financing costs totaling $0.9 million due to the retirement of the Old Senior Notes.

 (9) Reflects the revised capitalization arising from the Preferred Stock Offering and the Offering--see "Capitalization."

(10) Reflects the net proceeds of $19.3 million from the Preferred Stock Offering partially offset by extraordinary charges of $4.1 million. See
     Note 3 above.

                           INVESTMENT CONSIDERATIONS

  Prospective investors should consider carefully, in addition to other information contained in this Prospectus, the following factors before purchasing the Notes offered hereby.

EXPANSION PROGRAM

  The Company currently operates 43 hardware superstores located in Northern and Central California. The Company has acquired nine former Builders Emporium store sites, including six in metropolitan Los Angeles, with planned openings in the spring of 1994. The Company expects to open five additional stores in Northern and Central California during fiscal 1994 and an additional five to ten stores, mostly in metropolitan Los Angeles, in fiscal 1995. This compares to four store openings completed by the Company in fiscal 1993.

  The Company's ability to execute its expansion plans will depend to a great extent on the Company's ability to obtain acceptable store sites and open them on a timely basis. The Company may encounter substantial delays, increased expenses or loss of potential sites due to the complexities associated with the regulatory and permitting processes involved in opening retail stores. The Company's expansion will further depend on its ability to obtain financing, to complete tenant improvements in a timely manner, to hire and train competent store managers and staff and to integrate these employees and new stores into its overall systems and operations. The Company's future sales and earnings may be adversely affected if it is unable to execute its store opening program.

  The Company believes that the Expansion and its entry into metropolitan Los Angeles, one of the largest DIY markets in the United States, presents an attractive growth opportunity. However, the success of the Company's expansion into this new market area will depend to a significant degree on its ability to achieve name recognition in a large and complex market and to reach acceptable sales volumes in its new stores to recover higher than average start-up, marketing and distribution costs. The Company anticipates that it will incur for each of the six metropolitan Los Angeles Expansion stores pre-opening expenses of approximately $850,000. The Company expects that for its subsequent metropolitan Los Angeles stores, pre-opening expenses will average approximately $600,000 (compared to $450,000 in its Northern and Central California markets). The Los Angeles media market is more expensive than Northern and Central California, and Orchard will initially lack the store concentration it enjoys in its existing markets. Accordingly, the Company expects to incur substantially higher marketing costs per store, and there can be no assurance that the Company will be able to reduce these costs over time. In addition, metropolitan Los Angeles is approximately 350 miles from the Company's Tracy, California distribution center, which will result in higher transportation costs, and there can be no assurance that the Company will achieve the number of stores in this area necessary to support a local distribution center.

  To achieve the desired economies in distribution and advertising and to establish critical market presence, the Company believes it is necessary to open more stores in metropolitan Los Angeles in addition to the six Expansion stores. Due to the high density and level of commercial development prevalent in metropolitan Los Angeles, the Company may experience difficulties in identifying suitable locations at acceptable prices which may delay the Company's store opening program. Moreover, the metropolitan Los Angeles market is large and complex and there can be no assurance that these new stores will be profitable, or as to their level of profitability.

  As the Company accelerates its store opening program, it will incur additional pre-opening costs as well as higher operating costs as a percentage of sales in its new stores, thereby adversely affecting overall margins until the new stores achieve sales maturity. This effect will initially be magnified due to the additional operating costs in its Expansion stores. Orchard's stores typically have an operating loss in the fiscal year in which they commence operations, due primarily to the stores' pre-opening expenses. In the subsequent fiscal year, a new store is generally profitable before allocation of overhead expenses not directly related to the store. While this has been the Company's historical experience, no assurance can be given that similar store level profitability will be achieved in connection with future new stores. Sales in an existing store may be adversely affected by the opening of a new Orchard store within the same market; however, these new stores are intended to increase overall market penetration and customer convenience.

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Expansion Strategy."

COMPETITION

  The retail hardware business is highly competitive, and some of the Company's competitors have substantially greater resources than the Company. The Company competes with numerous warehouse home center chains, traditional home improvement centers and local independent retailers. Management believes that the warehouse home center chains, including HomeBase (formerly Home Club, Inc.) and The Home Depot, Inc. ("Home Depot"), are its primary competitors. Since 1984, when the first warehouse home center was opened in Orchard's markets, HomeBase and Home Depot have opened and currently operate 12 and 21 stores, respectively, in the Company's Northern and Central California markets. As of October 31, 1993, the Company estimates that 32 Orchard stores competed with warehouse operators. Management believes that the competitive situation in metropolitan Los Angeles is substantially similar to the highly competitive environment of Orchard's existing Northern and Central California markets. Management believes that HomeBase and Home Depot currently operate approximately 12 and 17 stores, respectively, in metropolitan Los Angeles and that three of the six metropolitan Los Angeles Expansion stores will be in direct competition with two HomeBase stores and two Home Depot stores. See "Business--Competition."

SEASONALITY AND SENSITIVITY TO WEATHER

  The Company's results of operations exhibit some degree of seasonality. During the three years ended January 31, 1993, approximately 28% of the Company's annual sales and approximately 37% to 43% of its annual operating income were generated in the second fiscal quarter. This is due primarily to increased sales during this quarter of garden, nursery and related products. Sales in the second quarter of the fiscal year generate a substantial percentage of the Company's annual operating income; therefore, any adverse impact on second quarter sales and profitability has a disproportionate effect on the Company's financial results for that year. Conversely, during the three years ended January 31, 1993, approximately 24% of the Company's annual sales and approximately 13% to 18% of its annual operating income were generated in the fourth fiscal quarter, due primarily to lower sales of garden, nursery and related products during this quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 12 to Consolidated Financial Statements for certain quarterly financial information.

  Sales of garden and nursery products, which comprised 26.6% of the Company's total sales in fiscal 1992, can be negatively impacted by adverse weather conditions, particularly during the spring gardening season. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations."

COMPARABLE STORE SALES

  The Company's historical comparable store sales have been affected by a variety of factors, including consumer confidence, promotional marketing efforts, the maturation of new stores, weather conditions and the opening of competing stores. In fiscal 1990, comparable store sales increased by only 1.9% and in fiscal 1991, comparable store sales decreased by 1.3%. Although comparable store sales increased by 5.3% for fiscal 1992 and by 3.2% through the third quarter of fiscal 1993, there can be no assurance that the Company will achieve similar increases in the future. Competing store openings, current economic conditions and comparison to last year's fourth quarter which experienced a strong 7.9% comparable store sales gain are expected to have a negative impact on fourth quarter 1993 comparable store sales. See "Selected Consolidated

Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

REGIONAL ECONOMY

  The economy in California as a whole is suffering from the effects of a prolonged recession. Areas of Southern California, including metropolitan Los Angeles, have been especially hard hit by the recession. If the current weakness in California's economy continues or increases, there may be an adverse impact on the Company's sales and profitability and the ability of the Company to expand at the planned rate.

LEVERAGE AND CERTAIN RESTRICTIONS IMPOSED BY LENDERS

  The Company is, and after the completion of the Offering will continue to be, highly leveraged. After giving effect to the Preferred Stock Offering, the Offering and the application of the estimated net proceeds therefrom, as of October 31, 1993, the Company's ratio of long-term debt to stockholders' equity would have been approximately 1.7:1 and the Company's long-term debt as a percentage of total capitalization would have been 63%. See "Capitalization." The Company's operating results have been and will continue to be impacted by significant fixed charges related to its indebtedness and dividends with respect to its preferred stock. The debt instruments of Orchard Supply contain financial and operating covenants including, among other things, requirements that the Company maintain certain financial ratios and satisfy certain financial tests and limitations on the Company's ability to make capital expenditures, to incur other indebtedness and to pay dividends. If the Company fails to comply with the various covenants, the lenders will be able to either accelerate the maturity of or cause the Company to repurchase the applicable indebtedness. See "Terms of Continuing Debt Instruments."

  The degree to which the Company is leveraged and the terms governing Orchard Supply's indebtedness, including restrictive covenants and events of default, could have important consequences to holders of the Notes, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to service its indebtedness; (ii) the Company may be more leveraged than other providers of similar products and services, which may place the Company at a competitive disadvantage; and (iii) the Company's leverage could make it more vulnerable to changes in general economic conditions. Assuming that the Company successfully completes the Preferred Stock Offering and the Offering, the Company believes that funds from operations, together with borrowings under the Financing Agreement and financings through operating leases, will be adequate to fund the Company's operating requirements and capital expenditure program and meet its debt and dividend obligations through at least fiscal 2000. However, unexpected declines in the Company's future business, increases in interest rates, or the inability to borrow additional funds for its operations if and when required could impair the Company's ability to meet its debt service obligations and, therefore, could have a materially adverse effect on the Company's business and future prospects. No assurance can be given that additional debt or equity funds would be available if needed or, if available, on terms which are favorable to the Company. See "Capitalization," "Unaudited Pro Forma Financial Data," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Notes" and "Terms of Continuing Debt Instruments."

TRADING MARKET FOR NOTES

  There is no existing market for the Notes. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. The Company does not intend to apply for the listing of the Notes on any securities exchange. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the price such holders would receive upon the sale of their Notes. If such a market were to develop, the Notes could trade at prices that may be lower than the initial offering price thereof, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar debt securities.

CONTROL OF THE COMPANY

  Orchard Supply is a wholly-owned subsidiary of Orchard Holding. Presently, the Boards of Directors of Orchard Holding and Orchard Supply are identical, and six of the eight members of each are affiliated with FS&Co. or management. FS&Co. currently controls through affiliates the power to vote 38.9% (48.4% if the proposed Preferred Stock is fully converted) of the outstanding shares of Common Stock of the Company. As a result, FS&Co. may effectively control the Company's management policy and financing decisions and may have the power to elect the Board of Directors; however, all major corporate transactions including certain mergers and acquisitions, sales of substantially all assets of the Company or going private transactions require approval of a majority of the Company's outstanding stock entitled to vote thereon (other than transactions subject to Section 203 of the Delaware General Corporation Law). FS&Co. does not control such stockholder approval. See "Management," "Principal Stockholders" and "Description of Notes--Certain Covenants of Orchard Supply-- Limitations on Transactions with Affiliates."

EXERCISE OF CHANGE OF CONTROL RIGHTS

  Upon the occurrence of a Change of Control, the holders of the Notes will have the right to require Orchard Supply to offer to purchase the Notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. A change of control would also trigger a repurchase right or default under all of Orchard Supply's other indebtedness. If a change of control occurs, Orchard Supply may not have sufficient resources to satisfy all of its repayment and repurchase obligations resulting therefrom and, in such event, the lenders will be able to accelerate the maturity of the applicable indebtedness.

                                  THE COMPANY

  Orchard, founded in 1931, operates 43 hardware superstores which average approximately 40,000 square feet of interior and exterior selling space. All of the Company's current stores are located in Northern and Central California. Orchard primarily targets the "fix-it" homeowner focused on repair and maintenance projects and is positioned in a unique niche between small, high-priced independent hardware retailers and large warehouse home center chains. Orchard strives to offer the service and convenience of a "mom and pop" hardware store and a greater depth and breadth of "fix-it" products in its core product categories than the large warehouse home center chains.

  Orchard's business strategy is to provide a broad merchandise selection, outstanding service, convenient, well organized stores and fair everyday pricing, thereby encouraging its customers to perceive Orchard as the primary destination for their "fix-it" needs.

  Broad Selection. Orchard offers a wide selection of brand name and private label merchandise, including many products not carried by its competitors, in its core areas of hardware, plumbing, electrical and garden and nursery. Orchard's stores carry approximately 45,000 stock keeping units ("SKUs") and maintain a high in stock position (98% on average) to ensure the availability of its merchandise to customers. This breadth of selection contrasts with the Company's warehouse competitors, which typically carry only 25,000 to 33,000 SKUs.

  High Levels of Customer Service. The Company is committed to furnishing outstanding levels of customer service through knowledgeable, well trained personnel and a number of value-added services. These services include pick-up stations at each location, a proprietary credit card and "how-to" fairs.

  Convenient, Well Organized Stores. Orchard currently operates 43 conveniently located stores. Orchard stores have low profile shelving, descriptive signs and efficient check-out stations which provide customers an attractive shopping environment and the ability to get in and out of the store quickly. The Company's stores follow a standard merchandise layout and maintain a consistent appearance.

  Value Pricing. The Company provides the customer with value through a combination of broad merchandise selection, outstanding service, convenient, well organized stores and fair everyday pricing. Fair everyday pricing entails competitive pricing on high visibility, high volume products and higher margins on other products which in many cases are not carried by competitors.

  Consistent with the Company's expansion strategy to increase market share in existing markets and to open stores in attractive new markets, the Company announced on November 9, 1993 its intent to acquire nine former Builders Emporium store sites. The Company completed the acquisition of six of these sites (Pasadena, Burbank, Van Nuys and Hollywood in metropolitan Los Angeles, and Pismo Beach and Redding in Central and Northern California, respectively) on November 16, 1993 and completed the acquisition of the remaining three sites (South Pasadena and West Los Angeles in metropolitan Los Angeles and Goleta in Central California) on December 22, 1993. All nine Expansion stores will be converted into the Orchard format and are expected to open in the second quarter of fiscal 1994. The Expansion store sites are proven retail hardware locations and include seven of the top eight sales volume stores in the Builders Emporium chain. The Company plans to finance the Expansion from a portion of the estimated net proceeds from the Offering. See "Investment Considerations--Expansion Program," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Building on its current 43 store base, the Company intends to open 14 stores in fiscal 1994, including the nine Expansion stores, six of which are located in metropolitan Los Angeles. The remaining five new stores for fiscal 1994 will be located in Northern and Central California. Management believes that the metropolitan Los Angeles market, one of the largest DIY markets in the United States, presents an attractive opportunity for the broad selection, high service Orchard format, particularly in light of the recent liquidation of the Builders Emporium chain which operated approximately 40 DIY stores in metropolitan Los Angeles. In fiscal 1995, the Company plans to open five to ten new stores, the majority of which are expected to be in metropolitan Los Angeles. The Company believes it has the potential to expand to a total of 70 stores in Northern and Central California and 45 stores in metropolitan Los Angeles and Orange County.

  The principal executive offices of the Company and Orchard Supply are located at 6450 Via Del Oro, San Jose, California 95119 and the telephone number is
(408) 281-3500.

                                USE OF PROCEEDS

  The net proceeds to Orchard Supply from the Offering are estimated to be approximately $97.0 million, after deducting the estimated underwriting discounts and offering expenses. Orchard Supply will use the estimated net proceeds of the Offering as follows: (i) $30.9 million to retire the Old Senior Notes at their stated redemption price of 103.0% of the principal amount thereof, (ii) $20.0 million to repay additional borrowings under the Financing Agreement used to finance the Expansion, (iii) $35.0 million to fund additional investments required to open the nine Expansion stores (consisting of capital expenditures of approximately $10.0 million for renovation and $9.0 million for furniture, fixtures and equipment; inventory of approximately $8.1 million (net of trade credit); pre-opening expenses of approximately $6.8 million; and estimated transaction costs relating to the Expansion of approximately $1.0 million) and (iv) the remainder for general corporate purposes. The indenture pursuant to which the Old Senior Notes were issued requires 30 days' notice to redeem the Old Senior Notes; therefore, the Old Senior Notes will be called for redemption promptly following the closing of the Offering and will be redeemed 30 days thereafter. The Old Senior Notes bear interest at the rate of 9.0% per annum, payable semi-annually, and have a final maturity date of July 1, 1997. The Financing Agreement provides for a total credit facility of up to $40.0 million, with an $8.0 million sublimit for guarantees of letters of credit. Amounts outstanding under the Financing Agreement bear interest, at the election of the Company, at a defined prime rate plus 1.0% or at a defined London Interbank Offered Rate plus 3.25%. See "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Terms of Continuing Debt Instruments--Description of the Financing Agreement."

                                 CAPITALIZATION

  The following table sets forth the consolidated short-term debt and capitalization of the Company as of October 31, 1993. The as adjusted for Preferred Stock amounts reflect the anticipated sale of 800,000 shares of Preferred Stock and the redemption of the 14.5% Subordinated Notes with the proceeds therefrom. The pro forma as adjusted amounts reflect (i) the items set forth in the as adjusted for Preferred Stock column and (ii) the sale of the Notes pursuant to the Offering in the principal amount of $100.0 million and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" and the assumption of mortgage debt of $1.0 million in the Expansion. See "Unaudited Pro Forma Financial Data."

                                                       OCTOBER 31, 1993
                                                -------------------------------
                                                          AS ADJUSTED
                                                              FOR     PRO FORMA
                                                           PREFERRED     AS
                                                 ACTUAL      STOCK    ADJUSTED
                                                --------  ----------- ---------
                                                        (IN THOUSANDS)
Short-term debt(1):
  Current portion of capitalized leases and
   long-term debt.............................. $    748   $    748   $    748
  Notes payable................................    1,872      1,872      1,872
                                                --------   --------   --------
    Total short-term debt...................... $  2,620   $  2,620   $  2,620
                                                ========   ========   ========
Long-term debt:
   % senior notes due 2002..................... $    --    $    --    $100,000
  Mortgage financing(2)........................   34,542     34,542     35,535
  9% senior notes due 1997.....................   29,744     29,744        --
  14.5% subordinated notes due 1999............   19,322        --         --
  Obligations under capitalized leases.........    1,565      1,565      1,565
                                                --------   --------   --------
    Total long-term debt.......................   85,173     65,851    137,100
                                                --------   --------   --------
Stockholders' equity:
  Preferred Stock $.01 par value; liquidation
   preference of $25.00 per share: 2,000,000
   shares authorized, no shares issued and out-
   standing actual; 800,000 shares issued and
   outstanding, as adjusted for Preferred Stock
   and pro forma as adjusted(3)................      --      20,000     20,000
  Common Stock $.01 par value: 8,000,000 shares
   authorized, 6,933,693 shares issued,
   6,929,973 shares outstanding(4).............       69         69         69
  Additional paid-in capital(5)................   72,299     71,549     71,549
  Less: notes receivable from sale of capital
   stock.......................................     (175)      (175)      (175)
  Accumulated deficit(6).......................   (6,561)    (8,479)   (10,649)
                                                --------   --------   --------
    Total stockholders' equity.................   65,632     82,964     80,794
                                                --------   --------   --------
      Total capitalization..................... $150,805   $148,815   $217,894
                                                ========   ========   ========

                                                   (See Notes on following page)

                            NOTES TO CAPITALIZATION

(1) At October 31, 1993, no borrowings were outstanding under the Financing Agreement. Effective November 15, 1993, the Company amended the Financing Agreement to provide for an additional $20.0 million in borrowings and immediately borrowed all of the additional $20.0 million for the Expansion. The $20.0 million is assumed to be repaid with a portion of the estimated net proceeds from the Offering, and, following the repayment, the Company intends to reduce its credit line to $20.0 million.
(2) See "Terms of Continuing Debt Instruments" for a discussion of existing mortgage financing.
(3) See "Description of Capital Stock" for a description of the Preferred Stock. The Preferred Stock is carried at its liquidation preference of $25.00 per share. See Note 5 below.

(4) Amounts do not include 160,506 shares issuable upon the exercise of stock options as of November 29, 1993, 79,669 shares issuable upon the exercise of outstanding warrants as of November 29, 1993 and shares which may be issuable upon conversion of the Preferred Stock. See "Description of Capital Stock--Preferred Stock."
(5) The as adjusted for Preferred Stock and pro forma as adjusted amounts reflect the reduction in additional paid-in capital resulting from the liquidation preference applicable to the Preferred Stock over the net proceeds of the Preferred Stock Offering.
(6) The as adjusted for Preferred Stock amounts reflect the extraordinary charges for the $1.4 million call premium and $0.5 million write-off of deferred financing costs associated with the redemption of the 14.5% Subordinated Notes at their stated redemption price of 107.25% of the principal amount thereof. The pro forma as adjusted amounts reflect the items set forth above in this Note 6 and the extraordinary charges for: (i) the $0.9 million call premium and $0.9 million write-off of deferred financing costs associated with the redemption of the Old Senior Notes at their stated redemption price of 103.0% of the principal amount thereof,
    (ii) the $0.3 million write-off of the remaining original issue discount on the Old Senior Notes and (iii) the $0.2 million write-off of deferred financing costs incurred to temporarily increase the available borrowings under the Financing Agreement.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data has been prepared by the Company based on certain adjustments to the Consolidated Financial Statements of the Company which are included elsewhere in this Prospectus. The pro forma amounts reflect adjustments for the Initial Public Offering, the Reclassification, the Preferred Stock Offering and the Offering as if such transactions occurred as of the beginning of the period presented for income statement data and other data and as of October 31, 1993 (with the exception of the Initial Public Offering and Reclassification which occurred on April 6,
1993) for balance sheet data. Initial Public Offering adjustments reflect the sale of 3,800,000 shares of Common Stock and the application of the net proceeds therefrom and the Reclassification, including the $2.5 million cash dividend on the Series A Preferred Stock. The Preferred Stock Offering adjustments reflect the anticipated sale of 800,000 shares of Preferred Stock and the application of the proceeds therefrom. The Offering adjustments reflect the issuance of the Notes in the principal amount of $100.0 million and the use of the estimated net proceeds therefrom as described in "Use of Proceeds."

  The pro forma financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the related Notes thereto contained elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma financial data is based on the assumptions and adjustments described above and in the accompanying Notes and does not purport to present the financial position and results of operations of the Company had the Initial Public Offering, the Reclassification, the Preferred Stock Offering and the Offering and the application of the net proceeds therefrom actually occurred as of such dates, nor is it necessarily indicative of the results of operations that may be achieved in the future. The pro forma amounts presented do not reflect the anticipated operating results of the Expansion stores.

                                          YEAR ENDED JANUARY 31, 1993
                                 -------------------------------------------------
                                                   ADJUSTMENTS
                                           ----------------------------
                                           INITIAL   PREFERRED
                                            PUBLIC     STOCK
                                  ACTUAL   OFFERING  OFFERING  OFFERING  PRO FORMA
                                 --------  --------  --------- --------  ---------
                                                 (IN THOUSANDS)
INCOME STATEMENT DATA:
Sales..........................  $346,158      --         --       --    $346,158
Cost of goods sold.............   224,599      --         --       --     224,599
                                 --------  -------    -------  -------   --------
  Gross margin.................   121,559      --         --       --     121,559
Operating expenses.............    99,944      --         --       --      99,944
Pre-opening expenses...........       924      --         --       --         924
                                 --------  -------    -------  -------   --------
  Operating income.............    20,691      --         --       --      20,691
Write-down in carrying amount
 of asset held for disposal....     2,007      --         --       --       2,007
Interest expense (1)...........    16,725  $(6,539)   $(2,907) $ 6,836     14,115
                                 --------  -------    -------  -------   --------
  Income before provision for
   income taxes................     1,959    6,539      2,907   (6,836)     4,569
Provision for income taxes (2).       866    2,622      1,166   (2,741)     1,913
                                 --------  -------    -------  -------   --------
  Income before extraordinary
   items (3)...................     1,093    3,917      1,741   (4,095)     2,656
Preferred stock dividends (4)..     4,208   (4,208)     1,200      --       1,200
                                 --------  -------    -------  -------   --------
  Income (loss) before
   extraordinary items
   available to common stock
   (3).........................  $ (3,115) $ 8,125    $   541  $(4,095)  $  1,456
                                 ========  =======    =======  =======   ========
OTHER DATA:
EBITDA (5).....................  $ 26,731                                $ 26,731
Ratio of earnings to fixed
 charges and preferred stock
 dividends (6).................                                               1.2x
Ratio of EBITDA to cash
 interest expense (7)..........                                               2.0x
Ratio of EBITDA to cash
 interest expense and preferred
 stock dividends (7)...........                                               1.8x

                              (See Pro Forma Income Statement Data, Other Data,
                               Balance Sheet Data and Notes on following pages)

                                       NINE MONTHS ENDED OCTOBER 31, 1993
                                 ------------------------------------------------
                                                  ADJUSTMENTS
                                          ----------------------------
                                          INITIAL   PREFERRED
                                           PUBLIC     STOCK
                                  ACTUAL  OFFERING  OFFERING  OFFERING  PRO FORMA
                                 -------- --------  --------- --------  ---------
                                                 (IN THOUSANDS)
INCOME STATEMENT DATA:
Sales........................... $280,455     --         --       --    $280,455
Cost of goods sold..............  180,629     --         --       --     180,629
                                 -------- -------    -------  -------   --------
 Gross margin...................   99,826     --         --       --      99,826
Operating expenses..............   79,022     --         --       --      79,022
Pre-opening expenses............    1,713     --         --       --       1,713
                                 -------- -------    -------  -------   --------
 Operating income...............   19,091     --         --       --      19,091
Interest expense(1).............    9,096 $(1,495)   $(2,172) $ 4,863     10,292
                                 -------- -------    -------  -------   --------
 Income before provision for
  income taxes..................    9,995   1,495      2,172   (4,863)     8,799
Provision for income taxes(2)...      --      --         --       --         --
                                 -------- -------    -------  -------   --------
 Income before extraordinary
  items(3)......................    9,995   1,495      2,172   (4,863)     8,799
Preferred stock dividends(4)....      814    (814)       900      --         900
                                 -------- -------    -------  -------   --------
 Income (loss) before
  extraordinary items available
  to common stock(3)............ $  9,181 $ 2,309    $ 1,272  $(4,863)  $  7,899
                                 ======== =======    =======  =======   ========
OTHER DATA:
EBITDA(5)....................... $ 23,648                               $ 23,648
Ratio of earnings to fixed
 charges and preferred stock
 dividends(6)...................                                             1.6x
- -------------------
- -
Ratio of LTM EBITDA to LTM cash
 interest
 expense(7).....................                                             2.2x
Ratio of LTM EBITDA to LTM cash
 interest
 expense and preferred stock
 dividends(7)...................                                             2.0x

                                                    OCTOBER 31, 1993
                                          ---------------------------------------
                                                      ADJUSTMENTS
                                                   -------------------
                                                   PREFERRED
                                                     STOCK
                                           ACTUAL  OFFERING   OFFERING  PRO FORMA
                                          -------- ---------  --------  ---------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (8)...................... $ 56,282 $ (1,473)  $ 47,293  $102,102
Total assets(9)..........................  207,757   (1,990)    69,079   274,846
Long-term debt and capital leases(10)....   85,173  (19,322)    71,249   137,100
Stockholders' equity(11).................   65,632   17,332     (2,170)   80,794


                                                  (See Notes on following pages)

                  NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

 (1) The Initial Public Offering adjustments reflect a decrease in interest expense resulting from the application of the net proceeds to redeem approximately $44.7 million aggregate principal amount of 14.5% Subordinated Notes which offset an increase in interest costs resulting from the borrowings under the Financing Agreement to finance the $2.5 million cash dividend on the Series A Preferred Stock. The Preferred Stock Offering adjustments reflect the reduced interest expense resulting from the redemption of the remaining $19.3 million principal amount of the 14.5% Subordinated Notes. The Offering adjustments reflect the increased interest costs resulting from the Notes (assuming an interest rate of 9.00%) and the interest expense associated with the $1.0 million mortgage debt assumed pursuant to the Expansion net of the reduced interest costs resulting from the use of a portion of the proceeds from the Offering to retire the Old Senior Notes.

   The following summarizes the net change in interest costs (in thousands):


                                                       NINE MONTHS ENDED
                                 YEAR ENDED    ---------------------------------
                              JANUARY 31, 1993 OCTOBER 25, 1992 OCTOBER 31, 1993
                              ---------------- ---------------- ----------------
    INITIAL PUBLIC OFFERING
     ADJUSTMENTS
      Reduction from
       retirement of 14.5%
       Subordinated Notes:
        Interest expense....      $ 6,478          $ 4,860          $  1,487
        Elimination of
         amortization of
         existing deferred
         financing costs....          249              185                42
      Increase in interest
       costs to fund Series
       A Preferred Stock
       dividend.............         (188)            (141)              (34)
                                  -------          -------          --------
                                    6,539            4,904             1,495
                                  -------          -------          --------
    PREFERRED STOCK OFFERING
     ADJUSTMENTS
      Reduction from
       retirement of 14.5%
       Subordinated Notes:
        Interest expense....        2,802            2,102             2,102
        Elimination of
         amortization of
         existing deferred
         financing costs....          105               80                70
                                  -------          -------          --------
                                    2,907            2,182             2,172
                                  -------          -------          --------
    OFFERING ADJUSTMENTS
      Increase in interest
       costs from Notes:
        Interest expense....       (9,000)          (6,750)           (6,750)
        Amortization of new
         deferred financing
         costs..............         (375)            (281)             (281)
      Increase in interest
       expense related to
       $1.0 million mortgage
       debt assumed in the
       Expansion............         (119)             (89)              (89)
      Reduction from
       retirement of debt
       under previous bank
       facility and Old
       Senior Notes:
        Interest expense....        2,294            1,578             2,073
        Elimination of
         amortization of
         existing deferred
         financing costs....          364              304               184
                                  -------          -------          --------
                                   (6,836)          (5,238)           (4,863)
                                  -------          -------          --------
    Net (increase) decrease
     in interest cost.......      $ 2,610          $ 1,848          $ (1,196)
                                  =======          =======          ========

 (2) As of February 1, 1993, the Company adopted SFAS 109. If SFAS 109 had been adopted retroactively, the income tax provision for the year ended January 31, 1993 would have been zero due to the effective tax rate of zero applicable to the Company. Such rate reflects available net operating loss carryforwards for which a valuation allowance exists.

                                             (Notes continued on following page)

 (3) Extraordinary items include: (i) the loss on extinguishment of debt resulting from the premiums paid or to be paid for the redemptions of the 14.5% Subordinated Notes and the Old Senior Notes, (ii) the loss on extinguishment of debt resulting from the write-off of deferred financing costs in connection with the redemptions of the 14.5% Subordinated Notes and the Old Senior Notes, the reduction in the credit facility under the Financing Agreement and the refinancing in fiscal 1992 of the revolving credit agreement and (iii) the realization of income tax benefits from net operating loss carryforwards in fiscal 1992. See Note 11 below. The redemption of the 14.5% Subordinated Notes is assumed to have occurred with the call premium amounts actually paid or payable (9.06% on the principal amount of $44.7 million and 7.25% on the remaining principal amount of $19.3 million). Had the amounts actually been redeemed at the beginning of the periods presented, the call premiums would have been the contractually specified amounts on the applicable dates.

 (4) Initial Public Offering adjustments reflect the elimination of the earned dividends on the Series A Preferred Stock. No dividends were actually paid until the Reclassification, which occurred in conjunction with the Initial Public Offering. The Preferred Stock Offering adjustments reflect dividends earned on the Preferred Stock at a 6.0% dividend rate.

 (5) EBITDA represents net income before taking into consideration interest expense, income tax expense, extraordinary items, the write-down in carrying value of assets held for disposal, depreciation and amortization expense. EBITDA is presented as an alternative measure of the Company's financial condition. This data is not intended to be substituted for net income as a measure of the Company's profitability.

 (6) Earnings are computed as income before extraordinary items and provision for income taxes, plus fixed charges. Fixed charges consist of: (i) interest costs, including amortization of deferred financing costs and
     (ii) the portion of rental expense representing interest.

 (7) Pro forma cash interest expense excludes non-cash amortization of deferred financing costs in the amount of $0.7 million and $0.7 million for the year ended January 31, 1993 and the 12 months ("LTM") ended October 31, 1993, respectively.

 (8) Preferred Stock Offering adjustments reflect the use of internal cash available of $1.5 million to pay the call premium of $1.4 million and a portion of the transaction-related costs. Offering adjustments reflect the estimated cash remaining after the application of proceeds as described in "Use of Proceeds."

 (9) Adjustments reflect the items discussed in Note 8 above. In addition, Preferred Stock Offering adjustments reflect the write-off of deferred financing costs totaling $0.5 million due to the redemption of the remaining $19.3 million principal amount of the 14.5% Subordinated Notes. Offering adjustments reflect (i) the acquisition of the store sites pursuant to the Expansion at a purchase price of $19.7 million, (ii) the addition of estimated deferred financing costs totaling $3.0 million related to the Notes, and (iii) the write-off of deferred financing costs totaling $0.9 million due to the retirement of the Old Senior Notes.

(10) Reflects the revised capitalization arising from the Preferred Stock Offering and the Offering. See "Capitalization."

(11) Reflects the net proceeds of $19.3 million from the Preferred Stock Offering partially offset by the following extraordinary charges (in thousands):

    Repayment of the $19.3 million principal amount of 14.5% Subordi-
     nated Notes:
      Call premium.................................................... $1,401
      Write-off of deferred financing costs...........................    517
    Repayment of $30.0 million principal amount of Old Senior Notes:
      Call premium....................................................    900
      Write-off of deferred financing costs...........................    864
      Write-off of remaining original issue discount..................    256
    Reduction in credit facility under Financing Agreement:
      Write-off of deferred financing costs...........................    150
                                                                       ------
                                                                       $4,088
                                                                       ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below has been derived from the historical consolidated financial statements of the Predecessor Company and of the Company, except store data. The selected consolidated financial data for the year ended January 28, 1989, the four-month period ended May 27, 1989, the eight-month period ended January 28, 1990, and the years ended January 27, 1991, January 26, 1992 and January 31, 1993 have been derived from financial statements which were audited by Arthur Andersen & Co., independent public accountants. The selected unaudited, condensed consolidated financial data for the nine months ended October 25, 1992 and October 31, 1993, respectively, reflects all normal recurring adjustments that are, in the opinion of management, necessary to state fairly the results for the periods presented. The results for the nine months ended October 31, 1993 are not necessarily indicative of the results expected for a full fiscal year. The information set forth below should be read in conjunction with the Consolidated Financial Statements and the Condensed Consolidated Financial Statements of the Company and the Notes thereto, "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                          PREDECESSOR COMPANY                                 THE COMPANY(1)
                         ---------------------- ----------------------------------------------------------------------------------
                                        FOUR       EIGHT
                            YEAR       MONTHS     MONTHS                  YEAR ENDED                          NINE MONTHS ENDED
                            ENDED      ENDED       ENDED    -------------------------------------------    -----------------------
                         JANUARY 28,  MAY 27,   JANUARY 28, JANUARY 27,    JANUARY 26,     JANUARY 31,     OCTOBER 25, OCTOBER 31,
                            1989        1989       1990         1991           1992            1993           1992        1993
                         (52 WEEKS)  (17 WEEKS) (35 WEEKS)   (52 WEEKS)     (52 WEEKS)      (53 WEEKS)     (39 WEEKS)  (39 WEEKS)
                         ----------- ---------- ----------- ------------   ------------    ------------    ----------- -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)          (UNAUDITED) (UNAUDITED)
INCOME STATEMENT
 DATA:
Sales...............      $255,541    $91,757    $194,759    $    299,924   $    308,562    $    346,158    $259,365    $280,455
Cost of goods
 sold(2)(3).........       166,123     60,311     141,925         191,815        199,052         224,599     169,331     180,629
                          --------    -------    --------    ------------   ------------    ------------    --------    --------
 Gross margin.......        89,418     31,446      52,834         108,109        109,510         121,559      90,034      99,826
Operating
 expenses(2)........        74,223     25,261      57,411          88,444         91,296          99,944      72,562      79,022
Pre-opening
 expenses...........           559        177         869             579          1,192             924         910       1,713
                          --------    -------    --------    ------------   ------------    ------------    --------    --------
 Operating income
  (loss)............        14,636      6,008      (5,446)         19,086         17,022          20,691      16,562      19,091
Write-down in
 carrying amount of
 asset held for
 disposal...........           --         --          --              --             --            2,007       2,007         --
Interest expense(4).           310         99      10,658          15,160         14,773          16,725      12,376       9,096
Write-off of
 deferred financing
 charges............           --         --        2,157             --             --              --          --          --
                          --------    -------    --------    ------------   ------------    ------------    --------    --------
 Income (loss)
  before provision
  for income taxes..        14,326      5,909     (18,261)          3,926          2,249           1,959       2,179       9,995
Provision for income
 taxes..............         5,976      2,447         --            1,667            971             866         934         --
                          --------    -------    --------    ------------   ------------    ------------    --------    --------
 Income (loss)
  before
  extraordinary items(5).    8,350      3,462     (18,261)          2,259          1,278           1,093       1,245       9,995
Extraordinary
 items(5)...........           --         --          --            1,667            971            (200)        934      (5,363)
                          --------    -------    --------    ------------   ------------    ------------    --------    --------
 Net income (loss)..      $  8,350    $ 3,462     (18,261)          3,926          2,249             893       2,179       4,632
                          ========    =======
Preferred stock
 dividends(6).......                                1,780           3,046          3,446           4,208       3,031         814
                                                 --------    ------------   ------------    ------------    --------    --------
 Net income (loss)
  available to
  common stock......                             $(20,041)   $        880   $     (1,197)   $     (3,315)   $   (852)   $  3,818
                                                 ========    ============   ============    ============    ========    ========
Net income (loss)
 per common and
 equivalent
 share(7)...........                              $(16.16)          $0.71         $(0.96)         $(2.68)     $(0.70)      $0.68
Weighted average
 number of common
 and equivalent
 shares(7)..........                                1,240           1,242          1,242           1,238       1,218       5,613

                                             (See Other Data, Balance Sheet Data
                                                   and Notes on following pages)

                           PREDECESSOR COMPANY                               THE COMPANY(1)
                          ---------------------- ------------------------------------------------------------------------
                                         FOUR       EIGHT
                             YEAR       MONTHS     MONTHS                YEAR ENDED                  NINE MONTHS ENDED
                             ENDED      ENDED       ENDED    ------------------------------------ -----------------------
                          JANUARY 28,  MAY 27,   JANUARY 28, JANUARY 27, JANUARY 26,  JANUARY 31, OCTOBER 25, OCTOBER 31,
                             1989        1989       1990        1991        1992         1993        1992        1993
                          (52 WEEKS)  (17 WEEKS) (35 WEEKS)  (52 WEEKS)  (52 WEEKS)   (53 WEEKS)  (39 WEEKS)  (39 WEEKS)
                          ----------- ---------- ----------- ----------- -----------  ----------- ----------- -----------
                                                              (IN THOUSANDS, EXCEPT STORE DATA)   (UNAUDITED) (UNAUDITED)
OTHER DATA:
EBITDA(8)...............   $ 19,769    $ 7,733    $ (1,276)   $ 25,371    $ 23,115     $ 26,731    $ 21,123    $ 23,648
Depreciation and
 amortization(9)........      5,133      1,725       4,757       7,153       6,998        7,080       5,383       5,062
Capital
 expenditures(10).......      4,890      2,535       2,722      10,999      19,675        4,318       2,466       7,704
Comparable store sales
 growth.................        2.9%       5.2%        8.8%        1.9%       (1.3)%        5.3%        4.6%        3.2%
Number of stores (at end
 of period).............         30         31          33          34          37           39          39          43
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends(11)..........        7.5x       8.2x        --          1.0x        --           --          --          1.7x
Ratio of EBITDA to cash
 interest
 expense(8)(12).........       63.8x      78.1x        --          2.2x        2.2x         1.9x        2.1x        2.8x
Ratio of EBITDA to cash
 interest expense and
 preferred stock
 dividends(6)(8)(12)....       63.8x      78.1x        --          1.7x        1.6x         1.5x        1.6x        2.5x

                                                                                              OCTOBER 25, OCTOBER 31,
                         JANUARY 28, MAY 27,  JANUARY 28, JANUARY 27, JANUARY 26, JANUARY 31,    1992        1993
                            1989       1989      1990        1991        1992        1993     (39 WEEKS)  (39 WEEKS)
                         ----------- -------- ----------- ----------- ----------- ----------- ----------- -----------
                                                                (IN THOUSANDS)                (UNAUDITED) (UNAUDITED)
BALANCE SHEET DATA:
Working capital.........  $ 35,867   $ 35,082  $ 32,227    $ 34,090    $ 44,649    $ 52,274    $ 54,359    $ 56,282
Total assets............   149,921    153,242   165,215     175,549     198,463     197,996     199,825     207,757
Long-term debt and
 capital leases.........     2,783      2,684   109,056     111,648     125,892     130,374     130,855      85,173
Stockholders' equity....   112,816    112,940     7,499      11,432      13,628      14,848      15,791      65,632

- --------
 (1) On May 27, 1989, the Company acquired substantially all of the assets and assumed certain liabilities of the Predecessor Company from Wickes in the 1989 Transaction which was accounted for as a purchase transaction.
 (2) The Predecessor Company incurred certain expenses for legal services, audit and tax services and employee benefits administration which were paid by Wickes prior to the 1989 Transaction. In addition, increases in real estate taxes and insurance expenses have occurred as a result of the 1989 Transaction. These expenses, which are estimated by management to be approximately $0.6 million annually, are not reflected in the historical financial information prior to May 27, 1989 set forth herein, but are included in the historical financial statements for subsequent periods. Operating results for all periods subsequent to the 1989 Transaction include charges associated with the purchase accounting adjustments recorded as a result of the 1989 Transaction. These charges include the amortization of goodwill and other intangible assets, the income effect related to the initial carrying value of inventories and increased depreciation resulting from the adjustment of the carrying values of depreciable property to estimated fair values at the acquisition dates.
 (3) In the 1989 Transaction, the Company allocated the purchase price of the acquired assets and liabilities to reflect their relative fair market values. In connection with the allocation, the Company valued its inventories at amounts equal to selling prices less a reasonable profit allowance for selling efforts, which resulted in an inventory valuation which exceeded the pre-acquisition basis in the Company's inventory by $16.7 million. The carrying amount of inventory as of the acquisition date has been charged to cost of goods sold during the eight-month period ended January 28, 1990.

                                             (Notes continued on following page)

 (4) Data includes non-cash amortization of deferred financing costs and original issue discount related to debt incurred in the 1989 Transaction and subsequent refinancings.

 (5) Extraordinary items include: (i) the loss on extinguishment of debt resulting from the premium paid for the partial redemption of the 14.5% Subordinated Notes at 109.06% of the principal amount thereof and the write-off of deferred financing costs in connection therewith pursuant to the Initial Public Offering, (ii) the loss on extinguishment of debt resulting from the write-off of deferred financing costs in connection with the refinancing in fiscal 1992 of the indebtedness incurred pursuant to the Company's senior credit facility and (iii) the realization of income tax benefits from net operating loss carryforwards.

 (6) Preferred stock dividends reflect dividends earned on the Series A Preferred Stock prior to the Reclassification which occurred in April 1993. Prior to April 1993, no preferred stock dividends had been declared. In April 1993, all previously earned dividends were declared and paid. The payment consisted of a cash payment of $2.5 million and the settlement of the remaining dividends through the issuance of additional shares of Series A Preferred Stock. The shares of Series A Preferred Stock were then converted into shares of Common Stock pursuant to the Reclassification. In addition, preferred stock dividend requirements of $1.2 million annually will be applicable upon the consummation of the Preferred Stock Offering.


 (7) See Note 2 to Consolidated Financial Statements for information regarding the calculation of per share data.

 (8) EBITDA represents net income before taking into consideration interest expense, income tax expense, extraordinary items, the write-down in carrying value of assets held for disposal, depreciation and amortization expense. EBITDA is presented as an alternative measure of the Company's financial condition. This data is not intended to be substituted for net income as a measure of the Company's profitability.

 (9) Data includes non-cash amortization of deferred financing costs related to debt incurred in the 1989 Transaction and subsequent refinancings.

(10) Amounts for the years ended January 27, 1991 and January 26, 1992 include capital expenditures for the new warehouse facility of $5.1 million and $14.3 million, respectively.

(11) Earnings are computed as income before the provision for income taxes, plus fixed charges. Fixed charges consist of: (i) interest costs, including the non-cash amortization of deferred financing costs and original issue discount and (ii) the portion of rental expense representing interest. Earnings did not cover fixed charges plus preferred stock dividends by $20.0 million, $1.2 million, $2.2 million and $0.9 million for the eight month period ended January 28, 1990, the year ended January 26, 1992, the year ended January 31, 1993 and the nine month period ended October 25, 1992, respectively.

(12) Cash interest expense excludes non-cash amortization of deferred financing costs and original issue discount in the amount of $1.8 million, $3.6 million, $4.1 million, $2.7 million, $2.5 million and $0.6 million for the eight month period ended January 28, 1990, the year ended January 27, 1991, the year ended January 26, 1992, the year ended January 31, 1993, the nine month period ended October 25, 1992 and the nine month period ended October 31, 1993, respectively.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of financial condition and results of operations should be read in conjunction with the "Selected Consolidated Financial Data" and the Consolidated Financial Statements and Condensed Consolidated Financial Statements of the Company and related Notes thereto appearing elsewhere in this Prospectus.


GENERAL

  The first Orchard Supply Hardware Store was opened by 30 Santa Clara Valley orchardists in 1931 as a farmers' cooperative. In May 1989, the Company acquired certain assets and liabilities of the Predecessor Company in a transaction organized by FS&Co. and since that transaction, the Company's store base has increased from 31 to 43 stores. In April 1993, the Company completed its initial public offering of 3,800,000 shares of Common Stock and immediately thereafter reclassified its Series A Preferred Stock into Common Stock. In November 1993, the Company announced its intention to acquire the nine Expansion store sites.

  The Company will incur substantial pre-opening expenses in connection with opening the nine Expansion store sites (approximately $6.8 million in the aggregate). The Company anticipates these new stores will be opened in the second quarter of fiscal 1994. These pre-opening expenses, which consist principally of store merchandising and stocking expenses, personnel recruitment and training costs and grand-opening advertising and promotional expenses, will commence in the fourth quarter of fiscal 1993 and continue until the stores have opened. Although it is difficult to precisely forecast the timing of incurrence, the Company expects that the most significant impact of these pre-opening expenditures on net income will be experienced in the first quarter of fiscal 1994.

  As the Company accelerates its new store opening program, operating expenses as a percent of sales for the new stores will initially be higher, adversely affecting overall operating margins until these new stores achieve sales maturity. In addition, the Company expects that it will generally experience higher marketing, distribution and occupancy costs in its new stores in the metropolitan Los Angeles market. The Company believes, however, that these higher expenses will be offset by higher sales at these stores than are typical of mature Orchard stores in Northern and Central California. The Company expects that the impact of these factors will be to reduce operating margins in fiscal 1994 and thereafter so long as the Company continues to open a large number of stores relative to its existing store base.

  The Company will apply the net proceeds from the Preferred Stock Offering to redeem the outstanding 14.5% Subordinated Notes at their stated redemption price of 107.25% of the principal amount thereof. The Company intends to use a portion of the net proceeds of this Offering to redeem the Old Senior Notes and to repay $20.0 million in additional borrowings under the Financing Agreement used to purchase the Expansion sites. These early retirements of debt will give rise to extraordinary charges of $1.9 million, $2.0 million and $0.2 million, respectively, during the fourth quarter of fiscal 1993 and/or the first quarter of fiscal 1994.

  The Company's results of operations exhibit some measure of seasonality. During the three years ended January 31, 1993, approximately 28% of the Company's annual sales and approximately 37% to 43% of its annual operating income were generated in the second fiscal quarter. This is due primarily to increased sales of garden, nursery and related products during this quarter, which is the beginning of the spring/summer gardening season. Conversely, during the three years ended January 31, 1993, approximately 24% of the Company's annual sales and approximately 13% to 18% of its annual operating income were generated in the fourth fiscal quarter, due primarily to decreased sales of garden, nursery and related products during this quarter. See "Investment Considerations--Seasonality and Sensitivity to Weather."

  As a consequence of the Company's high leverage, the percentage variance of the Company's net income from period to period has been and may continue to be magnified. Therefore, relatively small increases in expenses such as interest expense have resulted and will continue to result in substantial percentage decreases in net income.

  The following table sets forth selected results of operations as percentages of sales for the periods indicated:

                                     YEAR ENDED(1)              NINE MONTHS ENDED(1)
                          ----------------------------------- -----------------------
                          JANUARY 27, JANUARY 26, JANUARY 31, OCTOBER 25, OCTOBER 31,
                             1991        1992        1993        1992        1993
                          ----------- ----------- ----------- ----------- -----------
Sales...................     100.0%      100.0%      100.0%      100.0%      100.0%
Gross Margin............      36.0        35.5        35.1        34.7        35.6
Selling general and
 administrative
 expenses...............      29.5        29.6        28.9        28.0        28.2
Pre-opening expenses....       0.2         0.4         0.3         0.4         0.6
                             -----       -----       -----       -----       -----
Operating income........       6.4         5.5         6.0         6.4         6.8
Write-down of asset held
 for disposal...........        --          --         0.6         0.8          --
Interest expense........       5.1         4.8         4.8         4.8         3.2
                             -----       -----       -----       -----       -----
Income (loss) before
 provision for income
 taxes and extraordinary
 items..................       1.3         0.7         0.6         0.8         3.6
Income tax provision
 (benefit)..............       0.6         0.3         0.3         0.4          --
                             -----       -----       -----       -----       -----
Income before
 extraordinary items....       0.8         0.4         0.3         0.5         3.6
Extraordinary items.....       0.6         0.3        (0.1)        0.4        (1.9)
                             -----       -----       -----       -----       -----
Net income (loss).......       1.3%        0.7%        0.3%        0.8%        1.7%
                             =====       =====       =====       =====       =====

- --------
(1)  Amounts may not total due to rounding.

RESULTS OF OPERATIONS

  Nine Months (39 Weeks) ended October 31, 1993 compared to Nine Months (39 Weeks) ended October 25, 1992.

  Sales for the first nine months of fiscal 1993 increased 8.1% to $280.5 million from $259.4 million in the comparable period in the prior year. This sales increase is due in part to the opening of four new stores during the first nine months of fiscal 1993 and the inclusion of full period results for fiscal 1993 of the stores opened during the first nine months of fiscal 1992. This sales increase was also due in part to a 3.2% increase in comparable store sales for the first nine months of fiscal 1993 from the first nine months of fiscal 1992. Sales in the first nine months of fiscal 1993 were negatively impacted by unseasonable cool and rainy weather from the beginning of April to the first week of June and continued sluggishness of the California economy.

  During the three months ended October 31, 1993, comparable store sales increased 2.6% over the corresponding period in the prior year. Since late October 1993, Home Depot has opened five competing stores. These new competing stores, current economic conditions and comparison to last year's fourth quarter which experienced a strong 7.9% comparable store sales gain are expected to have a negative impact on fourth quarter 1993 comparable store sales.

  Gross margin increased from $90.0 million in the first nine months of fiscal 1992 to $99.8 million in the first nine months of fiscal 1993. As a percentage of sales, gross margin increased from 34.7% for the first nine months of fiscal 1992 to 35.6% for the first nine months of fiscal 1993. The increase in gross margin percentage resulted primarily from an increase in purchase markup of 0.8%, due mainly to improved purchasing made possible by the Company's new warehouse which opened in February 1992. Other favorable factors including improved inventory shrinkage of 0.2% and reduced warehousing costs of 0.2% were offset by higher promotional markdowns of 0.3%.

  Selling, general and administrative expenses for the nine months ended October 31, 1993 were 28.2% of sales compared with 28.0% of sales for the nine months ended October 25, 1992, or an increase of 0.2%. The increase was attributable mainly to the impact on payroll and occupancy costs of the four new stores opened during the past nine months.

  Operating income increased $2.5 million, or 15.3%, to $19.1 million for the first nine months of fiscal 1993 from $16.6 million for the first nine months of fiscal 1992. Operating income as a percent of sales increased from 6.4% last year to 6.8% this year. The increase in operating income was achieved despite an additional $0.8 million of pre-opening expenses for new stores in the current fiscal year's first nine months.

  Interest expense decreased from $12.4 million for the first nine months of fiscal 1992 to $9.1 million for the first nine months of fiscal 1993, or a decrease of $3.3 million. This decrease is due primarily to the redemption of $44.7 million of the 14.5% Subordinated Notes on April 30, 1993.

  The Company's effective income tax rate for the first nine months of fiscal 1992 was 42.9%. There was no income tax provision in the fiscal 1993 first nine months. See Note 4 to the Condensed Consolidated Financial Statements.

  The results of operations for the first nine months of fiscal 1993 include an extraordinary charge of $5.4 million resulting from the early extinguishment of $44.7 million aggregate principal amount of the 14.5% Subordinated Notes due in 1999. Last year's first nine months had an extraordinary credit of $0.9 million representing the income tax benefit from the realization of net operating loss carryforwards.

  Net income for the first nine months of fiscal 1993 was $4.6 million versus net income of $2.2 million for the comparable period of fiscal 1992. Net income for the nine months ended October 25, 1992 was negatively impacted by a $2.0 million one-time non-cash write-down in the carrying value of the Company's old warehouse while the $5.4 million one-time extraordinary charge associated with the early retirement of debt discussed above impacted the first nine months of fiscal 1993.

  53 Weeks ended January 31, 1993 (fiscal 1992) compared to 52 Weeks ended January 26, 1992 (fiscal 1991).

  Sales increased from $308.6 million in fiscal 1991 to $346.2 million in fiscal 1992, an increase of $37.6 million or 12.2%. Approximately $5.4 million of the increase in sales or 1.8% is attributable to the additional week in fiscal 1992. The increase also reflects an increase of comparable store sales (those stores open for more than one year) of 5.3% from fiscal 1991 to fiscal 1992 (as adjusted to remove the effect of the additional week in fiscal 1992). Management believes that improved consumer confidence favorably impacted comparable store sales in December 1992 and January 1993. The Company's sales also benefitted from an increase in sales of garden and nursery products due to an easing of the water restrictions imposed during the six year drought in Northern and Central California. The remainder of the sales increase was attributable to the full year effect of the three new stores opened during fiscal 1991 and sales from two new stores opened during fiscal 1992. The increase in sales was accomplished despite the opening of three new warehouse home center stores by the Company's competitors which impacted five of the Company's stores.

  Gross margin increased $12.1 million from $109.5 million in fiscal 1991 to $121.6 million in fiscal 1992. Gross margin as a percentage of sales decreased from 35.5% in fiscal 1991 to 35.1% in fiscal 1992. The decrease in gross margin as a percentage of sales reflects an increase in warehouse costs of 0.4% of sales and an increase in inventory shrinkage of 0.3% of sales, which was offset by a reduction in permanent markdowns of 0.2% of sales due primarily to reduced Christmas and winter clearance markdowns and a 0.1% of sales improvement in purchase markons. Since a portion of warehouse costs is fixed, an increase in sales should reduce warehouse costs as a percentage of sales. See "Business-- Expansion Strategy." Management believes that the increase in inventory shrinkage was caused in part by the recession experienced in the Company's markets. Orchard has acted to reduce inventory shrinkage by increasing its security staff, installing electronic theft devices and rearranging merchandise displays in stores with the highest inventory shrinkage.

  Selling, general and administrative expenses as a percentage of sales decreased from 29.6% in fiscal 1991 to 28.9% in fiscal 1992, a decrease of 0.7%. Tight payroll controls contributed to reducing store and administrative base payrolls by 0.6% of sales. In addition, fringe benefits were reduced by 0.3% of sales due primarily to improved workman's compensation and medical claims experience.

  Operating income increased $3.7 million from $17.0 million in fiscal 1991 to $20.7 million in fiscal 1992. Operating income as a percentage of sales increased from 5.5% in fiscal 1991 to 6.0% in fiscal 1992. The higher operating income in fiscal 1992 compared to fiscal 1991 principally reflects the decrease in selling, general and administrative and pre-opening expenses which was partially offset by the decrease in the Company's gross margin. The 53rd week in fiscal 1992 is estimated to have contributed an additional $0.6 million to the Company's operating income.

  Interest expense in fiscal 1992 was $16.7 million as compared to interest expense of $14.8 million in fiscal 1991. The increase of $1.9 million is primarily a result of interest incurred in connection with the financing of the Company's new warehouse facility and the higher interest on borrowings used to refinance Orchard Supply's senior credit facility. The Company capitalized the interest associated with the new warehouse until February 1992, when it began expensing such interest.

  The Company's effective income tax rates in fiscal 1991 and 1992 were 43.2% and 44.2%, respectively. See Note 10 to Consolidated Financial Statements.

  Net income decreased from $2.2 million in fiscal 1991 to $0.9 million in fiscal 1992. Net income for fiscal 1992 was adversely affected by a $2.0 million pre-tax nonoperating write-down in the carrying amount of the Company's old warehouse in San Jose, California to reflect management's estimate of its net realizable value. In addition, the Company's net income in fiscal 1992 was affected by extraordinary items consisting of a tax benefit relating to net operating loss carryforwards of $0.4 million offset by an extraordinary charge of $0.6 million relating to the early extinguishment of debt in connection with the refinancing of Orchard Supply's senior credit facility. Net income in fiscal 1991 was favorably impacted by an extraordinary tax benefit relating to net operating loss carryforwards of $1.0 million.

  52 Weeks Ended January 26, 1992 (fiscal 1991) Compared to 52 Weeks Ended January 27, 1991 (fiscal 1990).

  Sales in fiscal 1991 were $308.6 million which represents an increase of 2.9% from the $299.9 million in sales in fiscal 1990. The increase was the result of revenue generated by three new stores and was offset in part by the 1.3% decrease in comparable store sales from fiscal 1991 to fiscal 1990. The Company believes that the Persian Gulf War, the sluggish economy in fiscal 1991, the California drought and inclement weather during the crucial start of the spring/summer gardening season (which hurt sales but did not relieve the drought) contributed to the decline in comparable store sales. The Company's sales results were also affected by the opening of four additional stores by the Company's warehouse home center competitors which impacted four Orchard stores.

  Gross margin as a percentage of sales decreased from 36.0% in fiscal 1990 to 35.5% in fiscal 1991, or a decrease of 0.5% of sales. The decrease was due primarily to an increase in inventory shrinkage of 0.4% of sales. To a lesser extent, increased markdowns also impacted gross margin in fiscal 1991. Such markdowns resulted from the discontinuation of certain product lines following the completion of remerchandising projects in the hardware department.

  Selling, general and administrative expenses increased from 29.5% of sales in fiscal 1990 to 29.6% of sales in fiscal 1991, or an increase of 0.1% of sales. The increase was due, in large part, to the opening of two more stores in fiscal 1991 than in fiscal 1990. See "--Liquidity and Capital Resources."

  Operating income decreased from $19.1 million in fiscal 1990 to $17.0 million in fiscal 1991 or a decrease of $2.1 million. Operating income as a percentage of sales decreased from 6.4% in fiscal 1990 to 5.5% in fiscal 1991. The decrease is due primarily to the decline in comparable store sales, the increase in inventory shrinkage and the increase in both selling, general and administrative and pre-opening expenses relating to the opening of two additional stores in fiscal 1991.

  Interest expense declined from $15.2 million in fiscal 1990 to $14.8 million in fiscal 1991, or a decrease of $0.4 million. The decrease resulted primarily from the lower effective interest rates on variable rate indebtedness under Orchard Supply's senior credit facility experienced in fiscal 1991 as compared to fiscal 1990.

  The Company reported provisions for income taxes of $1.7 million and $1.0 million, and its effective income tax rates were 42.5% and 43.2% for fiscal 1990 and fiscal 1991, respectively. See Note 10 to Consolidated Financial Statements.

  Net income decreased from $3.9 million in fiscal 1990 to $2.2 million in fiscal 1991, primarily as a result of the decrease in operating income which was partially offset by a reduction in interest expense. Extraordinary income tax benefits from net operating loss carryforwards of $1.7 million and $1.0 million are included in net income for fiscal 1990 and 1991, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs arise primarily from the funding of the Company's capital expenditures, working capital requirements, ongoing expansion program, and debt service on indebtedness incurred in connection with the 1989 Transaction and the subsequent refinancings thereof.

  Orchard Supply's funded debt obligations include (i) up to $40.0 million of revolving credit availability under the Financing Agreement (with an $8.0 million sublimit for guarantees of letters of credit) of which no borrowings and $4.5 million of guarantees of letters of credit were outstanding as of October 31, 1993, and of which $20.0 million was borrowed on November 15, 1993 to finance the Expansion and (ii) $21.5 million outstanding under the Store Mortgage Facility (as defined under "Terms of Continuing Debt Instruments"),
(iii) $13.7 million aggregate principal amount of the Warehouse Mortgage Notes (as defined under "Terms of Continuing Debt Instruments"), (iv) $30.0 million aggregate principal amount of the Old Senior Notes and (v) $19.3 million aggregate principal amount of 14.5% Subordinated Notes. Orchard Supply's debt instruments contain financial and operating covenants including, among other things, requirements that the Company maintain certain financial ratios and satisfy certain financial tests and limitations on the Company's ability to make capital expenditures, to incur other indebtedness, and to pay dividends. As of October 31, 1993, the Company and Orchard Supply were in compliance with all covenants contained in such debt instruments. See "Terms of Continuing Debt Instruments."

  The Company intends to use the net proceeds of the Preferred Stock Offering to redeem the 14.5% Subordinated Notes at their stated redemption price of 107.25% of their principal amount, resulting in a call premium of $1.4 million which will be paid with available cash from operations. As a result of the redemption of the 14.5% Subordinated Notes, the Company's cash interest expense will be reduced by approximately $2.8 million on an annual basis. The Company expects to incur extraordinary charges of approximately $0.5 million and $1.4 million in the period the 14.5% Subordinated Notes are redeemed, which will consist of a loss on extinguishment of debt resulting from the write-off of deferred financing costs and the payment of the call premium, respectively. The Company's dividend requirements on the Preferred Stock will be $1.2 million per year.

  The estimated net proceeds from this Offering will be applied as follows: (i) approximately $30.9 million to retire the Old Senior Notes at their stated redemption price of 103.0% of the principal amount thereof, (ii) $20.0 million to repay additional borrowings under the Financing Agreement used to finance the Expansion, (iii) $35.0 million to fund additional investments required to open the nine Expansion stores and (iv) the remainder for general corporate purposes. Assuming the Company successfully completes the Preferred Stock Offering and this Offering, the Company estimates that cash interest expense for borrowings for the fiscal years 1994, 1995 and 1996 will be approximately $13.0 million, $12.9 million and $12.7 million, respectively (assuming (i) the interest rate for borrowings under the Notes, the Store Mortgage Facility, the Warehouse Mortgage Notes and the Financing Agreement is 9.0%, 10.1%, 10.64%, and 7.5%, respectively, (ii) an average outstanding balance under the Financing Agreement of $0.8 million and (iii) only scheduled amortization payments on the Warehouse Mortgage Notes and the Store Mortgage Facility are made during this period). Aggregate scheduled principal repayments for fiscal 1994, 1995 and 1996 will be $0.7 million, $1.7 million and $2.0 million, respectively. Assuming that the Company successfully completes the Preferred Stock Offering and the Offering, the Company believes that funds from operations, together with borrowings under the Financing Agreement and financings through operating leases, will be adequate to fund the Company's operating requirements and capital expenditure program and meet its debt and dividend obligations through at least fiscal 2000.

  The Company's business strategy requires that it maintain broad product lines and large inventories, however, the effect of this strategy on working capital is somewhat minimized through the receipt of trade credit. The Company's working capital is also affected by accounts receivable arising from its proprietary credit card which had an average monthly balance for fiscal 1992 of $11.6 million. The Company will fund its working capital needs through a combination of funds from operations and borrowings under the Financing Agreement. The Financing Agreement permits borrowings based on percentages of the Company's eligible inventory and accounts receivable and is to be used for working capital and general corporate purposes. As of October 31, 1993, Orchard Supply had no outstanding borrowings and $4.5 million in letter of credit guarantees and had additional borrowing capacity under the Financing Agreement of $15.5 million. On November 15, 1993 the Company increased availability under the Financing Agreement to $40.0 million and borrowed $20.0 million to provide initial financing for the Expansion. The Financing Agreement remains effective for the two-year period ending October 29, 1995. Upon the repayment of the $20.0 million in borrowings to finance the Expansion with a portion of the proceeds from this Offering, the Company plans to reduce its credit line under the Financing Agreement to $20.0 million.

  Orchard Supply has historically financed its store capital expenditures through cash flow from operations and through operating leases. Total capital expenditures for fiscal years 1990, 1991 and 1992 were $11.0 million, $19.7 million and $4.3 million, respectively, which amounts include capital expenditures for the new warehouse facility for fiscal 1990 and 1991 of $5.1 million and $14.3 million, respectively. Capital expenditures for the new warehouse were originally funded through borrowings under the former senior credit facility and were subsequently refinanced by the Warehouse Mortgage Notes.

  In connection with Orchard's expansion plans, the Company anticipates capital expenditures of approximately $900,000 for furniture, fixtures and equipment for each new store opened, a portion of which may be leased under operating leases. The Company expects that pre-opening expenses for the nine Expansion stores (approximately $6.8 million in the aggregate) will average approximately $850,000 for the six metropolitan Los Angeles stores and $550,000 for the remaining stores. The Company expects that for its subsequent metropolitan Los Angeles stores, pre-opening expenses will average approximately $600,000 (compared to $450,000 in its Northern and Central California markets). The initial inventory requirement for new stores net of trade credit is estimated at $900,000 per store. In the event that the Company is responsible for the renovation or remodeling of the existing space to be leased, the Company anticipates incurring additional capital expenditures of approximately $500,000 to $1,200,000 per store. If the Company elects to purchase the real estate, the capital expenditure would range from approximately $2,500,000 for owned store improvements constructed on leased land to $4,000,000-$6,000,000 if the entire property were to be owned by the Company. The Company's capital expenditure plan for fiscal 1994 assumes three purchased stores, 10 leased stores and the construction of one store on a ground lease.

  The Company's three-year capital expenditure plan for fiscal 1993 through 1995 provides for annual capital expenditures of $37.0 million, $16.5 million and $10.9 million to $12.8 million (depending on the actual number of stores opened during the period), respectively. The capital expenditure plan for fiscal 1993 includes the $19.7 million purchase price for the nine Expansion store sites. The 1993 and 1994 plans include approximately $9.0 million for furniture, fixtures and equipment and $10.0 million for tenant improvements for all the Expansion stores combined. This capital expenditure plan includes the expenditures of approximately $2.0 million to $2.5 million annually for the maintenance of existing facilities. The remainder of the annual budgeted amounts will be used primarily for the opening of other planned new stores, including new store fixtures and leasehold improvements with respect to the new stores, and computer equipment. Since the 1989 Transaction, the Company has financed some of its equipment through operating leases, and expects to be able to procure such financings in the future. The inability of the Company to procure such financing for its capital expenditure program may have a negative impact on the ability of the Company to make capital expenditures.

  Assuming that the Company successfully completes the Preferred Stock Offering and the Offering, the Company believes that funds from operations, together with borrowings under the Financing Agreement and financings through operating leases, will be adequate to fund the Company's operating requirements and capital expenditure program and meet its debt and dividend obligations through at least fiscal 2000. Any material shortfalls of operating cash flow could require the Company to reduce its expansion plans.

  As a result of the Initial Public Offering, the Company's ability to utilize its Federal income tax net operating loss carryforwards is limited. Accordingly, the income taxes payable by the Company may increase. See Note 10 to Consolidated Financial Statements.

EFFECT OF INFLATION

  The effect of inflation on the Company's results of operations has not been material in the periods discussed.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

  The Company does not provide post-retirement benefits other than through the benefit plans discussed in Note 5 to Consolidated Financial Statements. Accordingly, Statement of Financial Accounting Standard ("SFAS") No. 106 "Accounting for Post-Retirement Benefits Other Than Pensions" will not impact the Company. The Company generally does not provide benefits for periods after employment but prior to retirement. Accordingly, SFAS No. 112 "Employers' Accounting for Postemployment Benefits" will have an immaterial impact.

  The Company adopted the provisions of SFAS No. 109 "Accounting for Income Taxes" in its fiscal year beginning February 1, 1993. The effect of the adoption was not material. See Note 4 to the Condensed Consolidated Financial Statements as of October 31, 1993 and for the nine months then ended included elsewhere in this Prospectus.

                                    BUSINESS

GENERAL

  Orchard operates 43 hardware superstores which average approximately 40,000 square feet of interior and exterior selling space. All of the Company's current stores are located in Northern and Central California, but in November 1993 the Company announced its intention to enter the metropolitan Los Angeles market through its acquisition of six store locations. See "--Expansion Strategy." Orchard primarily targets the "fix-it" homeowner focused on repair and maintenance projects and is positioned in a unique niche between small, high-priced independent hardware retailers and large warehouse home center chains. Orchard strives to offer the service and convenience of a "mom and pop" hardware store and a greater depth and breadth of "fix-it" products in its core product categories than the large warehouse home center chains.

  The first Orchard Supply Hardware store was opened by 30 Santa Clara Valley orchardists in 1931 as a farmers' cooperative. As the population of the Santa Clara Valley increased and the cooperative grew to 2,500 members, Orchard's merchandise line was expanded to include nonagricultural products. The Company's roots as a purveyor of orchard and farm supplies are reflected in its emphasis on garden and nursery products. From 1979 to 1986, under the ownership of W.R. Grace & Co., Orchard expanded from 8 stores to 21 stores. Under Wickes' ownership from 1986 to 1989, the Company's store base increased to 31, and since the 1989 Transaction, the Company has grown to 43 stores.

INDUSTRY

  The home improvement industry caters primarily to homeowners interested in performing repairs, maintenance and minor remodeling projects on their homes. Retail sales of home improvement products have grown from $55.9 billion in 1981 to $105.8 billion in 1992. The industry is highly fragmented and competitive and is comprised primarily of local independent retailers (those with five or fewer stores), traditional home improvement centers and warehouse home center chains. Local independent retailers compete on the basis of service and convenience, but typically offer small stores and relatively high prices. While home centers (which include warehouse home center chains with average store sizes in excess of 90,000 square feet and smaller traditional home improvement centers) target the customer involved in major remodeling and project-oriented home improvements, Orchard targets shoppers for "fix-it" products with its 40,000 square foot hardware superstores. This difference in business focus is evidenced by the fact that approximately one third of the sales of a major warehouse competitor are building materials, lumber and floor and wall coverings as opposed to the less than 5% of Orchard's sales being attributable to these products.

BUSINESS STRATEGY

  Orchard's business strategy is to provide a broad merchandise selection, outstanding service, convenient, well organized stores and fair everyday pricing, thereby encouraging its customers to perceive Orchard as the primary destination for their "fix-it" needs.

  Broad Selection. Orchard offers a wide selection of brand name and private label merchandise, including many products not carried by its competitors, in its core areas of hardware, plumbing, electrical and garden and nursery. Orchard's stores carry approximately 45,000 SKUs and maintain a high in stock position (98% on average) to ensure the availability of its merchandise to customers. This breadth of selection contrasts with the Company's warehouse competitors, which typically carry only 25,000 to 33,000 SKUs.

  The following table sets forth the Company's percentage of sales by product category for fiscal 1992, which the Company believes will not change substantially in fiscal 1993:

     Hardware............................................................  22.2%
     Plumbing............................................................  15.3
     Electrical..........................................................  11.4
     Garden and Nursery..................................................  26.6
     Other...............................................................  24.5
                                                                          -----
       Total Sales....................................................... 100.0%
                                                                          =====

  Hardware. Orchard carries a wide line of hardware products, including fasteners, power tools, hand tools and accessories. The Company stocks over 3,000 SKUs of nuts, bolts, screws and other fasteners, many of which are not carried by its competitors. Orchard offers these fasteners for sale in a variety of quantities, repackaging bulk shipments from its vendors at the Tracy, California distribution center for sale in smaller, more profitable unit counts. The Company also carries over 150 brand name power tools, including Black & Decker, Skil, Makita, Freud, Milwaukee, Bosch, Delta, DeWalt, Dremel, Wissota, Campbell Hausfeld, Homelite, McCulloch, Echo and Coleman Power Mate. Orchard offers over 1,200 different power tool accessories, such as drill bits and saw blades, which generate high gross margins and increase shopping frequency due to their consumable nature. Orchard further stocks an extensive selection of handtools, including 30 and 150 SKUs of pipe wrenches and hammers, respectively, and also offers replacement products for these tools, including handles.

  Plumbing. Orchard distinguishes itself from its competitors by carrying a broad selection of repair and maintenance plumbing parts. The Company stocks over 1,300 different PVC, ABS, galvanized, copper, brass, polystyrene and cast iron fittings, as well as over 1,250 faucet, toilet and sink repair parts including hard-to-find parts for discontinued faucets and toilets. Orchard also offers a variety of faucets, toilets and sinks. In addition, Orchard's selection of nearly 400 sprinkler and drip irrigation SKUs appeals to both homeowners and commercial landscapers.

  Electrical. Orchard stocks nearly 300 different light bulbs and 150 types of extension cords. With over 350 different lamp parts, repair and maintenance is emphasized. Orchard is also well equipped in basic electrical components and stocks a broad selection of electric boxes, wire and circuit breakers commonly used in residential and commercial construction.

  Garden and Nursery. Garden and nursery products are a strong focus of Orchard's business, reflecting Orchard's heritage as a farmers' cooperative. Orchard offers both the price and convenience of a mass merchant and the selection, quality and expertise of an independent nursery. It carries a broad selection of landscape container and bedding plants, most of which are contract grown to the Company's specifications. Orchard's nurseries carry more than 30 varieties of ground cover, over twice as many as are offered by its major competitors. Orchard has the largest display of Ames and Corona garden tools in the United States. Orchard also offers a wide selection of tank sprayers, liquid and dry fertilizers, weed killers, insecticides, hoses and hose-end products. In addition, the Company supplies a variety of organic bag goods, including bark, mulch, soil conditioners, potting soils, planting mixes and peat moss.

  Other. In addition to the "fix-it" items above, the Company carries an extensive selection of housewares, paint, paint supplies and automotive supplies, as well as certain destination items such as bottled water. The Company also offers a unique merchandise selection of impulse items which captures incremental sales from its frequent customer base and further differentiates Orchard from its competition.

  High Levels of Customer Service. The Company is committed to furnishing outstanding levels of customer service through knowledgeable, well trained personnel. Orchard seeks to hire personnel with prior repair and "fix-it" experience and provides its employees with extensive training. The Company requires all of its employees to pass written tests in their respective departments as a condition of employment and requires ongoing testing in other departments in order to be eligible for advancement. For example, the Company provides compensation incentives to its garden and nursery employees to become certified California Nurserymen. This certification, awarded by the California Association of Nurserymen, is based on completing 3,120 hours of relevant work experience and passing a test which displays proficiency in plant identification, landscape design and insect and weed control. The Company currently employs 36 certified California Nurserymen. In addition, Orchard provides its customers with the following value-added services which the Company believes create high customer loyalty.

  Pick-Up Stations. All Orchard stores operate convenient pick-up stations for hard-to-handle items. A customer may purchase oversized items by simply taking a pull-tag located at the product display rack within the store, checking out at the register and driving to the pick-up station, where an Orchard employee loads the product into the customer's vehicle.

  OSH Credit Card. Orchard offers a proprietary credit card to its retail and commercial customers to build customer loyalty. The Company had an average of 42,000 active accounts in fiscal 1992, which comprised approximately 16% of the Company's sales in that year. Approximately 80% of those credit card sales were attributable to commercial customers. The Company also offers its commercial customers added services such as the ability to selectively restrict their employee purchases and detailed descriptions of all purchases on a monthly basis.

  "How-To" Fairs. The Company conducts two annual "how-to" fairs in its existing market areas in Northern and Central California. These fairs are designed to provide customers with DIY information through vendor booths and specialized classes. Management estimates that its Santa Clara County "how-to" fair in February 1993, which featured Norm Abrams from "This Old House" and "The New Yankee Workshop" shown on PBS, attracted approximately 150,000 people.

  ZIP Service. Orchard offers added convenience and fast pick-up through its "ZIP" service for commercial customers, which enables them to place orders over the phone and have them pre-assembled for immediate pick-up at no additional charge.

  Custom Cutting. Orchard will custom cut to a customer's specifications products such as pipe, electrical wire, shade cloth, rope, chain, tubing and screening.

  Eager Beaver Engine Shop. Orchard offers customers repair and maintenance service for power driven equipment such as lawn mowers, chain saws and edgers through its factory authorized service facility located at its Tracy, California distribution center. Customers can drop off the equipment to be repaired at their local Orchard store and pick it up typically within seven days.

  Convenient, Well Organized Stores. To encourage ease of shopping, Orchard's stores are designed in a conventional supermarket format with low profile shelving as opposed to warehouse racking. This allows customers to view the entire store upon entering in order to easily and quickly find the products they need. Every store is organized so that related departments are located adjacent to one another, and most SKUs are displayed according to centrally developed plan-o-grams designed to optimize space utilization. Product labels and descriptive signs assist customers in easy identification of merchandise, and efficient check-out stations minimize customer lines at the cash register. The Company's stores follow a standard merchandise layout and maintain a consistent appearance. In addition, all stores have ample parking facilities and wide aisles. These features provide customers with an attractive shopping environment and the ability to get in and out of the store quickly.

  Value Pricing. The Company provides the customer with value through a combination of broad merchandise selection, outstanding service, convenient, well organized stores and fair everyday pricing. Fair everyday pricing entails competitive pricing on high visibility, high volume products and higher margins on other products which in many cases are not carried by competitors. In addition, the Company seeks to increase its margins by concentrating on non-commodity products and through the selective use of private label merchandise and in-house repackaging of bulk shipments into smaller, more profitable unit counts.

  This strategy of providing value, together with the Company's broad market presence achieved by operating more stores than any of its competitors within its markets, has resulted in strong name identification in its Northern and Central California markets. Management believes that the average customer purchase is approximately $17.

EXPANSION STRATEGY

  The Company's expansion strategy is to increase market share in existing markets and to open stores in attractive new markets. Building on its current 43 store base, the Company intends to open 14 stores in fiscal

1994, including the nine Expansion stores, six of which will be located in metropolitan Los Angeles. The remaining five new stores for fiscal 1994 will be located in Northern and Central California. Management believes that the metropolitan Los Angeles market, which is one of the largest DIY markets in the United States, presents an attractive opportunity for the broad selection, high service Orchard format, particularly in light of the recent liquidation of the Builders Emporium chain which operated approximately 40 DIY stores in metropolitan Los Angeles. In fiscal year 1995, the Company plans to open five to ten new stores, the majority of which are expected to be in metropolitan Los Angeles. The Company believes it has the potential to expand to a total of 70 stores in Northern and Central California and 45 stores in metropolitan Los Angeles and Orange County.

  Consistent with this expansion strategy, on November 9, 1993 the Company announced its plans to acquire nine former Builders Emporium store sites. The Company completed the acquisition of six of these sites (Pasadena, Burbank, Van Nuys and Hollywood in metropolitan Los Angeles, and Pismo Beach and Redding in Central and Northern California, respectively) on November 16, 1993 and completed the acquisition of the remaining three sites (South Pasadena and West Los Angeles in metropolitan Los Angeles and Goleta in Central California) on December 22, 1993. All nine Expansion stores will be converted into the Orchard format and are expected to open in the second quarter of fiscal 1994. Three of the new stores (Van Nuys, Hollywood and Pismo Beach) are owned, and the remainder are leased.

  The $19.7 million purchase price for the nine Expansion store sites was financed through $18.7 million in additional borrowings under the Financing Agreement and the assumption of $1.0 million in outstanding mortgage debt. The Company expects to refinance the additional borrowings under the Financing Agreement and to finance the $35.0 million additional investment required to open the stores with a portion of the proceeds from the issuance of the Notes. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Expansion store sites are proven retail hardware locations and include seven of the top eight sales volume stores in the Builders Emporium chain. The Company has in the past successfully converted former Builders Emporium stores to the Orchard format. Based on the historical sales volume in the Expansion stores, management believes that the stores located in metropolitan Los Angeles will have average mature store sales in excess of the average mature store sales of the Company's existing stores. Six of the Expansion store sites also provide a unique opportunity to enter the metropolitan Los Angeles market with immediate market presence. However, because the Los Angeles media market is more expensive than the Northern and Central California market and Orchard will initially lack the store concentration it enjoys in its existing markets, the Company's advertising and marketing expenses will increase as a percent of sales. The Company expects to execute its standard print advertising campaign in metropolitan Los Angeles, but will initially make only limited use of electronic media.

  The Company expects to service all the acquired Expansion stores in metropolitan Los Angeles and Goleta from its warehouse and distribution center located in Tracy, California using an independent common carrier. Due to the distance of the Los Angeles metropolitan market from the Tracy warehouse, management expects transportation expenses as a percent of sales for these Expansion stores to be higher than its other stores. The Company expects to open an additional warehouse to service the metropolitan Los Angeles stores after approximately 15 stores are open in that area.

  In order to achieve the desired economies in distribution and advertising and to establish critical market presence, management believes it is necessary to open more stores in metropolitan Los Angeles in addition to the six Expansion stores. Entering into a new market area, particularly one as large and complex as Los Angeles, presents significant risks to the Company. See "Investment Considerations--Expansion Program."

1994 STORE OPENING SCHEDULE*

                                                                  INTERIOR AND
                                        ANTICIPATED FISCAL 1994 EXTERIOR SELLING
     STORE LOCATIONS                            OPENING           SQ. FOOTAGE
     ---------------------------------- ----------------------- ----------------
     Van Nuys+......................... Second Quarter               42,971
     Burbank+.......................... Second Quarter               59,709
     Hollywood+........................ Second Quarter               24,832
     Pasadena+......................... Second Quarter               34,054
     West Los Angeles+................. Second Quarter               26,338
     South Pasadena+................... Second Quarter               40,096
     Pismo Beach++..................... Second Quarter               34,208
     Goleta++.......................... Second Quarter               32,929
     Redding++......................... Second Quarter               34,775
     Sonora............................ Second Quarter               33,148
     Merced............................ Second Quarter               35,611
     Petaluma.......................... Second Quarter               33,500
     San Luis Obispo................... Third or Fourth Quarter      30,600
     Hanford........................... Third or Fourth Quarter      33,240

- --------
 * This schedule represents management's current estimate with respect to anticipated store openings; however, there is no assurance that the Company will be able to achieve its expansion plan, including the 1994 store openings detailed above, or that the new stores will be profitable. See "Investment Considerations--Expansion Program."
 + Metropolitan Los Angeles Expansion store location.
++ Expansion store location.

COMPETITION

  The Company competes with warehouse home center chains, traditional home improvement centers and local independent retailers, including neighborhood hardware stores and garden and nursery centers. Management believes that the Company's "fix-it" orientation, broad merchandise selection, convenient locations, value-added services and high name recognition in Northern and Central California distinguish it from its competitors, including larger warehouse home center chains and independent hardware stores.

  Management believes that the warehouse home center chains, including HomeBase and Home Depot, are its primary competitors. Since 1984 when the first warehouse home center was opened in Orchard's markets, HomeBase and Home Depot have opened and currently operate 12 and 21 stores, respectively, in the Company's Northern and Central California markets. As of October 31, 1993, the Company estimates that 32 Orchard stores faced competition from warehouse operators. Despite this warehouse competition, the Company's operating income has increased from $14.6 million in fiscal 1988 to $20.7 million in fiscal 1992. Since late October 1993, Home Depot has opened five competing stores. The Company believes Home Depot will open two to four stores in fiscal 1994 in the Company's Northern and Central California markets. HomeBase is expected to open one store in the first quarter of calendar year 1994. Management believes this is the only store opening in the Company's Northern and Central California markets announced by HomeBase since 1991. If the anticipated Home Depot and HomeBase store openings occur and the Company's fiscal 1994 expansion plan takes place on schedule, then following fiscal 1994, HomeBase and Home Depot will operate 37 stores in the Company's Northern and Central California markets and 33 Orchard stores will face competition from warehouse competitors in these markets.

  Management believes that the competitive situation in metropolitan Los Angeles is substantially similar to the highly competitive environment of Orchard's existing Northern and Central California markets. Management believes that HomeBase and Home Depot currently operate approximately 12 and 17 stores, respectively, in metropolitan Los Angeles and that three of the six metropolitan Los Angeles Expansion stores will be in direct competition with two HomeBase stores and two Home Depot stores.

ADVERTISING AND MARKETING

  Consistent with its emphasis on building a concentrated market presence in its Northern and Central California markets, Orchard utilizes advertising and marketing campaigns across three major media categories: newspaper, circulars and broadcasting. These campaigns are currently centered around Easter, Memorial Day, July 4th, Labor Day and Christmas. The Company uses a significant portion of its advertising and marketing allowance, which it obtains from vendors that participate in the Company's co-operative advertising program, to offset the costs of these campaigns, particularly television advertising expenses. Co-operative advertising is the rebate received by the Company from a merchandise vendor in return for featuring that vendor's product in the Company's advertising media. The Company also maximizes the efficiency of its advertising program in its Northern and Central California markets by spreading these costs over a large number of stores contained in a concentrated geographical area. In addition to the seasonal advertising campaigns, Orchard regularly places newspaper ads and circulars in its Northern and Central California markets and conducts an institutional image-building television and radio campaign. Another major part of the Company's advertising program is its "how-to" fairs which are held annually in two of the Company's major markets. Each fair attracts approximately 150,000 potential customers and over 350 vendors, which purchase booths where they perform product demonstrations and distribute discount coupons which are redeemable only at Orchard stores.

  The Los Angeles media market is more expensive than Northern and Central California, and Orchard will initially lack the store concentration it enjoys in its existing markets. Accordingly, the Company expects to experience an increase in marketing costs as a percentage of sales as a result of its fiscal 1994 openings in metropolitan Los Angeles. The Company expects to execute its standard print advertising campaign in the Los Angeles market, but will initially make only limited use of electronic media. As a new entrant into a large and complex advertising market, there can be no assurances that the Company will be able to achieve the same level of name recognition as in its current Northern and Central California markets. See "Investment Considerations--Expansion Program."

PURCHASING

  Orchard's computerized point-of-sale systems automatically generate store merchandise orders and track inventory by SKU. The majority of Orchard's merchandise is purchased directly from the manufacturer and is shipped to the Company's central warehouse located in Tracy, California. Orchard stores have no significant storage space and rely on the warehouse for a majority of their merchandise. The merchandising department controls inventory flow through a purchase order management ("POM") system which tracks SKU levels and generates reorder quantities for replenishment. This new warehouse facility stocks approximately 25,000 SKUs, accounting for approximately 70% of the total dollar sales. Moving to the new warehouse has allowed Orchard to add approximately 4,500 new items which can be carried at enhanced gross margins in the warehouse relative to direct shipments to the stores from distributors and manufacturers. Of the remaining 30% of the total dollar sales of the stores, 3% is obtained through pool consolidation orders, which are received at the warehouse and immediately shipped to the individual stores, and 27% is obtained through direct shipments from distributors and manufacturers to the stores. Orchard buys goods from approximately 1,000 different vendors. The Company's top 10 suppliers account for less than 18% of its total purchases, with no single supplier accounting for more than 6% of the total. As its expansion rate increases in fiscal 1994, the Company expects to benefit from greater volume discounts created by growing sales volume generated by new stores.

DISTRIBUTION

  Orchard's new warehouse facility, which commenced operations in February 1992, was designed to improve the in-stock position in the Company's stores by increasing the amount of warehouse delivered merchandise versus vendor delivered merchandise, improving inventory management and leveraging the Company's fixed cost structure as it expands its store base. The 350,000 square foot warehouse facility is situated on approximately 28.5 acres of land in Tracy, California and replaced the Company's warehouse located in San Jose, California, which was reaching its full capacity. The centrally located warehouse is within a one day round trip (approximately a 300 mile radius) of each Northern and Central California store. Management estimates that the new warehouse will be able to support, with additional shifts, at least 68 stores. The building was designed to be expanded by approximately 100,000 square feet at an estimated cost of $2.5 million. The warehouse allows the Company to continue with its store expansion plans and maintain its ability to process orders within 24 hours, thereby ensuring high in-stock levels (98% on average). By removing the need for in-store storage space, Orchard maximizes the selling space available in its stores, increases the stock level on each store's shelves and reduces overall inventory requirements, thereby increasing Orchard's high in-stock position.

  Metropolitan Los Angeles is approximately 350 miles from the Company's distribution center, which will result in significantly higher transportation costs than in its current Northern and Central California markets. Management expects to outsource the delivery of merchandise to the new stores south of Santa Maria by use of an independent common carrier. As a result, management expects transportation expenses as a percent of sales to be approximately 1.3% higher for the metropolitan Los Angeles stores. The Company plans to process orders from its metropolitan Los Angeles stores within 24 hours. The Company expects to open an additional warehouse to service the metropolitan Los Angeles stores after approximately 15 stores are open in that area. While the additional warehouse will reduce transportation costs, it will initially have a higher operating cost than the existing warehouse in Tracy, California. These costs as a percentage of sales will be reduced as more stores are opened in the metropolitan Los Angeles and Orange County markets.

  Orchard operates a fleet of 29 tractors and 118 trailers, which are driven and maintained by a non-union work force. The Company will be required to expand its fleet of tractors and trailers when it opens a new distribution center in metropolitan Los Angeles.

OPERATIONS

  Orchard manages its operations on a centralized basis. Its headquarters staff is responsible for all pricing, purchasing, advertising and promotional programs, new site selection and administrative functions such as accounting, payroll and management information systems. The Company's stores are operated by store managers who report to one of five regional managers, four for the Northern and Central California regions and one who will be responsible for metropolitan Los Angeles. Orchard's store managers, who average in excess of 10 years of service with the Company, are responsible for day-to-day store operations, subject to operating procedures established at headquarters.

  The Company expects to add approximately 108 clerical and 17 management workers to staff the Expansion stores. All management employees will undergo a 12 week training program and all other employees will undergo an eight week training program prior to the Expansion store openings.

  Orchard stores are open seven days a week. Depending on the size and sales volume of the facility, the total number of personnel per store varies from 57 to 130, 25 to 49 of whom are full-time employees. A typical store is staffed with a store manager, one first assistant manager, three assistant managers and 12 department managers.

MANAGEMENT INFORMATION SYSTEMS

  Orchard's information systems have been designed and developed to sustain growth through increased productivity and address a wide range of functions that include sales analysis, merchandise ordering and processing, merchandise management and presentation, management of human resources and financial management. The Company's management is provided with concise relevant information on performance that includes the daily individual store and department information necessary for financial and merchandising decisions and periodic results reporting for strategic planning and analysis.

  Sales analysis reporting includes daily and periodic store sales results detailed by department, classification and SKU movement. Merchandise ordering is supported by the POM system which employs forecasting to calculate item suggested order quantities for warehouse inventory replenishment. Purchase orders are reviewed or created on-line and are electronically transmitted to suppliers that participate in the hardware industry's "Eagle" Electronic Data Interchange ("EDI") system. Price change control is an integral part of the POM system.

  The Store Order system is tightly coupled with the POM system and processes daily transmitted store orders and produces warehouse pick tickets, shipping manifests, "pool" (cross dock) distribution reports and productivity reports. On-line capability of the system provides the warehouse with real-time inventory data such as purchase order receiving, processing manifest exceptions and updating inventory levels. This system is linked to the Retail Stock Ledger financial system for store accounting.

  The Point-of-Sale system is a fully integrated store sales, credit, inventory and data collection system. The system provides automatic price look-up and Orchard and bank card credit authorization at point-of-sale; sales audit reporting; advertised item reporting; item sales performance and history; daily computer review; and forecast and order generation of all warehouse replenished items as well as suggested order quantities for items ordered directly from vendors. The system provides improved customer service, reduces store operating expense and provides disciplined inventory management. The Company expects to install bar code scanning capabilities in all of its stores by the end of fiscal 1993 and plans to install a UNIX based system in fiscal 1994.

  Financial management is addressed by the retail stock ledger, accounts payable, general ledger, fixed assets, bank card transmission, accounts receivable and credit systems. These systems are traditional retail financial control and operational systems with the exception of having on-line capability wherever feasible in order to enhance productivity.

  Management believes its systems are excellent and a key component to the Company's ability to evaluate and respond to its markets and customers.

EMPLOYEES

  As of October 31, 1993, Orchard had 3,857 total employees of whom 2,885 were full time.

  Management believes that its relationship with its employees is good. The Company has never experienced a material interruption of business caused by labor disputes. All of Orchard's employees are non-union.

PROPERTIES

  Of the Company's 43 stores, eight are owned and 35 are leased under long-term ground or building arrangements with various renewal options. All of these 35 leases are scheduled to expire after 2000 (including options to renew). See
Note 4 to Consolidated Financial Statements.

  Orchard completed the acquisition of six former Builders Emporium stores on November 16, 1993 and the acquisition of three former Builders Emporium stores on December 22, 1993. Six of these stores are located in metropolitan Los Angeles (Pasadena, South Pasadena, Burbank, Van Nuys, Hollywood and West Los Angeles) and three of these stores are in new single-store markets previously targeted for entry (Redding, Goleta and Pismo Beach). Orchard purchased three of these stores (Van Nuys, Hollywood and Pismo Beach) and is leasing the remainder. All but one of the Expansion store leases will expire after 2000 (including options to renew).

  The Company owns its new 350,000 square foot warehouse which commenced operations in February 1992 and is located on 28.5 acres (including acreage reserved for warehouse expansion) in Tracy, California. The Company also owns its former San Jose warehouse which consists of several buildings totalling 282,000 square feet located on 17.4 acres. The Company has listed this facility for sale at an asking price of $5.9 million and, in the alternative, is seeking to enter into a long-term lease. The Company has also listed 11 acres it owns adjacent to its distribution center in Tracy, California for $1.0 million.

  The Company's corporate offices are located in a 75,761 square foot building of which the Company leases 58,180 square feet. The Company's lease terminates in November 1999, subject to the Company's option to renew the lease for a five-year term at 90% of the market rate at the time of renewal. In addition, the Company has a right of first refusal to lease the remaining space in 1997, or earlier in the event that the space is vacated by the current tenant. The Company believes that the facility is adequate for its present needs and that the adjacent property subject to the right of first refusal will be available to accommodate further expansion if needed.

LEGAL PROCEEDINGS

  There are no material legal proceedings pending or, to the knowledge of management of the Company, threatened against the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning each person who is an executive officer, Director or significant employee of the Company:

          NAME            AGE                       POSITION
          ----            ---                       --------
   Maynard Jenkins.......  51 President, Chief Executive Officer and Director
   Brad R. Tukey.........  47 Executive Vice President
   Stephen M. Hilberg....  49 Vice President-Finance, Chief Financial Officer and
                               Director
   William G. Collard....  56 Vice President-Distribution
   Joseph A. DiRocco.....  43 Vice President-Marketing
   Robert A. Lewis.......  48 Vice President-Purchasing and General Merchandise
                               Manager
   Carolyn J. McInnes....  49 Vice President-Human Resources
   Lee Nemechek..........  60 Vice President-Stores
   Bradford M. Freeman*+.  51 Director
   Morton Godlas*+.......  70 Director
   J. Frederick Simmons*.  39 Director
   Ronald P. Spogli*+....  45 Director
   William E. Walsh......  62 Director
   William M. Wardlaw+...  47 Director

- --------
*Member of the Compensation Committee.
+Member of the Audit Committee.

  Each executive officer and Director of the Company serves in the same capacity with Orchard Supply.

  Mr. Jenkins has served as President of the Company and a Director since May 1989 and as Chief Executive Officer since 1986. Mr. Jenkins has over twenty-five years of retail experience. Before joining the Company, Mr. Jenkins served as the President and Chief Operating Officer of Pay 'n Save drug stores, where he was responsible for operations, merchandising and advertising of the 108-store chain with sales in excess of $500 million. Mr. Jenkins serves on the advisory board of Malsham Group, Inc. ("Malsham"), a Canadian subsidiary of Molson Companies, Ltd. Malsham operates the Aikenhead chain of warehouse home centers and a chain of retail lumber yards and traditional home centers.

  Mr. Tukey has served as Executive Vice President since July 1993. Prior to joining Orchard, he served in senior management positions at several retailers, including Standard Brands Paint Company, HomeBase and Handyman Home Centers, Inc. Merchandising, marketing, real estate and store planning report to Mr. Tukey.

  Mr. Hilberg has served as Chief Financial Officer and Vice President-Finance of the Company since 1981 and as a Director since May 1989. Until 1978, Mr. Hilberg worked for Touche Ross & Co. where he advanced to the position of Audit Manager and specialized in retail and distribution industries. From 1978 to 1981, Mr. Hilberg served as the Corporate Controller of Franklin Stores.

  Mr. Collard has served as Vice President-Distribution of the Company since 1986. Mr. Collard joined the Company in 1979 and has over 30 years of warehousing and distribution experience. Prior to joining the Company, Mr. Collard served for seven years as the Operations Supervisor for Fleming Foods and for nine years as the Warehouse Foreman for Louis Stores. Mr. Collard is currently responsible for the Company's warehouse and distribution activities.

  Mr. DiRocco has served as Vice President-Marketing of the Company since 1986. From 1983 to May 1986, Mr. DiRocco worked in the marketing and advertising departments of the Company. Mr. DiRocco joined the Company in 1983 and has over 15 years of marketing experience in the retail industry.

  Mr. Lewis has served as Vice President-Purchasing and General Merchandise Manager of the Company since 1986. Mr. Lewis began his career at the Company in 1961 and is responsible for all aspects of the Company's merchandising and buying program.

  Ms. McInnes has served as Vice President-Human Resources of the Company since 1986. Ms. McInnes joined the Company in 1979 as Director of Training. She is responsible for all of the Company's training, personnel, wage and benefits related matters.

  Mr. Nemechek joined the Company in March 1987 as a Regional Manager and was promoted to Vice President-Stores in July 1990. Prior to joining Orchard, Mr. Nemechek had over 30 years of experience in grocery and general merchandise retailing. Mr. Nemechek is responsible for all aspects of store operations.

  Mr. Freeman is a founding partner of FS&Co. Mr. Freeman became a Director of the Company in connection with the 1989 Transaction. Mr. Freeman is also a member of the Board of Directors of Duff & Phelps Corporation and Buttrey Food and Drug Stores Company.

  Mr. Godlas became a Director of the Company in July 1993 and is a management consultant with more than 45 years of retail experience. Since 1982, Mr. Godlas has been President and Chief Executive Officer of M. Godlas, Inc. From 1978 to 1982, Mr. Godlas was Corporate Senior Vice President-General Merchandise at Lucky Stores, Inc. and served as President of GEMCO/MEMCO membership department stores from 1976 to 1978. From 1976 to 1982, Mr. Godlas was a director of the International Mass Retailing Association.

  Mr. Simmons joined FS&Co. in 1986 and became a general partner in January 1991. Mr. Simmons became a Director of the Company in connection with the 1989 Transaction. Mr. Simmons is also a member of the Board of Directors of Buttrey Food and Drug Stores Company, Purity Supreme, Inc. and EnviroSource, Inc.

  Mr. Spogli is a founding partner of FS&Co. Mr. Spogli became a Director of the Company in connection with the 1989 Transaction. Mr. Spogli is the Chairman of the Board and a Director of EnviroSource, Inc. Mr. Spogli also serves on the Board of Directors of Mac Frugal's Bargains . Close-Outs Inc., Buttrey Food and Drug Stores Company and Purity Supreme, Inc. and on the Board of Representatives of Brylane, L.P.

  Mr. Walsh became a Director of the Company in July 1993 and is currently Head Coach of the Stanford University football team. As head coach of the San Francisco 49ers from 1979 to 1988, he led the team to three Super Bowl championship titles. In addition to the numerous coaching positions he has held since 1957, Mr. Walsh has also served as Executive Vice President for football operations for the San Francisco 49ers and as a football analyst for NBC television. He was elected to the Pro Football Hall of Fame in 1993. Mr. Walsh is also a member of the Board of Directors of American Building Maintenance, Inc.

  Mr. Wardlaw joined FS&Co. in March 1988 and became a general partner in January 1991. From 1984 to 1988, Mr. Wardlaw was a principal of the law firm of Riordan & McKinzie. Mr. Wardlaw became a Director of the Company in connection with the 1989 Transaction. Mr. Wardlaw is also a member of the Board of Directors of Buttrey Food and Drug Stores Company, Purity Supreme, Inc. and EnviroSource, Inc.

  Each Director is elected to hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. Officers serve at the discretion of the Board of Directors. Non-employee Directors not affiliated with FS&Co. receive $2,500 for each regular Board meeting attended and $1,500 for each special Board meeting attended. All Directors are reimbursed for their out-of-pocket expenses in serving on the Board of Directors. See "--1993 Non-Employee Directors Stock Option Plan."

EXECUTIVE COMPENSATION

  The following table sets forth the cash compensation paid or accrued by the Company to the President and Chief Executive Officer and to each of the four additional most highly compensated executive officers for each of the fiscal years in the three-year period ended January 31, 1993:

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                         ------------------
                                            ANNUAL COMPENSATION          AWARDS   PAYOUTS
                                   ------------------------------------- ------- ----------
                                                              OTHER                               ALL
                                                             ANNUAL      OPTIONS    LTIP         OTHER
NAME AND PRINCIPAL POSITIONS  YEAR SALARY(1) BONUS(1)(2) COMPENSATION(3) (#)(4)  PAYOUTS(5) COMPENSATION(3)
- ----------------------------  ---- --------- ----------- --------------- ------- ---------- ---------------
Maynard Jenkins..........     1992 $299,578   $286,747         --        12,045        --       $4,723
 President and Chief Ex-
  ecutive                     1991  293,000        --                       --         --
 Officer                      1990  285,000    170,655                      --    $206,300
Stephen M. Hilberg.......     1992  117,484     39,287         --           --         --        2,182
 Vice President-Finance
  and                         1991  115,000        --                       --         --
 Chief Financial Officer      1990  110,000     54,770                      --         --
Robert A. Lewis..........     1992  101,923     34,623         --           --         --        1,903
 Vice President-Purchas-
  ing and                     1991  100,000        --                       --         --
 General Merchandise Man-
  ager                        1990   95,000     47,400                      --         --
John K. Self(6)..........     1992   97,692     28,223         --           --         --          411
 Vice President-Store
  Planning                    1991   99,000        --                       --         --
                              1990   94,000     47,848                      --         --
Joseph A. DiRocco........     1992   92,704     31,860         --           --         --        1,789
 Vice President-Marketing     1991   91,000        --                       --         --
                              1990   86,000     42,920                      --         --

- --------
(1) Amounts shown include compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2) Represents payments made to executive officers pursuant to the Company's Performance Bonus Plan and a $100,000 bonus paid to Maynard Jenkins for fiscal 1992 pursuant to his employment agreement. See "--Employment Agreement."
(3) In accordance with the transitional provisions of the new executive compensation disclosure rules adopted by the Securities and Exchange Commission (the "Commission"), amounts of Other Annual Compensation and All Other Compensation for fiscal 1990 and 1991 are excluded from this table.
(4) Represents options to purchase 12,045 shares of Common Stock made outside the Option Plan (as defined below) to Maynard Jenkins on April 15, 1992 pursuant to a Nonqualified Stock Option Agreement.
(5) Represents a payment made pursuant to a discontinued long-term incentive plan.
(6) Mr. Self resigned his position as Vice President-Store Planning and left the Company in April 1993.

EMPLOYMENT AGREEMENT

  Mr. Jenkins is party to an employment agreement which provides for a base annual salary of not less than $275,000 per year and bonuses and fringe benefits determined from time to time by the Company. In April 1992, Mr. Jenkins' employment agreement was amended to provide for an additional $100,000 bonus to be paid to him annually. Upon termination of employment for death or disability, Mr. Jenkins is entitled to a severance payment equal to six months of his salary. Upon termination of employment other than for cause, death or disability, Mr. Jenkins is entitled to a severance payment consisting of two years' base salary, the target bonus applicable to the earning year in progress at the date of termination and the $100,000 bonus for the year in progress at the date of termination. See "--Performance Bonus."

AMENDED 1989 NONQUALIFIED STOCK OPTION PLAN

  Officers and certain employees, including Directors who are officers or employees, of the Company who are chosen by the Compensation Committee of the Company (the "Compensation Committee") are eligible to participate in the Amended 1989 Nonqualified Stock Option Plan (the "Option Plan"). Only officers and employees who do not own capital stock possessing more than 10% of the total combined voting power or value of all classes of capital stock of the Company are eligible to receive grants of options under the Option Plan. Under the Option Plan, the participants may be granted nonqualified options (the "Options") to purchase shares of the Company's Common Stock at a purchase price determined by the Company's Compensation Committee. In no event shall such purchase price be less than the fair market value of the underlying shares at the time the Option is granted. The Options are not intended to qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Up to 60,000 shares of the Company's Common Stock may be issued under the Option Plan upon the exercise of Options granted thereunder. As of November 18, 1993, Options covering 43,741 shares of Common Stock were outstanding under the Option Plan, and Options to purchase 6,945 shares of Common Stock had been exercised.

  The following table sets forth information concerning options granted to each of the named executive officers during fiscal 1992:



                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                           INDIVIDUAL GRANTS                        ANNUAL RATES
                         ------------------------------------------------------       OF STOCK
                                             % OF TOTAL     EXERCISE             PRICE APPRECIATION
                                         OPTIONS GRANTED TO OR BASE                FOR OPTION TERM
                                            EMPLOYEES IN     PRICE   EXPIRATION ---------------------
     NAME                OPTIONS GRANTED    FISCAL YEAR      ($/SH)     DATE        5%        10%
     ----                --------------- ------------------ -------- ---------- ---------- ----------
Maynard Jenkins.........     12,045(1)          100%         $8.33    05/15/02  $  174,346 $  337,048
Stephen M. Hilberg......        --              --             N/A         N/A         N/A        N/A
Robert A. Lewis.........        --              --             N/A         N/A         N/A        N/A
John K. Self(2).........        --              --             N/A         N/A         N/A        N/A
Joseph A. DiRocco.......        --              --             N/A         N/A         N/A        N/A

- --------
(1) This option was granted outside the Option Plan pursuant to a Nonqualified Stock Option Agreement and is only exercisable upon the occurrence of certain mergers, consolidations, business combinations, asset sales, tender offers, exchange offers or liquidations involving the Company (an "Extraordinary Corporate Event").
(2) Mr. Self resigned his position as Vice President-Store Planning and left the Company in April 1993.

  The Options granted or to be granted under the Option Plan terminate at the earliest to occur of (i) 90 days after the participant's termination of employment by the Company (unless such termination results from the participant's death or disability, or the participant dies within 90 days after such termination of employment, in which case, the Option shall terminate 180 days after the date of the participant's termination of employment); (ii) ten years from the date of grant; or (iii) on the effective date of a dissolution, liquidation or sale of all of the business, properties and assets of the Company or upon certain reorganizations, mergers or consolidations.

  The Options vest and become exercisable in annual installments of 20% per year over five years. Upon the occurrence of certain events constituting an Extraordinary Corporate Event, the vesting of any outstanding Option will be accelerated and each outstanding Option (and any portion thereof) will become immediately and fully exercisable. Upon the occurrence of any event other than an Extraordinary Corporate Event, the Compensation Committee may, in its sole discretion, elect to accelerate the vesting of all or any portion of the Options then outstanding.

  Under the Option Plan, any time prior to four years after the date of grant of an Option, the Company has the option to repurchase all of the shares of Common Stock acquired by the participant upon the exercise of such Option for a period of 90 days after the date of termination of the participant due to retirement, voluntary resignation, or dismissal, with or without cause (but excluding death or disability). The purchase price for such repurchased shares shall equal the greater of $8.33 or their fair market value. In addition, the Company has a right of first refusal in the event a participant proposes to sell any shares purchased upon exercise of such participant's Options. After the termination of a participant's employment, the Options may be exercised only with respect to that number of shares of Common Stock which could have been purchased upon exercise of the Options at the time of the termination of such employment.

  The following table sets forth information concerning options held by each of the named executive officers.

                                                          NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                               OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                               1992 FY-END               1992 FY-END
                         SHARES ACQUIRED                ------------------------- -------------------------
   NAME                    ON EXERCISE   VALUE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
   ----                  --------------- -------------- ------------------------- -------------------------
Maynard Jenkins.........        --             --             6,313/16,254             $35,795/$23,865
Stephen M. Hilberg......        --             --             3,157/ 2,105              17,900/ 11,935
Robert A. Lewis.........        --             --             3,157/ 2,105              17,900/ 11,935
John K. Self(1).........        --             --             2,104/ 1,403              11,930/  7,955
Joseph A. DiRocco.......        --             --             3,157/ 2,105              17,900/ 11,935

- --------
(1) Mr. Self resigned his position as Vice President-Store Planning and left the Company in April 1993.

1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  Non-employee Directors of the Company, excluding Directors who are affiliated with FS&Co., are eligible to participate in the 1993 Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan"). Under the Non-Employee Directors Plan, the Options are not intended to qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Participants in the Non-Employee Directors Plan may be granted Options to purchase shares of the Company's Common Stock at a purchase price determined by the Compensation Committee. In no event shall such purchase price be less than 85% of the fair market value of the underlying shares at the time the Option is granted, or less than 110% of the fair market value in the case of any participant who owns capital stock possessing more than 10% of the total combined voting power or value of all classes of capital stock of the Company or its subsidiaries. The Options vest and become exercisable in annual installments of 20% per year over five years. Up to 10,000 shares of the Company's Common Stock may be issued under the Non-Employee Directors Plan upon the exercise of Options granted thereunder. As of November 19, 1993, Options covering 10,000 shares of Common Stock had been granted under the Non-Employee Directors Plan, and no Options to purchase shares of Common Stock had been exercised.

1993 STOCK OPTION PLAN

  Officers and certain employees, including Directors who are officers or employees, of the Company who are chosen by the Compensation Committee are eligible to participate in the 1993 Stock Option Plan (the "1993 Plan"). Only officers and employees who do not own capital stock possessing more than 10% of the total combined voting power or value of all classes of capital stock of the Company or its subsidiaries are eligible to receive grants of options under the 1993 Plan. Under the 1993 Plan, options may be intended to qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Participants in the 1993 Plan may be granted incentive stock options or nonqualified stock options to purchase shares of the Company's Common Stock at a purchase price determined by the Compensation Committee. In no event shall such purchase price of incentive stock options be less than the fair market value of the underlying shares at the time the incentive stock option is granted. The options vest as determined by the Compensation Committee. Up to 350,000 shares, plus an annual increase equal to 1% of the total issued and outstanding shares on the first day of each calendar year, of the Company's Common Stock may be issued under the 1993 Plan upon the exercise of options granted thereunder. As of November 19, 1993, options covering 95,000 shares of Common Stock had been granted under the 1993 Plan, which grants were subject to stockholder approval at the Company's annual meeting to be held in the spring of 1994.

EMPLOYEE STOCK SUBSCRIPTION PLAN

  In connection with the 1989 Transaction in May 1989, the Board of Directors adopted the 1989 Employee Stock Subscription Plan, as amended on August 7, 1989 and June 11, 1991 (as amended, the "Subscription Plan") pursuant to which an aggregate of 97,200 shares of Series A Preferred Stock and 58,320 shares of Common Stock were issued, at a purchase price of $10.00 and $8.33 per share, respectively, to management and certain other key employees of the Company. Pursuant to the Reclassification, all shares of Series A Preferred Stock were converted into shares of Common Stock. All of the shares were purchased pursuant to the Subscription Agreements which provide that one-fifth of the shares of Common Stock purchased were deemed "vested" upon purchase, with the remainder vesting in four equal annual installments. All of the shares of Series A Preferred Stock were deemed vested upon purchase. If a purchaser's employment with the Company is terminated prior to the fourth anniversary of the date of purchase, the Company retains the right to repurchase all unvested shares at their original purchase price. Except for certain permitted transfers to family members, upon death or pursuant to a registered public offering, no shares may be sold or transferred prior to the fourth anniversary of the date of purchase. As of November 18, 1993, an aggregate of 147,169 shares of Common Stock were outstanding under the Subscription Plan.

  Members of management and employees may elect to pay a portion of the purchase price for their shares purchased under the Subscription Plan through the delivery of five-year, full recourse promissory notes, bearing interest at the rate designated by Bankers Trust Company as its prime rate, as adjusted from time to time. Accrued interest on the promissory notes is payable quarterly, and the principal balance of, including all accrued and unpaid interest on, the promissory notes is payable in full at maturity. For the participants electing to deliver promissory notes, their shares are pledged to the Company to secure payment of the notes. As of November 18, 1993, promissory notes in the aggregate amount of $175,080 remained outstanding to the Company by management and employees.

  After giving effect to the Reclassification, the following executive officers of the Company have acquired the number of shares of Common Stock set forth after their names pursuant to the Subscription Plan: Maynard Jenkins, 35,920 shares of Common Stock; Stephen M. Hilberg, 17,960 shares of Common Stock; John
K. Self, 11,972 shares of Common Stock; Joseph A. DiRocco, 17,960 shares of Common Stock; Robert A. Lewis, 17,960 shares of Common Stock; Carolyn J. McInnes, 11,972 shares of Common Stock; William G. Collard, 11,972 shares of Common Stock; and Lee Nemechek, 2,394 shares of Common Stock. For Messrs. Hilberg, Self, DiRocco and Nemechek and Ms. McInnes, $50,000, $50,000, $75,000, $10,000 and $30,000 of their purchase price, respectively, was financed through the delivery of promissory notes. After giving effect to the Reclassification, in addition to the preceding eight executive officers, 83 other employees of the Company acquired 55,880 shares of Common Stock of the Company pursuant to the Subscription Plan.

SALARY DEFERRAL AND PROFIT SHARING PLAN

  All of Orchard's salaried and hourly employees over 21 years of age are eligible to participate in the Company's Your Employee Savings Plus Plan, or YES Plus Plan, after one year of employment. The YES Plus Plan allows eligible employees to invest up to 6% of their pre-tax compensation and an additional 6% of after-tax compensation. All amounts contributed by the employee are immediately fully vested. Orchard matches 50% of employee contributions to the YES Plus Plan up to a maximum employee contribution of 3% of the employee's compensation. In addition, the Company may, in its discretion, contribute amounts to a profit sharing pool which is then allocated to the accounts of all eligible employees based on their covered earnings. This contribution is determined yearly based on the Company's performance and profitability. The Company's contributions only vest after two years of service at which time such contributions are 40% vested. Thereafter, the contributions vest at a rate of 20% for each year so that the Company's contributions are fully vested after five years of service. Notwithstanding the foregoing, the Company's contributions immediately vest when the employee reaches 55 or upon the death or permanent disability of the employee while so employed.

PERFORMANCE BONUS

  The Company has instituted a bonus plan (the "Performance Bonus Plan") covering senior management (the President and seven Vice Presidents) which provides for annual bonus payments based upon the Company's performance against annually established target levels of "EBDIT" (earnings before depreciation, amortization of deferred charges, interest and income taxes) and "Free Cash Flow" (EBDIT minus capital expenditures and plus or minus the change in working capital). The amounts awarded each year are based on specified percentages of each person's salary upon the Company's attaining such target levels. In addition, if performance exceeds the target levels, senior management receives a percentage of the excess amount.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Ronald P. Spogli, J. Frederick Simmons and Maynard Jenkins, the President and Chief Executive Officer of the Company, served on the Compensation Committee during fiscal 1992. Mr. Jenkins resigned from the Compensation Committee on February 26, 1993. In April 1992, the Company and Maynard Jenkins entered into an amendment to Mr. Jenkins' existing employment agreement. In addition, the Company granted a nonqualified stock option outside of the Option Plan to Mr. Jenkins. See "--Employment Agreement" and "--Amended 1989 Nonqualified Stock Option Plan."

                              CERTAIN TRANSACTIONS

  The Company has entered into an agreement to sell to FS Equity Partners III, L.P., an affiliate of FS&Co. ("FSEP III"), 800,000 shares of Preferred Stock with an aggregate liquidation preference of $20.0 million, resulting in aggregate net proceeds to the Company of $19.3 million (net of $150,000 of transaction costs). The Preferred Stock Agreement contains certain customary conditions to closing which will be eliminated upon the closing of the Offering, at which time the purchase of the Preferred Stock will become unconditional. The purchase of the Preferred Stock will be consummated not later than the time the proceeds are needed to fund the redemption of the 14.5% Subordinated Notes. See "Principal Stockholders" and "Description of Capital Stock--Preferred Stock."

  Immediately following consummation of the Initial Public Offering, borrowings under the Financing Agreement were used to pay $2.5 million of the accrued and unpaid dividends on the Series A Preferred Stock, which was owned by FS Equity Partners II, L.P., an affiliate of FS&Co. ("FSEP II"), and management (including the executive officers set forth in the table under the caption "Management"). The remainder of the accrued and unpaid dividends totalling $10.8 million were paid in additional shares of Series A Preferred Stock. After payment of the Series A Preferred Stock dividends, the Company completed the Reclassification by amending its Certificate of Incorporation on the closing date of the Initial Public Offering to reclassify its Series A Preferred Stock into shares of Common Stock.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's capital stock as of December 1, 1993 (i) by each person who is known by the Company to own beneficially more than 5% of Common Stock, (ii) by certain of the Company's executive officers and each of the Company's Directors and (iii) by all executive officers and Directors of the Company as a group.

        DIRECTORS, OFFICERS AND 5% STOCKHOLDERS(1)                    SHARES   PERCENT
        ------------------------------------------                   --------- -------
   Freeman Spogli & Co.(2).......................................... 2,693,023  38.9%
   Maynard Jenkins(3)...............................................    44,338    *
   Stephen M. Hilberg(4)............................................    18,170    *
   Robert A. Lewis..................................................    32,170    *
   John K. Self(5)..................................................       --    --
   Joseph A. DiRocco................................................     6,000    *
   Bradford M. Freeman(2)...........................................       --    --
   Morton Godlas....................................................       500    *
   J. Frederick Simmons(2)..........................................       --    --
   Ronald P. Spogli(2)..............................................       --    --
   William E. Walsh.................................................       --    --
   William M. Wardlaw(2)............................................       --    --
   Directors and Executive Officers as a Group (15 persons)(2)(6)... 2,822,813  40.6%

- --------
 *  Less than 1%.
(1) The persons named in this table have sole voting power and investment power with respect to all shares of capital stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

(2) All shares are held of record by FSEP II. As general partner of FSEP II, FS&Co. has the sole power to vote and dispose of such shares. Messrs. Freeman, Simmons, Spogli and Wardlaw, each of whom is a Director of the Company, and John M. Roth are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of the Company's capital stock indicated as beneficially owned by FS&Co. The business address of FS&Co., its general partners and FSEP II is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The Company has entered into an agreement to sell 800,000 shares of Preferred Stock to FSEP
    III. Assuming full conversion of the Preferred Stock, FS&Co. through its affiliates will own approximately 48.4% of the outstanding Common Stock and the Directors and executive officers as a group will own approximately 49.8% of the outstanding Common Stock. See "Certain Transactions" and "Description of Capital Stock--Preferred Stock."
(3) Mr. Jenkins is a Director of the Company. 35,920 shares of Common Stock are held by Maynard L. Jenkins, Jr. and Susan M. Jenkins, Co-Trustees under the Living Trust dated November 10, 1988. The amount stated includes 8,418 shares of Common Stock covered by Options which are exercisable within the next sixty days.
(4) Mr. Hilberg is a Director of the Company. Includes 4,210 shares of Common Stock covered by Options which are exercisable within the next sixty days.
(5) Mr. Self resigned from the Company in April 1993.
(6) The amount of shares of Common Stock stated includes 23,012 shares of Common Stock covered by Options which are exercisable within the next sixty days.

                              DESCRIPTION OF NOTES

  The Notes will be issued under an indenture (the "Indenture") dated as of
   , 1994, among Orchard Supply, Orchard Holding, as Guarantor, and U.S. Trust Company of California, N.A., as trustee (the "Trustee"). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes will be subject to all such terms, and prospective investors are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

  The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Notes will bear interest from the date the Notes are first issued under the Indenture at the rate shown on the cover page of this Prospectus, payable semiannually on and of each year, commencing , 1994, to holders of
record at the close of business on    or     immediately preceding each such
interest payment date. The Notes will be due on    , 2002 and will be issued
only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

  The Notes will be senior obligations of Orchard Supply limited to an aggregate amount of $100 million. The Notes will be senior to all subordinated indebtedness of Orchard Supply and will rank pari passu in right of payment with all senior indebtedness of Orchard Supply. At October 31, 1993, on an adjusted basis after giving effect to the offering of the Notes and the Preferred Stock and the application of the estimated net proceeds therefrom, Orchard Supply would have had $39.7 million of indebtedness outstanding other than the Notes. The ability of Orchard Supply and its Subsidiaries to incur additional indebtedness will be limited by the "Limitations on Indebtedness" covenant of the Indenture, and the ability of Orchard Supply and its Subsidiaries to incur additional secured indebtedness will be limited by the "Limitations on Liens" covenant of the Indenture.

PARENT GUARANTEE

  Under the terms of the Indenture and subject to the provisions thereof, Orchard Holding will unconditionally guarantee to the holders of the Notes from time to time the due and punctual payment of the principal of, and premium and interest on and any other Obligation of Orchard Supply with respect to, the Notes when and as they shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of the Notes and the Indenture. In the event of a default in the payment of principal, premium or interest or other Obligation by Orchard Supply, whether at maturity, upon acceleration, redemption, repayment or otherwise, Orchard Holding agrees to cause such payment to be made as if such payment were to be made by Orchard Holding directly and the Indenture provides that the Trustee may proceed directly against the Guarantor without first proceeding against Orchard Supply. Orchard Holding is a holding company. The only material asset of Orchard Holding is the capital stock of Orchard Supply.

REDEMPTION

  Optional Redemption. The Notes may not be redeemed prior to    , 1998, except
as provided below. On or after    , 1998, Orchard Supply may, at its option,
redeem the Notes in whole or in part, from time to time, at the following redemption prices (expressed in percentages of the principal amount thereof), in each case together with accrued interest, if any, to the date of redemption.

  If redeemed during the twelve-month period beginning      ,

             YEAR                           PERCENTAGE
             ----                           ----------
             1998..........................       %
             1999..........................
             2000..........................    100
             2001..........................    100

  Selection and Notice of Redemption. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes or portions thereof for redemption will be made by the Trustee pro rata, by lot or by any other method the Trustee shall deem fair and reasonable; provided, however, that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption to the holders of the Notes to be redeemed in whole or in part shall be given by mailing notice of such redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such holders of the Notes at their addresses as they shall appear upon the registry books. On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption.

  Sinking Fund. There will be no sinking fund for the Notes.

CERTAIN COVENANTS OF ORCHARD SUPPLY

  The following is a summary of certain covenants that will be contained in the Indenture. Such covenants will be applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding.

  Reports to Holders of the Notes. So long as any of the Notes remain outstanding, Orchard Holding will continue to remain subject to the periodic reporting requirements of the Exchange Act, and will continue to furnish the information required thereby to the Commission and to the Trustee. If Orchard Supply files periodic reports under the Exchange Act, Orchard Supply will furnish such reports to the Trustee.

  Repurchase of Notes Upon Change of Control. In the event that there shall occur a Change of Control, each holder of the Notes shall have the right, at the holder's option, to require Orchard Supply to purchase all or any part of such holder's Notes on the date (the "Repurchase Date") that is no later than 60 days after notice of the Change of Control, at 101% of the principal amount thereof, plus accrued interest to the Repurchase Date.

  On or before the thirtieth day after the Change of Control, Orchard Supply is obligated to mail, or cause to be mailed, to all holders of record of such Notes a notice regarding the Change of Control and the repurchase right. The notice shall state the Repurchase Date, the date by which the repurchase right must be exercised, the price for such Notes and the procedure which the holder must follow to exercise such right. Substantially simultaneously with mailing of the notice, Orchard Supply shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise such right, the holder of such Note must deliver at least ten days prior to the Repurchase Date written notice to Orchard Supply (or an agent designated by Orchard Supply for such purpose) of the holder's exercise of such right, together with the Note with respect to which the right is being exercised, duly endorsed for transfer; provided, that, if mandated by applicable tender offer rules and regulations a holder may be permitted to deliver such written notice nearer to the Repurchase Date as may be specified by Orchard Supply.

  Orchard Supply will comply with all applicable tender offer rules and regulations, including Section 14(e) of the Exchange Act and the rules thereunder, if Orchard Supply is required to give a notice of right of repurchase as a result of a Change of Control.

  "Change of Control" means (i) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Orchard Supply to any Person (other than a Wholly

Owned Subsidiary of Orchard Supply); (ii) Orchard Holding fails to own, beneficially and of record, 100% of the Capital Stock of Orchard Supply; (iii) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than FS&Co. or its Affiliates)) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Capital Stock of Orchard Holding representing 50% or more of the voting power of the Capital Stock of Orchard Holding; (iv) the Common Stock of Orchard Holding is no longer registered under Section 12 of the Exchange Act; (v) Continuing Directors of Orchard Holding or Orchard Supply cease to constitute at least a majority of the Board of Directors of Orchard Holding or Orchard Supply, respectively; or
(vi) the stockholders of Orchard Holding or Orchard Supply approve any plan or proposal for the liquidation or dissolution of Orchard Holding or Orchard Supply; provided, however, that in the event that Orchard Holding is merged into Orchard Supply in compliance with the terms of the Indenture and the beneficial owners of the Capital Stock of Orchard Holding immediately prior to such transaction beneficially own all the Capital Stock of Orchard Supply immediately after such transaction, the provisions of clause (vi) above shall not apply to such transaction and thereafter clause (ii) above shall no longer be applicable and all references in this definition of Change of Control to Orchard Holding shall be deemed to refer to Orchard Supply.

  "Continuing Director" means a director who either was a member of the Board of Directors of a Person on the date of the Indenture or who became a director of the Person subsequent to such date and whose election, or nomination for election by the Person's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Person, either by a specific vote or by approval of the proxy statement issued by the Person on behalf of the entire Board of Directors of the Person in which such individual is named as nominee for director.

  With respect to the disposition of assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under "Limitations on Mergers, Consolidations and Sales of Assets" below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Orchard Supply, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require Orchard Supply to repurchase Notes.

  None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of Orchard Supply. Orchard Supply could, in the future, enter into certain transactions, including certain recapitalizations of Orchard Supply, that would not constitute a "Change of Control" with respect to the Change of Control purchase feature of the Notes, but would increase the amount of indebtedness outstanding at such time.

  The Indenture will require the payment of money for Notes or portions thereof validly tendered to and accepted for payment by Orchard Supply pursuant to a Change of Control offer. If a Change of Control were to occur, there can be no assurance that Orchard Supply would have sufficient funds to pay the purchase price for all Notes that Orchard Supply is required to repurchase. See "Investment Considerations--Exercise of Change of Control Rights."

  Failure by Orchard Supply to purchase the Notes when required upon a Change of Control will result in an Event of Default with respect to the Notes.

  These provisions could have the effect of deterring hostile or friendly acquisitions of Orchard Supply or Orchard Holding where the person attempting the acquisition views itself as unable to finance the purchase of the principal amount of Notes which may be tendered to Orchard Supply upon the occurrence of a Change of Control.

  Limitations on Indebtedness. Orchard Supply will not, and will not permit any of its Subsidiaries, directly or indirectly, to, create, incur, assume, become liable for or guarantee the payment of (collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness); provided Orchard Supply may incur Indebtedness, including Acquired Indebtedness, and may permit any Subsidiary of Orchard Supply to incur Acquired Indebtedness, if (i) at the time of such event and after giving effect thereto, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of Orchard Supply would have been greater than 2.0 to 1.0, and (ii) no Default or Event of Default shall have occurred and be continuing at the time of or occur as a consequence of the incurrence of such Indebtedness.

  The foregoing limitations will not apply to the incurrence of (i) Permitted Indebtedness, (ii) Refinancing Indebtedness and (iii) additional Indebtedness of Orchard Supply the aggregate principal amount of which does not exceed $20.0 million outstanding at any one time.

  Limitations on Preferred Stock of Subsidiaries. Orchard Supply will not permit any of its Subsidiaries to issue any Preferred Stock (other than to Orchard Supply or a Wholly Owned Subsidiary of Orchard Supply).

  Limitations on Restricted Payments. Orchard Supply will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment unless:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

    (ii) immediately after giving effect to such Restricted Payment, Orchard Supply could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the "Limitations on Indebtedness" covenant; and

    (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (the fair market value of any such Restricted Payment if other than cash as determined in good faith by Orchard Supply's Board of Directors and evidenced by a resolution of such Board) declared or made after the Issue Date does not exceed the sum of (a) 50% of the Consolidated Net Income of Orchard Supply on a cumulative basis during the period (taken as one accounting period) from and including the first full fiscal quarter of Orchard Supply commencing after the Issue Date and ending on the last day of Orchard Supply's last fiscal quarter ending prior to the date of such Restricted Payment (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus (b) 100% of the aggregate net cash proceeds of, and the fair market value of marketable securities (as determined in good faith by Orchard Supply's Board of Directors and evidenced by a resolution of such Board) received by Orchard Supply from (1) a contribution of capital after the Issue Date; (2) the issue or sale after the Issue Date of Capital Stock of Orchard Supply (other than the issue or sale of (a) Disqualified Stock or (b) Capital Stock of Orchard Supply to any Subsidiary of Orchard Supply); and (3) the issue or sale after the Issue Date of any Indebtedness or other securities of Orchard Supply convertible into or exercisable for Capital Stock (other than Disqualified Stock) of Orchard Supply which has been so converted or exercised, as the case may be.

  The foregoing clauses (ii) and (iii) will not prohibit: (a) the payment of any dividend within 60 days of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of the Indenture; (b) the repurchase, redemption or retirement of any shares of Capital Stock of Orchard Supply in exchange for, or in an amount not in excess of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of Orchard Supply) of, other shares of Capital Stock (other than Disqualified Stock) of Orchard Supply; (c) the repurchase, redemption or retirement of subordinated Indebtedness of Orchard Supply in exchange for, by conversion into, or in an amount not in excess of the net proceeds of, a substantially concurrent (x) issue or sale of Capital Stock (other than Disqualified Stock) of Orchard Supply, (y) capital contribution to Orchard Supply or (z) incurrence of Refinancing Indebtedness with respect to such subordinated Indebtedness; (d) the making of Restricted Payments to Orchard Holding for the purpose of paying the quarterly dividends accrued by Orchard Holding on the outstanding 6% Cumulative Convertible Preferred Stock of Orchard Holding; and (e) the making of Restricted Payments to Orchard Holding to cover administrative expenses payable by Orchard Holding not exceeding $250,000 in the aggregate in any 12-month period; provided, that, each Restricted Payment described in clauses (a) through (e) (other than subclause (z) of clause (c)) of this sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause
(iii) of the immediately preceding paragraph.

  Limitations on Transactions with Affiliates. So long as any of the Notes remain outstanding, Orchard Supply will not, and will not permit any of its Subsidiaries to, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of Orchard Supply or any Affiliate of any of Orchard Supply's Subsidiaries or any holder of 10% or more of any class of Capital Stock of Orchard Supply (including any Affiliates of such holders) (each, an "Affiliate Transaction") except for any Affiliate Transaction the terms of which are at least as favorable as the terms which could be obtained by Orchard Supply or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not such a holder, an Affiliate of such holder or an Affiliate of Orchard Supply or any of Orchard Supply's Subsidiaries; provided that the payments described in clauses (a), (d) and (e) of the last paragraph under the heading "Limitations on Restricted Payments" above and in clauses (a) and (b) of the proviso in the definition of Restricted Payment will not be deemed Affiliate Transactions.

  In addition, Orchard Supply will not, and will not permit any Subsidiary of Orchard Supply to, enter into an Affiliate Transaction, or any series of related Affiliate Transactions, unless (i) with respect to such Transaction or Transactions involving or having a value of more than $700,000, Orchard Supply has (x) obtained the approval of a majority of the Board of Directors of Orchard Supply in the exercise of their fiduciary duties and (y) either obtained the approval of a majority of Orchard Supply's disinterested directors or obtained an opinion of an independent financial advisor of national recognition to the effect that such Transaction or Transactions are fair to Orchard Supply or such Subsidiary, as the case may be, from a financial point of view and (ii) with respect to such Transaction or Transactions involving or having a value of more than $10 million, Orchard Supply has (x) obtained the approval of a majority of the Board of Directors of Orchard Supply in the exercise of their fiduciary duties and (y) delivered to the Trustee an opinion of an independent financial advisor of national recognition to the effect that such Transaction or Transactions are fair to Orchard Supply or such Subsidiary, as the case may be, from a financial point of view.

  Limitations on Dispositions of Assets of Orchard Supply. The Indenture will provide that (i) Orchard Supply will not, and will not permit any of its Subsidiaries to, make any Asset Disposition unless (x) Orchard Supply (or its Subsidiary, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by Orchard Supply's Board of Directors and evidenced by a resolution of such Board), and (y) not less than 75% of the consideration received by Orchard Supply (or its Subsidiary, as the case may be) is in the form of cash, and (ii) the Net Cash Proceeds of such an Asset Disposition shall be within 360 days, at Orchard Supply's election, (a) invested in the business or businesses of Orchard Supply or a Subsidiary as of the Issue Date or any related business, or (b) to the extent not so invested, applied to make a Net Cash Proceeds Offer to purchase the Notes (on a pro rata basis if the amount available for such repurchase is less than the principal amount of the Notes tendered in such Net Cash Proceeds Offer plus accrued interest to the date of repurchase) at a purchase price of 100% of the principal amount thereof plus accrued interest to the date of repurchase. The provisions of clause (y) above shall not apply to a sale of Orchard Supply's existing warehouse in San Jose, California. Notwithstanding the foregoing, Orchard Supply and its Subsidiaries will not be required to apply such Net Cash Proceeds to the repurchase or repayment of the Notes in accordance with clause (ii) above except to the extent that such Net Cash Proceeds, together with the aggregate Net Cash Proceeds of prior Asset Dispositions, which have not been applied in accordance with this provision, exceed $5 million, provided that when any non-cash consideration is converted into cash, such cash shall constitute Net Cash Proceeds and be subject to clause (ii) of the preceding sentence. The 75% limitation of clause (y) above shall not apply to any Asset Disposition in which the cash portion of the consideration received therefor is equal to or greater than what the net after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation if Orchard Supply shall have received an opinion of independent tax counsel confirming the appropriateness of the tax treatment of such Asset Disposition.

  Limitations on Liens. Orchard Supply will not, and will not permit any Subsidiary of Orchard Supply to, issue, assume, guarantee or suffer to exist any Indebtedness secured by a Lien (other than a Permitted Lien) upon any Property of Orchard Supply or any Subsidiary of Orchard Supply or any shares of stock or debt of any Subsidiary of Orchard Supply, whether such Property is owned at the date of the Indenture or thereafter acquired, without making effective provision whereby the Notes shall be secured by such Lien equally and ratably with such Indebtedness, so long as such Indebtedness shall be so secured.

  Limitations on Sale and Leaseback Transactions. Orchard Supply will not, and will not permit any Subsidiary of Orchard Supply to, enter into any sale and leaseback transaction with respect to any Property (whether now owned or hereafter acquired) unless (i) if the sale or transfer of the Property to be leased does not occur within 180 days after the acquisition of such Property, Orchard Supply complies with the requirements of the "Limitations on Dispositions of Assets of Orchard Supply" covenant and (ii) Orchard Supply or such Subsidiary would be entitled under the "Limitations on Indebtedness" covenant to incur at least $1.00 of Indebtedness after giving effect to such sale and leaseback transaction on a pro forma basis; provided that this clause
(ii) shall not be applicable with respect to the premises owned by the Company located in Pismo Beach, California and San Rafael, California if a sale and leaseback transaction is consummated with respect thereto within the time periods specified in the Indenture.

  Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries. Orchard Supply will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Orchard Supply to (i) (a) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in or measured by its profits, owned by Orchard Supply or any other Subsidiary of Orchard Supply, or (b) pay any Indebtedness owed to Orchard Supply or any other Subsidiary of Orchard Supply, (ii) make loans or advances to Orchard Supply or a Subsidiary of Orchard Supply or (iii) transfer any of its properties or assets to Orchard Supply or any other Subsidiary of Orchard Supply, except for Permitted Liens and such other encumbrances or restrictions existing under or by reason of (a) any restrictions, with respect to a Subsidiary that is not a Subsidiary of Orchard Supply on the Issue Date, under any agreement in existence at the time such Subsidiary becomes a Subsidiary of Orchard Supply (unless such agreement was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary of Orchard Supply on or after the Issue Date), (b) any restrictions under any agreement evidencing any Acquired Indebtedness of a Subsidiary of Orchard Supply incurred pursuant to the provisions of the "Limitations on Indebtedness" covenant; provided that such restrictions shall not restrict or encumber any assets of Orchard Supply or its Subsidiaries other than such Subsidiary, (c) terms relating to the nonassignability of any operating lease, (d) customary provisions restricting assignment of any contract (or any rights thereunder), (e) any encumbrance or restriction existing under any agreement that refinances or replaces the agreements containing restrictions described in clauses (a)-(d), provided that the terms and conditions of any such restrictions are no less favorable to the holders of the Notes than those under the agreement so refinanced or replaced, or (f) any encumbrance or restriction due to applicable law.

  Limitations on Mergers, Consolidations and Sales of Assets. Orchard Supply will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution) to, any Person unless: (i) the entity formed by or surviving any such consolidation or merger (if other than Orchard Supply), or to which sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of Orchard Supply on the Notes and under the Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Tangible Net Worth of Orchard Supply or the Surviving Entity, as the case may be, would be at least equal to the Consolidated Tangible Net Worth of Orchard Supply immediately prior to such transaction; and (v) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Orchard Supply or the Surviving Entity, as the case may be, could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the "Limitations on Indebtedness" covenant. Notwithstanding the foregoing, any Wholly Owned Subsidiary may merge with or into the Company so long as (a) all of the conditions specified above, except for clause (v), are satisfied, and (b) the Company is the surviving entity.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means (i) with respect to any Person that becomes a Subsidiary of Orchard Supply (or is merged into Orchard Supply or any of its Subsidiaries) after the Issue Date, Indebtedness of, or Preferred Stock issued by, such Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of Orchard Supply (or is merged into Orchard Supply or any of its Subsidiaries) that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Orchard Supply (or being merged into Orchard Supply or any of its Subsidiaries) and (ii) with respect to Orchard Supply or any of its Subsidiaries, any Indebtedness assumed by Orchard Supply or any of its Subsidiaries or Non-recourse Indebtedness to which Property acquired by Orchard Supply or any of its Subsidiaries is subject, in each case in connection with the acquisition of any assets from another Person (other than Orchard Supply or any of its Subsidiaries), which Indebtedness was not incurred by such other Person in connection with, or in contemplation of, such acquisition. Notwithstanding the foregoing, in no event will Preferred Stock of Orchard Supply be deemed Acquired Indebtedness.

  "Affiliate" means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, the term "Affiliate" shall not include, (i) with respect to Orchard Supply, any Subsidiary of Orchard Supply, or (ii) with respect to any Subsidiary of Orchard Supply, Orchard Supply or any other Subsidiary of Orchard Supply.

  "Asset Disposition" means, any sale, transfer, conveyance, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback or sale of shares of Capital Stock in any Subsidiary) (each, a "transaction") by Orchard Supply or any of its Subsidiaries to any Person (other than (i) a transaction between Orchard Supply and a Wholly Owned Subsidiary of Orchard Supply or a transaction between Wholly Owned Subsidiaries of Orchard Supply; provided, that, if such sale, transfer, conveyance, lease or other disposition is to a Wholly Owned Subsidiary, and the fair market value of the assets that are the subject thereof is $1,000,000 or greater, such Wholly Owned Subsidiary shall, in order for such transaction not to be deemed an "Asset Disposition", enter into a supplemental indenture wherein such Wholly Owned Subsidiary shall unconditionally guarantee all of the obligations of Orchard Supply under the Indenture and the Notes and (ii) a transaction in the ordinary course of business (including such a transaction with a Wholly Owned Subsidiary)) of any Property. For purposes of this definition, the term "Asset Disposition" shall not include any sale, transfer, conveyance, lease or other disposition of assets and properties of Orchard Supply that is governed by the provisions relating to "Limitations on Mergers, Consolidations and Sales of Assets."

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated) of or in such Person's capital stock, and options, rights or warrants to purchase such capital stock, whether now outstanding or issued after the Issue Date, including, without limitation, all Common Stock and Preferred Stock.

  "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

  "Commodity Agreement" of any Person means any option or futures contract or similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in commodity prices.

  "Consolidated Cash Flow Available for Fixed Charges" of Orchard Supply for any period means, without duplication, the amounts for such period of the sum of (i) Consolidated Net Income, plus (ii) taxes based upon the income of Orchard Supply with respect to the period, plus (iii) interest expense for such period, plus (iv) all depreciation and amortization and all other non-cash charges to earnings (excluding any such non-cash charge constituting an extraordinary item of loss or any non-cash charge that requires an accrual of or a reserve for cash charges for any future period), minus (v) all non-cash items increasing Consolidated Net Income; all as determined on a consolidated basis for Orchard Supply and its Subsidiaries in accordance with GAAP. Consolidated Cash Flow Available for Fixed Charges for any period shall be adjusted to give pro forma effect (to the extent applicable) to (i) any Investment by Orchard Supply or a Subsidiary of Orchard Supply from the beginning of such period through the applicable determination date (the "Reference Period") in any Person which, as a result of such Investment, becomes a Subsidiary of Orchard Supply or, in the acquisition of assets from any Person which constitutes substantially all of an operating unit or business of such Person, but only if the financial statements of such Person or operating unit or business used in calculating such pro forma effect shall have been audited by independent accountants and (ii) the sale or other disposition of any assets (including capital stock) of Orchard Supply or a Subsidiary of Orchard Supply, other than in the ordinary course of business, during the Reference Period as if such Investment or sale or disposition of assets by Orchard Supply or a Subsidiary of Orchard Supply occurred on the first day of the Reference Period.

  "Consolidated Fixed Charge Coverage Ratio" of Orchard Supply means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of Orchard Supply for the prior four full fiscal quarters for which financial results have been reported immediately preceding such determination date; to (ii) Consolidated Fixed Charges which Orchard Supply shall accrue during the next succeeding four full fiscal quarters for which financial results will be reported immediately following such determination date, such Consolidated Fixed Charges to be calculated on the basis of the amount of Orchard Supply's Indebtedness (on a consolidated basis) outstanding on the determination date and reasonably anticipated by the Board of Directors of Orchard Supply to be outstanding from time to time during such period.

  "Consolidated Fixed Charges" of Orchard Supply for any period means the sum of: (i) the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on a consolidated income statement for Orchard Supply and its Subsidiaries (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing, the net costs associated with Commodity Agreements, Currency Agreements and Interest Protection Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount premium, if any, and all other non-cash interest expense other than interest amortized to cost of sales), plus (ii) interest incurred during the period and capitalized by Orchard Supply and its Subsidiaries, on a consolidated basis in accordance with GAAP, plus (iii) the amount of Preferred Stock dividends accrued by Orchard Holding or any of Orchard Supply's Subsidiaries on any Preferred Stock (other than Preferred Stock dividends payable to Orchard Supply or any Wholly Owned Subsidiary) whether or not paid during such period; provided that, in making such computation, the Consolidated Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation will be the applicable rate for the entire period.

  "Consolidated Net Income" of Orchard Supply for any period means the net income (or loss) of Orchard Supply and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the computation of net income (loss) (to the extent otherwise included therein) without duplication: (i) the net income (or loss) of any Person (other than a Subsidiary of Orchard Supply) in which any Person other than Orchard Supply or any of its Subsidiaries has an ownership interest, except to the extent that any such income has actually been received by Orchard Supply or any of its Subsidiaries in the form of dividends or similar distributions during such period; (ii) the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Subsidiary of Orchard Supply or is merged into or consolidated with Orchard Supply or any of its Subsidiaries or (b) the assets of such Person are acquired by Orchard Supply or any of its Subsidiaries, except for purposes of a pro forma calculation pursuant to clause (i) of the second sentence of the definition of Consolidated Cash Flow Available for Fixed Charges, the net income (or loss) of such Person shall be taken into account for the full four-quarter period for which the calculation is being made; (iii) the net income of any Subsidiary of Orchard Supply to the extent that (but only as long as) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Subsidiary during such period; (iv) any gain or loss, together with any related provisions for taxes on any such gain or loss, realized during such period by Orchard Supply or any of its Subsidiaries upon
(a) the acquisition of any securities, or the extinguishment of any Indebtedness, of Orchard Supply or any of its Subsidiaries or (b) any Asset Disposition by Orchard Supply or any of its Subsidiaries; (v) any extraordinary gain or loss, together with any related provision for taxes on any such extraordinary gain or loss, realized by Orchard Supply or any of its Subsidiaries during such period; (vi) in the case of a successor to Orchard Supply by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets, except for purposes of a pro forma calculation pursuant to clause (v) under "Certain Covenants of Orchard Supply--Limitations on Mergers, Consolidations and Sales of Assets" above; and (vii) amortization of debt discount and other debt issuance costs relating to the issuance of the Notes; and provided further, that there shall be included in such net income (to the extent not otherwise included therein) the net income of any Subsidiary of Orchard Supply to the extent such net income is actually received by Orchard Supply or a Subsidiary of Orchard Supply in the form of cash dividends or other cash distributions from such Subsidiary.

  "Consolidated Tangible Net Worth" means, with respect to any Person, the consolidated stockholder's equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Subsidiaries, as determined in accordance with GAAP, less the book value of all Intangible Assets reflected on the consolidated balance sheet of Orchard Supply and its Subsidiaries as of such date.

  "Credit Agreement" means the Financing Agreement, dated October 29, 1992, as amended as of July 29, 1993, November 12, 1993 and November 24, 1993, between Orchard Supply and The CIT Group/Business Credit, Inc., as the same may be amended hereafter from time to time and any subsequent agreement or agreements constituting a refinancing, extension, modification or substitution thereof in whole or in part.

  "Currency Agreement" of any Person means any foreign exchange contract, currency swap agreement of other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a change in control which would not occur prior to a Change of Control under the Indenture), (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes or (ii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case, at any time prior to the final maturity date of the Notes.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

  "Indebtedness" of any Person means, without duplication, (i) any liability of such Person (a) for borrowed money, or under any reimbursement obligation relating to a letter of credit, (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind or with services incurred in connection with capital expenditures, or (c) in respect of Capitalized Lease Obligations, (ii) any Indebtedness of others that such person has guaranteed or that is otherwise its legal liability, (iii) to the extent not otherwise included, obligations under Currency Agreements, Commodity Agreements or Interest Protection Agreements, and (iv) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that Indebtedness shall not include accounts payable (including, without limitation, accounts payable to such Person by any of its Subsidiaries or to any such Subsidiary by such Person or any of its other Subsidiaries, in each case, in accordance with customary industry practice) or liabilities to trade creditors of such Person arising in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be (a) the outstanding balance at such date of all unconditional obligations as described above, (b) the maximum liability of such Person for any contingent obligations under clause (ii) above at such date and (c) in the case of clause (iv) above, the lesser of (1) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (2) the amount of the Indebtedness secured.

  "Intangible Assets" of any Person means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying values (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP), and all other items which would be treated as intangibles on the consolidated balance sheet of Orchard Supply and its Subsidiaries prepared in accordance with GAAP.

  "Interest Protection Agreement" of any Person means any interest rate swap agreement, interest rate collar agreement, option or future contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

  "Investment" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

  "Issue Date" means the date on which the Notes are originally issued under the Indenture.

  "Lien" means, with respect to any Property, any mortgage, easement, lien, lease, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, Orchard Supply shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

  "Net Cash Proceeds" means with respect to an Asset Disposition, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise (including any cash received upon sale or disposition of such note or receivable), but only as and when received), excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property disposed of in such Asset Disposition or received in any other non-cash form unless and until such non-cash consideration is converted into cash therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes paid or required to be accrued as a liability under GAAP as a consequence of such Asset Disposition, and in each case net of a reasonable reserve for the after-tax cost of any indemnification payments (fixed and contingent) attributable to the seller's indemnities to the purchaser undertaken by Orchard Supply or any of its Subsidiaries in connection with such Asset Disposition (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made during the term of the Notes), and net of all payments made on any Indebtedness which is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property, or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

  "Permitted Indebtedness" means (i) Indebtedness of Orchard Supply and its Subsidiaries outstanding immediately following the offering of the Notes and the application of the proceeds therefrom in the manner set forth under "Use of Proceeds"; (ii) Indebtedness under the Credit Agreement, provided that (a) during a period of 30 consecutive days during each fiscal year of Orchard Supply, the amount of borrowings outstanding under the Credit Agreement, excluding obligations under the Credit Agreement relating to letters of credit, does not exceed $20.0 million and (b) the maximum amount of Indebtedness permitted under this clause (ii) shall not exceed at any time 40% of the aggregate amount of Orchard Supply's accounts receivable and inventory (as determined in accordance with GAAP); (iii) any guarantee of the Notes by a Subsidiary of Orchard Supply; (iv) Indebtedness in respect of obligations of Orchard Supply to the Trustee under the Indenture; (v) intercompany debt obligations (including intercompany notes and guarantees by Orchard Supply of Indebtedness of its Subsidiaries) of Orchard Supply and each of its Subsidiaries; provided, however, that the obligations of Orchard Supply to any of its Subsidiaries or other Persons with respect to such Indebtedness shall be subject to a subordination agreement providing for the subordination of such obligations in right of payment from and after such time as all Notes issued and outstanding shall become due and payable (whether at stated maturity, by acceleration or otherwise) to the payment and performance of Orchard Supply's obligations under the Indenture and the Notes; provided further, that any Indebtedness of Orchard Supply or any of its Subsidiaries owed to any other Subsidiary of Orchard Supply that ceases to be such a Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the first paragraph of the covenant described under "Limitations on Indebtedness" at the time the Subsidiary in question ceased to be a Subsidiary of Orchard Supply; and (vi) Indebtedness of Orchard Supply or its Subsidiaries under any Currency Agreements, Commodity Agreements or Interest Protection Agreements.

  "Permitted Liens" means (i) Liens existing on the Issue Date, (ii) Liens on the Company's accounts receivable and inventory (and related general intangibles and proceeds) securing Indebtedness under the Credit Agreement provided that the maximum amount of Indebtedness secured by Liens permitted under this clause (ii) shall not exceed at any time 40% of the aggregate amount of Orchard Supply's accounts receivable and inventory (as determined in accordance with GAAP), (iii) Liens securing Indebtedness collateralized by Property of, or any shares of stock of or debt of, any corporation existing at the time such corporation becomes a Subsidiary of Orchard Supply or at the time such corporation is merged into Orchard Supply or any of its Subsidiaries, provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Subsidiary of Orchard Supply or merging into Orchard Supply or any of its Subsidiaries, (iv) Liens securing Refinancing Indebtedness used to refund, refinance or extend Indebtedness, provided that any such Lien does not extend to or cover any Property or class of Property, shares or debt other than the Property or class of Property, shares or debt securing the Indebtedness so refunded, refinanced or extended,
(v) Liens in favor of Orchard Supply or any of its Subsidiaries, (vi) Liens on Property of Orchard Supply or any of its Subsidiaries acquired after the Issue Date in favor of governmental bodies to secure progress or advance payments relating to such Property, (vii) Liens on

Property of Orchard Supply or any of its Subsidiaries acquired after the Issue Date securing industrial revenue or pollution control bonds issued in connection with the acquisition or refinancing of such Property, (viii) Liens to secure certain Indebtedness that is otherwise permitted under the Indenture and that is used to finance the cost of Property of Orchard Supply or any of its Subsidiaries acquired after the Issue Date, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (c) the Indebtedness secured by such Lien is incurred by Orchard Supply or its Subsidiary within 180 days of the acquisition of such Property by Orchard Supply or its Subsidiary, as the case may be, and (d) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (ix) Liens to secure Indebtedness that is otherwise permitted under the Indenture the aggregate principal amount of which does not exceed $5 million outstanding at any one time, (x) Liens or deposits incidental to the conduct of business or the ownership of properties and assets (including Liens or deposits in connection with worker's compensation, unemployment insurance and other like laws, statutory landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or similar Liens) and Liens or deposits to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens or deposits of like general nature incurred in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings, and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (xi) Liens arising by reason of any judgment, decree or order of any court so long as such Liens are being contested in good faith by appropriate proceedings and the execution or other enforcement of such Liens is effectively stayed, (xii) Liens for taxes, assessments or governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserve or other appropriate provision has been made in accordance with GAAP; (xiii) easements, reservations, licenses, rights of way, zoning restrictions and covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, do not materially detract from the use by Orchard Supply or any Subsidiary of the Property subject thereto, or materially interfere with the ordinary conduct of the business of Orchard Supply or any of its Subsidiaries; and (xiv) the interest of a lessee under any lease under which Orchard Supply or any Subsidiary is a lessor.

  "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or a preference with respect to the payment of dividends.

  "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

  "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of Orchard Supply or its Subsidiaries outstanding on the Issue Date or other Indebtedness permitted to be incurred by Orchard Supply or its Subsidiaries pursuant to the terms of the Indenture (other than Indebtedness referred to in clause (iii) of the second paragraph of the "Limitations on Indebtedness" covenant), but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes to the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended,
(b) the amount of accrued and unpaid interest, if any, on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that (a) Orchard Supply may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Subsidiary of Orchard Supply and (b) any Subsidiary of Orchard Supply may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of a Subsidiary of Orchard Supply.

  "Restricted Investment" means, with respect to any Person, any Investment by such Person in (i) any of its Affiliates or in any Person that becomes an Affiliate as a result of such Investment, (ii) any executive officer or director of such Person or (iii) any executive officer or director of any Affiliate of such Person; provided, that, loans not in excess of $150,000 in the aggregate at any one time outstanding and not in excess of $50,000 to any one individual executive officer or director of such Person will not be a Restricted Investment if, in the case of the President of Orchard Supply, the loan was approved by a majority of the disinterested directors and, in the case of all other individuals, the loans were approved by the President of Orchard Supply.

  "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of Orchard Supply or any Subsidiary of Orchard Supply or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Orchard Supply or any Subsidiary of Orchard Supply (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) and (b) in the case of Subsidiaries of Orchard Supply, dividends or distributions payable to Orchard Supply or to a Subsidiary of Orchard Supply);
(ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of Orchard Supply or any of its Subsidiaries; (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes other than with the proceeds from the incurrence of Refinancing Indebtedness related thereto; and (iv) the making of any Restricted Investment or guarantee of any Restricted Investment in any Person; provided that, notwithstanding the foregoing, (a) advances to employees, officers, directors, agents and representatives for travel and other reasonable and ordinary business expenses and (b) advances and loans to employees and officers in connection with their relocation shall not be deemed Restricted Payments.

  "Subsidiary" means, with respect of any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person.

  "Wholly Owned Subsidiary" of any Person means, at any time, a Subsidiary all of the Capital Stock of which (except directors' qualifying shares, if any) are at the time owned directly or indirectly by such Person.

EVENTS OF DEFAULT AND NOTICE THEREOF

  The term "Event of Default" when used in the Indenture will mean any one of the following: (i) failure of Orchard Supply to pay interest on the Notes when due and continuance of such failure for 30 days; (ii) failure of Orchard Supply to pay principal of or premium on the Notes when due, whether at maturity, upon acceleration, redemption or otherwise; (iii) failure of Orchard Supply or Orchard Holding to perform any other covenant in the Indenture for 30 days after notice from the Trustee or the holders of 25% in principal amount of the Notes outstanding (except in the case of a default with respect to the "Change of Control" and "Limitations on Mergers, Consolidations and Sales of Assets" covenants, which will constitute Events of Default with notice but without passage of time); (iv) failure of Orchard Supply or any of its Subsidiaries to make any payment when due (after giving effect to any applicable grace period) under any other senior

Indebtedness (including, without limitation, Indebtedness under the Credit Agreement) in excess of $5.0 million; (v) failure of Orchard Supply or any of its Subsidiaries to perform any term, covenant, condition or provision of any other Indebtedness in excess of $5.0 million individually or $10.0 million in the aggregate, which failure results in the acceleration of the maturity of such Indebtedness; (vi) a final judgment or judgments for the payment of money not fully covered by insurance, which judgments exceed $5.0 million individually or $10.0 million in the aggregate, is entered against Orchard Supply or any of its Subsidiaries and is not satisfied, stayed, annulled or rescinded within 60 days of being entered; and (vii) certain events of bankruptcy, insolvency or reorganization of Orchard Supply or any of its Subsidiaries.

  The Indenture will provide that the Trustee shall, within 90 days after the occurrence of any Default (the term "Default" to include the events specified above without grace or notice) known to it, give to the holders of the Notes notice of such Default; provided that, except in the case of a Default in the payment of principal of or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes. The Indenture will require Orchard Supply to certify to the Trustee annually as to whether any Default occurred during such year.

  In case an Event of Default (other than Event of Default described in clause
(viii) above with respect to Orchard Supply) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to Orchard Supply (and to the Trustee if given by the holders of the Notes), may declare all unpaid principal and accrued interest on the Notes then outstanding to be due and payable immediately. Such acceleration may be annulled and past Defaults (except, unless theretofore cured, a Default in payment of principal of or interest on the Notes) may be waived by the holders of a majority in principal amount of the Notes then outstanding, upon the conditions provided in the Indenture. If an Event of Default described in clause (vii) above occurs with respect to Orchard Supply and is continuing, then the principal of, premium, if any, and accrued interest on, all the Notes will be due and payable immediately without any declaration or other act on the part of the Trustee or any holder of a Note.

  The Indenture will provide that no holder of a Note may pursue any remedy under the Indenture unless the Trustee shall have failed to act after notice of an Event of Default and request by holders of at least 25% in principal amount of the Notes and the offer to the Trustee of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on the Notes.

MODIFICATION AND WAIVER

  Modification and amendment of the Indenture may be made by Orchard Supply and the Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding Notes, provided that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (i) reduce the rate, or change the time or place for payment, of interest on any Note, or reduce any amount payable on the redemption thereof or upon a Change of Control, (ii) reduce the principal, or change the fixed maturity or place of payment, of any Note, (iii) change the currency of payment of principal of or interest on any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (v) reduce the principal amount of outstanding Notes necessary to modify or amend the Indenture, (vi) modify any of the provisions under the "Repurchase of Notes Upon Change of Control" covenant, or (vii) modify any of the foregoing provisions or reduce the principal amount of outstanding Notes necessary to waive any covenant or past Default. Holders of not less than a majority in principal amount of the outstanding Notes may waive certain past Defaults. See "--Events of Default and Notice Thereof."

  The Indenture or the Notes may be amended or supplemented, without the consent of any holder of the Notes, (i) to cure any ambiguity, defect or inconsistency, (ii) to evidence the succession of another Person to Orchard Supply or any Subsidiary of Orchard Supply and the assumption by any such successor of the covenants of Orchard Supply or such Subsidiary, as the case may be, (iii) to evidence the release and discharge of the obligations of any Subsidiary of Orchard Supply the Capital Stock of which has been sold or otherwise disposed of in accordance with the applicable provisions of the Indenture or (iv) to make any other change that does not have a material adverse effect on the rights of any holder of the Notes.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  Orchard Supply may, at its option and at any time, elect to have the obligations of Orchard Supply and Orchard Holding discharged in accordance with the provisions set forth below with respect to the outstanding Notes. Such defeasance means that Orchard Supply and Orchard Holding shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and to have satisfied all their other obligations under the Notes and the Indenture, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) Orchard Supply's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, Orchard Supply may, at its option and at any time, elect to have the obligations of Orchard Supply released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default and Notice Thereof" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either defeasance or covenant defeasance, (i) Orchard Supply or Orchard Holding must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity of such principal or installment of principal or interest; (ii) in the case of defeasance, Orchard Supply shall have delivered to the Trustee an opinion of counsel in the United States stating that (a) Orchard Supply has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, Orchard Supply shall have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Orchard Supply or Orchard Holding is a party or by which it is bound; (vi) in the case of defeasance or covenant defeasance, Orchard Supply shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Orchard Supply and Orchard Holding shall have delivered to the Trustee officers' certificates stating that the deposit was not made by Orchard Supply or Orchard Holding with the intent of preferring the holders of Notes over the other creditors of Orchard Supply or Orchard Holding with the intent of defecting, hindering, delaying or defrauding creditors of Orchard Supply, Orchard Holding or others; and (viii) Orchard Supply and Orchard Holding shall have delivered to the Trustee officers' certificates and opinions of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all such Notes theretofore authenticated and delivered (except lost, destroyed or wrongfully taken Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year and Orchard Supply or Orchard Holding has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness for principal of, premium, if any and interest to the date of deposit (in the case of the Notes that have become due and payable) or to maturity or the redemption date on the Notes not theretofore delivered to the Trustee for cancellation; (ii) Orchard Supply or Orchard Holding has paid all other sums payable under the Indenture by Orchard Supply or Orchard Holding; and (iii) Orchard Supply has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that (a) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (b) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Orchard Supply or Orchard Holding is a party or by which it is bound.

CONCERNING THE TRUSTEE

  The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of Orchard Supply, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act), it must eliminate such conflict or resign.

  The holders of a majority in principal amount of all outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction does not conflict with any Rule of law or with the Indenture.

  In case an Event of Default shall occur (and shall not be cured or waived), the Trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

                      TERMS OF CONTINUING DEBT INSTRUMENTS

  The following summary of Orchard Supply's debt instruments which will be outstanding following the Preferred Stock Offering and the Offering does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the definitive agreements and instruments governing such indebtedness, copies of which are available upon request to the Company. Capitalized terms used herein which are not otherwise defined shall have the meaning assigned to them in the definitive agreements and instruments governing such indebtedness.

DESCRIPTION OF THE FINANCING AGREEMENT

  General. Under the Financing Agreement, The CIT Group/Business Credit, Inc. (the "Lender") provides a revolving credit facility to Orchard Supply. As amended in connection with the Expansion to provide for an additional $20.0 million in availability, the Financing Agreement provides for a total credit facility of up to $40.0 million, with a $8.0 million sublimit for guarantees of letters of credit, and is comprised of
(i) a $20.0 million revolving credit facility (the "Revolving Credit Facility") to be used for working capital and general corporate purposes of Orchard Supply, (ii) a letter of credit guarantee subfacility (the "Letter of Credit Facility") to be used primarily to aid in the procurement of or to guarantee letters of credit used by Orchard Supply to, among other things, secure the purchase of inventory and (iii) a second revolving credit facility of $20.0 million, all of which has been borrowed to provide the original financing of the Expansion. Following the Offering and the application of a portion of the net proceeds therefrom to repay the $20.0 million in borrowings under the second revolving credit facility, Orchard Supply plans to eliminate the second revolving credit facility. The Financing Agreement is secured by present and future Accounts, Inventory, Documents of Title and General Intangibles of Orchard Supply (each as defined in the Financing Agreement). This description is qualified in its entirety by reference to the Financing Agreement which has been filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Financing Agreement.

  The commitment of the Lender to make loans pursuant to the Financing Agreement expires, and all amounts outstanding under the Revolving Credit Facility must be repaid, on or after October 29, 1995, upon either party giving 60 days prior written notice of termination; provided that (i) the Lender may terminate the Financing Agreement at any time upon the occurrence of an event of default, and (ii) Orchard Supply may terminate the Financing Agreement at any time upon 60 days prior written notice, provided that Orchard Supply must pay the Lender an Early Termination Fee (as defined) if it terminates the Financing Agreement prior to October 29, 1994. Borrowings and usage of the Letter of Credit Facility under the Financing Agreement are permitted up to the lesser of (i) $40.0 million and (ii) a defined borrowing base determined according to a percentage of Orchard Supply's eligible inventory and accounts receivable, less the sum of certain reserves. As of November 30, 1993, Orchard Supply had $20.0 million in borrowings outstanding under the Financing Agreement and, after giving effect to the issuance of guarantees of letters of credit for $4.7 million, had additional borrowing capacity under the Financing Agreement of $15.3 million. Borrowings outstanding under the Financing Agreement bear interest, at the election of Orchard Supply, at a defined prime rate plus 1.0% or at a defined London Interbank Offered Rate plus 2.75%. Interest is payable monthly as of the end of each month. In addition, Orchard Supply is required to pay the Lender a Revolving Line of Credit Fee (as defined) on the last business day of each month and a fee equal to 1.0% per annum, payable monthly, of the average aggregate outstanding amount of letters of credit.

  Financial Covenants. The Financing Agreement imposes on Orchard Supply certain financial tests with respect to Orchard Supply's net worth, working capital and ability to make capital expenditures and with respect to Orchard Supply's fixed charge coverage and leverage ratios which require that Orchard Supply (i) have on the last day of each fiscal quarter an Effective Net Worth (as defined) not less than $85.0 million less the carrying value of the Company's old San Jose warehouse, (ii) have on the last day of each fiscal quarter Working Capital (as defined) of not less than $35.0 million, (iii) not make capital expenditures in an aggregate amount in excess of $40.0 million for the fiscal year ended January 1994, $20.0 million for the fiscal year ended January 1995 and $9.0 million for each fiscal year thereafter, (iv) maintain a Fixed Charge Coverage Ratio (as defined) at levels increasing from 1.00 to 1 for the quarter ended January 31, 1993, 1.1 to 1 for the two quarters ended May 2, 1993, 1.2 to 1 for the three quarters ended August 1, 1993 and 1.35 to 1 for the four quarters ended January 30, 1994 and for any four quarters thereafter, and (v) have on the last day of each fiscal quarter a Leverage Ratio (as defined) of not more than 0.9 to 1.

  Other Covenants. The Financing Agreement contains certain additional restrictive covenants which, among other things, limit (subject to certain exceptions) Orchard Supply with respect to (a) the incurrence of indebtedness;
(b) the existence of liens; (c) the payment of dividends or repurchases of capital stock of Orchard Supply; (d) the making of investments, loans and advances; (e) mergers, consolidations, liquidations and sales of assets; (f) the incurrence of capital expenditures or the entering into of operating leases; and (g) transactions with affiliates. Orchard Supply and the Lender have entered into an amendment to the Financing Agreement to permit Orchard Supply to pay dividends to Orchard Holding to provide the funds necessary to pay regularly scheduled quarterly dividends on the Preferred Stock, subject in each case to there not being at the time each such dividend is paid any default or event of default under the Financing Agreement. Orchard Supply has had preliminary conversations with the Lender to permit the incurrence of indebtedness in the Offering and certain related changes and expects to obtain an amendment to such effect.

  Guarantee. Orchard Holding has guaranteed the obligations of Orchard Supply under the Financing Agreement.

  Events of Default. The Financing Agreement contains a change of control (defined as the transfer or encumbrance of a majority of the stock of Orchard Holding held by FS&Co.) and a minimum adjusted operating earnings event of default, as well as other customary events of default.

DESCRIPTION OF STORE MORTGAGE FACILITY

  Orchard Supply entered into the Store Mortgage Facility in 1990 with an insurance company lender. The Store Mortgage Facility provides for a twelve-year, $21.8 million facility. The obligations under the Store Mortgage Facility mature in 2002 and are secured by eight of Orchard Supply's owned and one leased store locations. This description is qualified in its entirety by reference to the Store Mortgage Facility and the amendment thereto which have been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Store Mortgage Facility.

  Interest. Amounts outstanding under the Store Mortgage Facility bear interest
(i) at a fixed rate of 10.1% per annum to and including the last day of the fifth Loan Year (as hereinafter defined), and (ii) at an adjusted rate for each of the sixth through twelfth Loan Years equal to 275 basis points above the average imputed yield on one year United States Treasury securities effective on the first day of each such Loan Year. For purposes of the Store Mortgage Facility, "Loan Year" means each successive period of twelve calendar months, the first of which such period commenced April 1, 1990.

  Payments. Interest is payable on the first day of each month. Mandatory monthly payments of principal commence at the beginning of the fourth Loan Year and are based on a twenty year amortization schedule with a final balloon payment of $13.9 million on March 31, 2002 (the end of the twelfth Loan Year).

  Prepayment. Orchard Supply may not prepay the principal amount outstanding under the Store Mortgage Facility in whole or in part prior to the first day of the fourth Loan Year (except in the case of a sale of any of the properties encumbered under the Store Mortgage Facility in accordance with the terms thereof.) Except as set forth therein, all prepayments, including those after the first day of the fourth Loan Year, are subject to a Note Prepayment Fee (as defined). Orchard Supply may not make any partial prepayments of the principal balance under the Store Mortgage Facility (other than the prepayments made in connection with the sale of any of the Properties (as defined) in accordance with the terms thereof) which, in the aggregate throughout the term thereof, exceed 25% of the original principal amount of the Store Mortgage Facility.

  Covenants. The Store Mortgage Facility contains a number of restrictive financial and other covenants including the following:

     Minimum Net Worth. Orchard Supply must maintain an Adjusted Net Worth (as defined) at the end of each fiscal quarter of at least $65.0 million. In the event that Orchard Supply fails to satisfy the Adjusted Minimum Net Worth requirement for any fiscal quarter, Orchard Supply is obligated to offer to prepay (a "Prepayment Offer") an amount equal to 25% of the original principal balance of the Store Mortgage Facility. Any prepayment will include payment of the applicable Note Prepayment Fee (as defined). Failure of Orchard Supply to satisfy the minimum Adjusted Net Worth requirement for any single fiscal quarter will not constitute a breach and will not constitute an Event of Default provided that (i) Orchard Supply timely complies with all obligations regarding the making of the Prepayment Offer; (ii) there has not occurred and is not continuing any other Event of Default under the Store Mortgage Facility and there does not exist any uncured breach or default under the Store Mortgage Facility with respect to which the Mortgage Lender has given notice; and (iii) the Adjusted Net Worth requirement is satisfied for the immediately following fiscal quarter.

     Additional Covenants. The Store Mortgage Facility contains certain
     --------------------
additional covenants which impose limitations (subject to certain exceptions) on Orchard Supply with respect to, among other things (a) selling, leasing or disposing of more than 40% of Orchard Supply's assets other than in the ordinary course of business; (b) creating, incurring or assuming indebtedness or contingent obligations; (c) declaring dividends with respect to, or repurchases of, shares of capital stock of Orchard Supply and Orchard Holding;
(d) certain transactions with affiliates; (e) material changes in Orchard Supply's business operations; (f) liens on the Properties; (g) mergers, consolidations or amalgamation; (h) making investments; (i) change of control; and (j) certain acquisitions and asset transfers. Orchard Supply, Orchard Holding and the lender have entered into an amendment to the Store Mortgage Facility to permit Orchard Supply to pay dividends to Orchard Holding to provide the funds necessary to pay regularly scheduled quarterly dividends on the Preferred Stock, subject in each case to there not being at the time each such dividend is paid any default or event of default under the Store Mortgage Facility. Orchard Supply has had preliminary conversations with the lender to permit the incurrence of indebtedness in the Offering and certain related changes and expects to obtain an amendment to such effect.

  Events of Default. The Store Mortgage Facility contains customary events of default, including a change of control default (defined as (i) any change in or transfer of the legal beneficial ownership of Orchard Supply or any pledge, hypothecation, grant or creation of a security interest in Orchard Supply's stock by Orchard Holding or (ii) the acquisition by any person or related persons (other than FS&Co. and the present and future executive management employees of Orchard Supply or FS&Co.) of the power to elect, appoint or cause the election or appointment of at least a majority of the board of directors of Orchard Supply or Orchard Holding).

DESCRIPTION OF WAREHOUSE MORTGAGE NOTES

  Orchard Supply issued approximately $13.7 million principal amount of Warehouse Mortgage Notes pursuant to the terms of a Note Agreement (the "Note Agreement") dated May 15, 1992 among Orchard Supply, Orchard Holding and the holder thereof. The Warehouse Mortgage Notes mature on May 31, 2002 and are secured by a deed of trust on Orchard Supply's warehouse located in Tracy, California. This description is qualified in its entirety by reference to the Note Agreement which has been incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Note Agreement.

  Interest. The Warehouse Mortgage Notes bear interest at a fixed rate of 10.64% per annum.

  Payments. Interest is payable on the last day of each month. Mandatory annual payments of principal commence on May 31, 1995 (the "Initial Payment") and on each May 31 thereafter (each a "Subsequent Payment") with a final balloon payment due on May 31, 2002. Principal payments shall be in an amount of $1.0 million for the Initial Payment increasing by $250,000 for each Subsequent Payment and shall include interest accrued to the payment date.

  Prepayment. The Warehouse Mortgage Notes are redeemable, in whole or in part (in integral multiples of $1.0 million), at the option of Orchard Supply at any time at a redemption price equal to the principal amount of Warehouse Mortgage Notes to be redeemed, plus accrued interest to the redemption date and a Make-Whole Premium (as defined). At any time on or after May 31, 1995, upon the occurrence of a Change In Control (as defined) Orchard Supply may, at its option, prepay all Warehouse Mortgage Notes then outstanding at the principal amount thereof, plus accrued interest and a Change In Control Prepayment Premium (as defined).

  In the event of a Change In Control or a proposed Change In Control, Orchard Supply is obligated to offer to prepay the Warehouse Mortgage Notes at 101% of the principal amount thereof, plus accrued interest, subject to the actual occurrence of a Change In Control.

  Further, in the event of a Total Destruction (as defined) or a Total Taking (as defined), Orchard Supply must prepay the Warehouse Mortgage Notes.

  Covenants. The Warehouse Mortgage Notes contain certain covenants which impose limitations (subject to certain exceptions) on Orchard Holding, Orchard Supply and their subsidiaries with respect to, among other things (a) the making of investments, loans and advances; (b) creating, incurring or assuming any debt, contingent obligations or leases; (c) declaring dividends with respect to shares of capital stock of Orchard Supply or Orchard Holding and repurchases of capital stock of Orchard Supply; (d) certain transactions with affiliates; (e) fundamental changes in Orchard Supply's business operations;
(f) the creation of liens; (g) mergers, consolidations, liquidations or sales of assets; (h) change of control; (i) sale lease-back transactions; (j) purchases of 14.5% Subordinated Notes; and (k) amendments to the Subordinated Debt Documents (as defined). In addition, Orchard Holding and its subsidiaries are subject to certain financial tests with respect to leverage, fixed charge coverage and net worth. These covenants require that Orchard Holding and its subsidiaries (i) maintain a ratio of Consolidated Effective Net Worth (as defined) during each fiscal quarter at certain specified levels which begin at
1.61 to 1.00 for the fiscal quarter ending January, 1992 and which decrease thereafter to .83 to 1.00 for the fiscal quarter ending October, 1996 and each fiscal quarter thereafter; (ii) maintain a fixed charge coverage ratio as determined as of the end of each fiscal quarter at certain specified levels which begin at 1.04 to 1.00 for the fiscal quarter ending January, 1992 and which increase thereafter to 1.20 to 1.00 for the fiscal quarter ending July, 1996 and each fiscal quarter thereafter; and (iii) maintain a Consolidated Effective Net Worth (as defined) during each fiscal quarter at specified amounts which begin at $54.0 million for the fiscal quarter ending January, 1992 and which increase thereafter to $69.0 million for the fiscal quarter ending January, 1997 and each fiscal quarter thereafter. Orchard Supply, Orchard Holding and the holder of the Warehouse Mortgage Notes have entered into an amendment to the Note Agreement (i) to permit Orchard Supply to pay dividends to Orchard Holding to provide the funds necessary to pay regularly scheduled quarterly dividends on the Preferred Stock and (ii) to permit Orchard Holding to redeem the shares of Preferred Stock upon a Change In Control, subject in each case to there not being at the time each such dividend is paid or such Change In Control occurs any default or event of default under the Store Mortgage Facility.

  Events of Default. The Warehouse Mortgage Notes contain customary events of default. In the event of a default by Orchard Supply pursuant to the terms of the Note Agreement, the outstanding Warehouse Mortgage Notes will be entitled to receive, in addition to principal and accrued interest on the Warehouse Mortgage Notes, a Make-Whole Premium (as defined).

                          DESCRIPTION OF CAPITAL STOCK

  Orchard Supply's authorized capital stock consists of 5,000 shares of common stock, $.01 par value, of which 2,000 shares were outstanding and held by Orchard Holding as of December 1, 1993. Orchard Holding's authorized capital stock consists of 8,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of preferred stock, $.01 par value.

COMMON STOCK

  As of November 19, 1993, there were 6,929,973 shares of Common Stock outstanding held of record by 276 stockholders, excluding shares issuable upon the exercise of outstanding Warrants (as discussed below) to purchase an aggregate of 79,669 shares of Common Stock held by six Warrant holders and outstanding options to purchase an aggregate of 160,506 shares of Common Stock held by employees, management and Directors. See "Principal Stockholders."

PREFERRED STOCK

  Orchard Holding's Certificate of Incorporation authorizes the issuance in series of up to 2,000,000 shares of preferred stock, and permits Orchard Holding's Board of Directors to establish the voting rights, designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of each of such series. As of the date hereof, no shares of preferred stock are issued and outstanding.

  There will be 800,000 shares of Preferred Stock outstanding upon consummation of the Preferred Stock Offering, a portion of which shall be designated "Series 1 Preferred Stock" and a portion of which shall be designated "Series 2 Preferred Stock" (the Series 1 Preferred Stock and the Series 2 Preferred Stock are referred to herein collectively as the "Preferred Stock"). Orchard Holding will issue 325,000 shares of Series 1 Preferred Stock and will issue 475,000 shares of Series 2 Preferred Stock. Dividends on the Preferred Stock will accrue at 6% per annum from the date of original issuance and will be payable quarterly on each March 15, June 15, September 15 and December 15, commencing March 15, 1994, when, as and if declared by the Board of Directors. The annual cumulative dividend rate on the Series 2 Preferred Stock will increase, retroactive to the original issue date, to 12% per annum (with the additional 6% mandatorily payable in additional shares of Series 2 Preferred Stock) if an increase in Orchard Holding's authorized shares of Common Stock is not approved by Orchard Holding's stockholders by June 15, 1994, and shall remain at 12% until such increase in authorized shares is approved. FS&Co. has agreed to cause FSEP II to vote in favor of amending Orchard Holding's Certificate of Incorporation to increase the authorized shares of Common Stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of Preferred Stock will be entitled to receive an amount equal to $25.00 per share, plus all accrued but unpaid dividends, before any payment to the holders of Common Stock. Shares of Series 1 Preferred Stock will be convertible at any time at the option of the holder, unless previously redeemed, into Common Stock at an initial conversion rate of 1.6 shares of Common Stock for each share of Series 1 Preferred Stock (equivalent to a conversion price of $15.625 per share of Common Stock), subject to adjustment upon certain circumstances. The Series 2 Preferred Stock will be convertible upon the same terms and conditions as the Series 1 Preferred Stock after Orchard Holding's stockholders approve the increase in Orchard Holding's authorized shares of Common Stock. Orchard Holding may redeem the outstanding shares of Preferred Stock at any time after December 15, 1996, in whole or in part, for cash initially at a redemption price of $26.50 per share of Preferred Stock, and thereafter at prices decreasing ratable annually to $25.00 per share on and after December 15, 2002, plus accrued and unpaid dividends to the redemption date. Upon the occurrence of an event deemed to be a Change of Control (as defined), each holder of Preferred Stock will have the option to require Orchard Holding to redeem all or any part of the Preferred Stock owned by such holder at $25.00 per share, plus accrued and unpaid dividends to the redemption date. Holders of the Preferred Stock will not be entitled to vote in the election of directors unless dividends on the Preferred Stock are in arrears for at least six consecutive full quarterly dividends, in which case holders of the Preferred Stock will be entitled (voting separately as a class together with holders of shares of any one or more other series of capital stock of

Orchard Holding ranking on a parity with the Preferred Stock as to dividends and having like voting rights) to elect two additional directors who shall serve until such dividend arrearage is eliminated. Orchard Holding has obtained waivers from the applicable lenders to permit Orchard Supply (i) to pay dividends to Orchard Holding to provide the funds necessary to pay the regularly scheduled quarterly dividends on the Preferred Stock, and (ii) to redeem the Preferred Stock upon a Change of Control, subject in each case to there not being any default or event of default under the applicable debt instrument.

WARRANTS

  As of November 19, 1993, there were Warrants outstanding to purchase up to an aggregate of 79,669 shares of Common Stock at an exercise price of $8.33 per share, subject to adjustment. Each Warrant contains provisions for the adjustment of the exercise price relating thereto under certain circumstances, including sales of Common Stock at less than the Fair Market Price (as defined in the Warrants), stock dividends, stock splits, mergers or acquisitions, and expires on July 1, 1999. The issuance of the Preferred Stock will not represent a sale of Common Stock at less than Fair Market Price. Upon occurrence of a Put Event (as defined in the Warrants), the Company is required to offer to purchase all of the outstanding Warrants in full for an amount equal to the Agreed Consideration (as defined in the Warrants).

                                  UNDERWRITING

  The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from Orchard Supply, and Orchard Supply has agreed to sell to the Underwriters, the principal amount of Notes set forth opposite their respective names below:

                                                                    PRINCIPAL
                                                                      AMOUNT
  UNDERWRITERS                                                       OF NOTES
  ------------                                                     ------------
Lehman Brothers Inc. ............................................. $
Jefferies & Company, Inc. ........................................
Montgomery Securities.............................................
                                                                   ------------
  Total........................................................... $100,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase Notes are subject to certain conditions, and that if any Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the Notes agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

  The Company has been advised that the Underwriters propose to offer the Notes initially at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include Underwriters) at
such public offering price less a selling concession not to exceed    % of the
principal amount of the Notes. The selected dealers may reallow a concession to
certain other dealers not to exceed    % of the principal amount of the Notes.
After the initial public offering of the Notes, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

  The Company has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company has no plans to list the Notes on any securities exchange. The Company has been advised by each Underwriter that it presently intends to make a market in the Notes; however, the Underwriters are not obliged to do so. Any such market-making activity may be discontinued at any time, for any reason, without notice. If each Underwriter ceases to act as a market marker for the Notes for any reason, there can be no assurance that another firm or person will make a market in the Notes. There can be no assurance that an active market for the Notes will develop or, if a market does develop, at what prices the Notes will trade.

                                 LEGAL MATTERS

  Certain legal matters in connection with the securities offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by O'Melveny & Myers. Principals and employees of Riordan & McKinzie are limited partners in a partnership which is a limited partner of FSEP, the Company's principal stockholder. See "Principal Stockholders."

                                    EXPERTS

  The consolidated financial statements and schedules of the Company as of January 26, 1992 and January 31, 1993 and for each of the three years in the period ended January 31, 1993 included in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

  The Company has filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with the Commission with respect to the Notes offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. A copy of the reports and other information filed by the Company in accordance with the Exchange Act may be inspected without charge at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Suite 1400, 75 Park Place, New York, New York 10007 and at Room 3190, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................. F-2
Consolidated Balance Sheets as of January 26, 1992 and January 31, 1993... F-3
Consolidated Statements of Operations for the years ended January 27,
 1991, January 26, 1992 and January 31, 1993.............................. F-5
Consolidated Statements of Stockholders' Equity for the years ended Janu-
 ary 27, 1991, January 26, 1992 and January 31, 1993...................... F-6
Consolidated Statements of Cash Flows for the years ended January 27,
 1991, January 26, 1992 and January 31, 1993.............................. F-7
Notes to Consolidated Financial Statements................................ F-8

- ---------------------

Report of Independent Public Accountants.................................. F-19
Condensed Consolidated Balance Sheets as of January 31, 1993 and October
 31, 1993 (Unaudited)..................................................... F-20
Condensed Consolidated Statements of Operations for the three months and nine months ended October 25, 1992 and October 31, 1993 (Unaudited)...... F-21
Condensed Consolidated Statements of Cash Flows for the nine months ended
 October 25, 1992 and October 31, 1993 (Unaudited)........................ F-22
Notes to Condensed Consolidated Financial Statements (Unaudited).......... F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Orchard Supply Hardware Stores Corporation:

  We have audited the accompanying consolidated balance sheets of Orchard Supply Hardware Stores Corporation (formerly Orchard Holding Corporation) and Subsidiary as of January 31, 1993 and January 26, 1992 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orchard Supply Hardware Stores Corporation and Subsidiary as of January 31, 1993 and January 26, 1992 and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1993 in conformity with generally accepted accounting principles.

  As explained in Note 2 to the consolidated financial statements, the Company has restated all periods presented for the effect of the change in accounting for inventories to the use of the first-in, first-out method.

                                          Arthur Andersen & Co.

San Jose, California
March 5, 1993

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         JANUARY 26, JANUARY 31,
                                                            1992        1993
                                                         ----------- -----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................   $  5,340    $  4,475
  Accounts receivable, less allowance of $888 and
   $1,267 at January 26, 1992 and January 31, 1993, re-
   spectively..........................................     12,993      13,209
  Inventories..........................................     70,727      73,858
  Prepaid expenses and other...........................      3,852       4,777
  Assets held for disposal.............................      7,507       6,133
                                                          --------    --------
    Total current assets...............................    100,419     102,452
PROPERTY, PLANT AND EQUIPMENT, net.....................     82,371      80,779
LEASEHOLD RIGHTS, net of accumulated amortization of
 $1,554 and $2,161 at January 26, 1992 and January 31,
 1993, respectively....................................      5,572       4,965
DEFERRED CHARGES, net of accumulated amortization of
 $3,205 and $5,426 at January 26, 1992 and January 31,
 1993, respectively....................................      4,261       4,116
GOODWILL, net of accumulated amortization of $417 and
 $573 at January 26, 1992 and January 31, 1993, respec-
 tively................................................      5,840       5,684
                                                          --------    --------
    Total assets.......................................   $198,463    $197,996
                                                          ========    ========

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        JANUARY 26, JANUARY 31,
                                                           1992        1993
                                                        ----------- -----------
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Outstanding checks, not cleared by the bank..........  $  2,897    $  1,730
  Accounts payable.....................................    25,832      27,086
  Accrued payroll and related items....................     6,754       6,481
  Accrued advertising..................................     1,722       2,436
  Accrued sales taxes..................................     4,751       5,420
  Other accrued expenses...............................     3,534       3,861
  Notes payable........................................     5,642       2,649
  Current portion of capital leases and long-term debt.     4,638         515
                                                         --------    --------
    Total current liabilities..........................    55,770      50,178
OTHER LIABILITIES......................................     3,173       2,596
CAPITAL LEASES AND LONG-TERM DEBT, net of current por-
 tion..................................................   125,892     130,374
                                                         --------    --------
    Total liabilities..................................   184,835     183,148
                                                         --------    --------
STOCKHOLDERS' EQUITY:
  Series A Preferred Stock, $.01 par value, aggregate
   liquidating preference plus accumulated dividends of
   approximately $24,377,000 and $28,505,000 at January
   26, 1992 and January 31, 1993, respectively
   Authorized--2,000,000 shares; issued--1,616,483
    shares; outstanding-- 1,604,152 and 1,602,486
    shares at January 26, 1992 and January 31, 1993,
    respectively.......................................        16          16
  Common Stock, $.01 par value
   Authorized--3,000,000 shares; issued--1,211,118
    shares; outstanding--1,205,158 and 1,207,598 shares
    at January 26, 1992 and January 31, 1993,
    respectively.......................................        12          12
  Additional paid-in capital...........................    26,056      26,392
  Less notes receivable from sale of common stock......      (370)       (379)
  Accumulated deficit..................................   (12,086)    (11,193)
                                                         --------    --------
    Total stockholders' equity.........................    13,628      14,848
                                                         --------    --------
    Total liabilities and stockholders' equity.........  $198,463    $197,996
                                                         ========    ========

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         YEAR ENDED
                                             -----------------------------------
                                             JANUARY 27, JANUARY 26, JANUARY 31,
                                                1991        1992        1993
                                             ----------- ----------- -----------
Sales......................................   $ 299,924   $ 308,562   $ 346,158
Cost of goods sold.........................     191,815     199,052     224,599
                                              ---------   ---------   ---------
  Gross margin.............................     108,109     109,510     121,559
Selling and other expenses.................      74,695      77,638      85,240
General and administrative expenses........      13,749      13,658      14,704
Pre-opening expenses.......................         579       1,192         924
                                              ---------   ---------   ---------
  Operating income.........................      19,086      17,022      20,691
Write-down in carrying amount of asset held
 for disposal..............................         --          --        2,007
Interest expense...........................      15,160      14,773      16,725
                                              ---------   ---------   ---------
  Income before provision for income taxes
   and extraordinary items.................       3,926       2,249       1,959
Provision for income taxes.................       1,667         971         866
                                              ---------   ---------   ---------
  Income before extraordinary items........       2,259       1,278       1,093
Extraordinary items:
  Realization of net operating loss
   carryforwards...........................       1,667         971         438
  Loss on extinguishment of debt, net of
   tax benefit of $428.....................         --          --         (638)
                                              ---------   ---------   ---------
  Net income...............................       3,926       2,249         893
Earned, but undeclared, dividends on pre-
 ferred stock..............................       3,046       3,446       4,208
                                              ---------   ---------   ---------
  Net income (loss) available to common
   stock...................................   $     880   $  (1,197)  $  (3,315)
                                              =========   =========   =========
Income per common and equivalent share:
  Income (loss) before extraordinary items.   $   (0.63)  $   (1.74)  $   (2.52)
  Extraordinary items......................        1.34        0.78       (0.16)
                                              ---------   ---------   ---------
  Net income (loss) per common and equiva-
   lent share..............................   $    0.71   $   (0.96)  $   (2.68)
                                              =========   =========   =========
Weighted average number of common and
 equivalent shares.........................       1,242       1,242       1,238
                                              =========   =========   =========

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             SERIES A                                    NOTES      RETAINED
                         PREFERRED STOCK     COMMON STOCK             RECEIVABLE    EARNINGS
                         ----------------- ----------------- PAID-IN  FOR CAPITAL (ACCUMULATED  TOTAL
                          SHARES    AMOUNT  SHARES    AMOUNT CAPITAL     STOCK      DEFICIT)   EQUITY
                         ---------  ------ ---------  ------ -------  ----------- ------------ -------
BALANCE, JANUARY 28,
 1990................... 1,615,484   $16   1,209,319   $12   $26,205     $(473)     $(18,261)  $ 7,499
 Payment of notes re-
  ceivable from sale of
  Capital Stock.........       --    --          --    --        --          5           --          5
 Repurchase of Common
  Stock at $8.33 per
  share.................       --    --         (400)  --         (4)        2           --         (2)
 Repurchase of Series A
  Preferred Stock at $10
  per share.............      (666)  --          --    --         (7)        4           --         (3)
 Reissuance of Common
  Stock at $8.33 per
  share.................       --    --          601   --          5        (3)          --          2
 Reissuance of Series A
  Preferred Stock at $10
  per share.............       999   --          --    --         10        (5)          --          5
 Net income.............       --    --          --    --        --        --          3,926     3,926
                         ---------   ---   ---------   ---   -------     -----      --------   -------
BALANCE, JANUARY 27,
 1991................... 1,615,817    16   1,209,520    12    26,209      (470)      (14,335)   11,432
 Payment of notes re-
  ceivable from sale of
  Capital Stock.........       --    --          --    --        --         20           --         20
 Repurchase of Common
  Stock at $8.33 per
  share.................       --    --       (7,002)  --        (58)       28           --        (30)
 Repurchase of Series A
  Preferred Stock at $10
  per share.............   (11,665)  --          --    --       (117)       57           --        (60)
 Reissuance of Common
  Stock at $8.33 per
  share.................       --    --        2,640   --         22        (5)          --         17
 Net income.............       --    --          --    --        --        --          2,249     2,249
                         ---------   ---   ---------   ---   -------     -----      --------   -------
BALANCE, JANUARY 26,
 1992................... 1,604,152    16   1,205,158    12    26,056      (370)      (12,086)   13,628
 Repurchase of Common
  Stock at $8.33 per
  share.................       --    --       (1,279)  --        (10)        1           --         (9)
 Repurchase of Series A
  Preferred Stock at $10
  per share.............    (1,666)  --          --    --        (17)        1           --        (16)
 Reissuance of Common
  Stock at $8.33 per
  share.................       --    --        3,719   --         31       (11)          --         20
 Issuance of warrants...       --    --          --    --        332       --            --        332
 Net income.............       --    --          --    --        --        --            893       893
                         ---------   ---   ---------   ---   -------     -----      --------   -------
BALANCE, JANUARY 31,
 1993................... 1,602,486   $16   1,207,598   $12   $26,392     $(379)     $(11,193)  $14,848
                         =========   ===   =========   ===   =======     =====      ========   =======

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         YEAR ENDED
                                             -----------------------------------
                                             JANUARY 27, JANUARY 26, JANUARY 31,
                                                1991        1992        1993
                                             ----------- ----------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................   $  3,926    $  2,249    $    893
 Non-cash adjustments to net income --
  Depreciation and amortization............      7,153       6,998       7,080
  Loss on extinguishment of debt...........        --          --        1,066
  Accretion of debt discount...............      2,752       3,156       1,682
  Loss on asset disposals..................          3         108         115
  Write-down in carrying amount of asset
   held for disposal.......................        --          --        2,007
 Changes in assets and liabilities --
  Increase in accounts receivable..........     (1,319)       (480)       (216)
  Increase in inventories..................     (4,381)     (8,468)     (3,131)
  (Increase) decrease in prepaid expenses
   and other...............................        378        (920)       (925)
  Increase in accounts payable and other
   current liabilities.....................      4,941         348       1,524
  Decrease in other liabilities............        (56)       (685)       (577)
                                              --------    --------    --------
   Total adjustments.......................      9,471          57       8,625
                                              --------    --------    --------
    Net cash provided by operating activi-
     ties..................................     13,397       2,306       9,518
                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and equip-
  ment, net................................    (10,999)    (19,675)     (4,318)
 Proceeds from sale of asset held for dis-
  posal....................................        635         --          --
                                              --------    --------    --------
  Net cash used in investing activities....    (10,364)    (19,675)     (4,318)
                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from working capital loan........      2,561       2,565         --
 Proceeds from issuance of notes payable...      2,166       2,378       2,389
 Proceeds from mortgage and construction
  loans....................................     21,759      15,700      13,721
 Proceeds from Senior Notes................        --          --       30,000
 Deferred financing costs paid.............       (763)        --       (2,076)
 Repayment of construction and working cap-
  ital loans...............................        --          --      (19,312)
 Repayment of notes payable................     (1,789)     (2,576)     (1,770)
 Principal payments on capital leases and
  long-term debt...........................    (26,876)       (168)    (29,012)
 Repurchase of capital stock...............        (11)       (175)        (27)
 Proceeds from reissuance of capital stock.         15          22          31
 Payment of notes receivable from sale of
  capital stock............................         11         105           2
 Issuance of notes receivable from sale of
  capital stock............................         (8)         (5)        (11)
                                              --------    --------    --------
  Net cash provided by (used in) financing
   activities..............................     (2,935)     17,846      (6,065)
                                              --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...............................         98         477        (865)
CASH AND CASH EQUIVALENTS, beginning of pe-
 riod......................................      4,765       4,863       5,340
                                              --------    --------    --------
CASH AND CASH EQUIVALENTS, end of period...   $  4,863    $  5,340    $  4,475
                                              ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                JANUARY 31, 1993

1. FORMATION AND ORGANIZATION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENTS:

  On April 11, 1989, Orchard Supply Hardware Stores Corporation--"Company" or "Stores," formerly Orchard Holding Corporation (a Delaware corporation) and its wholly-owned subsidiary, Orchard Supply Hardware Corporation (a Delaware corporation)--"Company" or "Orchard," and FS Equity Partners II, L.P. entered into an Asset Purchase Agreement with Wickes Companies, Inc. ("Wickes") to purchase substantially all of the assets and to assume certain liabilities of the Orchard Supply Hardware division of Wickes. The total cost of the acquisition was approximately $139.4 million, including approximately $130.6 million in consideration payable to Wickes, the refinancing or assumption of approximately $3.0 million in existing Orchard indebtedness and capital lease obligations and approximately $5.7 million of fees and expenses incurred by the buyer related to the acquisition. The initial financing included a $25.6 million capital contribution by Orchard Holding Corporation, approximately $3.0 million of existing indebtedness, $60.0 million of Senior Subordinated Increasing Rate Notes and approximately $51.5 million of bank debt.

  This transaction was accounted for as a purchase by the Company and, accordingly, the assets and liabilities of the Orchard Supply Hardware division acquired from Wickes were recorded at their fair market values as of May 27, 1989. The final allocation of the purchase price, including related costs of the acquisition, is shown below (in thousands):

     Current assets................................................... $ 87,698
     Current liabilities..............................................  (53,755)
                                                                       --------
       Working capital................................................   33,943
     Property, plant and equipment....................................   70,947
     Other long-term assets...........................................    5,823
     Leasehold rights.................................................    6,995
     Goodwill.........................................................    6,257
     Other long-term liabilities......................................   (4,157)
     Long-term debt...................................................  (94,184)
                                                                       --------
       Net assets purchased........................................... $ 25,624
                                                                       ========

  The Company's 39 stores (as of January 31, 1993) are geographically located in northern and central California.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Inventories--During the year ended January 31, 1993, the Company adopted the retail first-in, first-out ("FIFO") method which requires the restatement of the financial statements for all periods presented; accordingly, all periods present inventories accounted for at the lower of cost or market using the FIFO method. Previously, inventories were valued at the lower of cost or market using the retail dollar-value last-in, first-out ("LIFO") method.

  The change in accounting method was made because (i) the Company manages its business using FIFO inventory amounts, (ii) it will not expose the Company to earnings fluctuations associated with the LIFO estimates required to be made by the Company on a quarterly basis and (iii) it will provide comparability with the Company's primary competitors.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost and are depreciated primarily on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY amortized over the lesser of the lease term or the estimated useful life of the improvements. The range of estimated useful lives used by the Company is as follows:

   Buildings....................................  25-40 years
   Leasehold improvements.......................  14-25 years or life of lease
   Land improvements............................  15 years or life of lease
   Machinery and equipment......................  3-10 years

  All development costs related to the new warehouse have been capitalized during the construction period, including interest and property taxes incurred on the project. The Company capitalized interest costs of $87,000, $1,013,000 and $28,000 in the years ended January 27, 1991, January 26, 1992, and January 31, 1993, respectively.

  Leasehold Rights--Leasehold rights represent the difference between the fair market value of the Company's lease rentals and the stated rental rates at the time of acquisition. Leasehold rights are amortized over the lives of the lease terms ranging from 5 to 35 years.

  Pre-Opening Expenses--Costs of setting up new stores are expensed as incurred.

  Cash and Cash Equivalents--All highly liquid debt instruments with an original maturity of three months or less are included in cash and cash equivalents. "Outstanding checks, not cleared by bank" included in current liabilities consists of checks outstanding against zero balance accounts.

  Deferred Charges--Deferred charges relate primarily to deferred financing costs which are being amortized over the lives of the respective debt instruments.

  Consolidation--The consolidated financial statements include the accounts of Orchard Supply Hardware Stores Corporation and its wholly-owned subsidiary, Orchard Supply Hardware Corporation. All intercompany accounts and transactions have been eliminated in consolidation.

  Assets Held for Disposal--Assets held for disposal represent the Company's former warehouse building (see Note 7 regarding the new warehouse) and the underlying land, and, as of January 31, 1993, a parcel of land adjacent to the new warehouse site with a carrying amount of approximately $0.6 million which had previously been included in property, plant and equipment, and are currently being held for sale. The Company carries these assets at amounts not to exceed net realizable value. Accordingly, the carrying value of the former warehouse site was reduced by approximately $2.0 million in the year ended January 31, 1993. These assets are not subject to depreciation.

  Earnings Per Share--Net income (loss) per common and equivalent share is computed by dividing net income (loss) available to common stock (net income less preferred stock dividend requirements) by the weighted average number of common and equivalent shares. Common and equivalent shares include common stock issuable upon exercise of stock options and warrants (using the treasury stock method). Equivalents included in the weighted average number of shares assume the conversion of options outstanding under the Nonqualified Stock Option Plan and the warrants, unless antidilutive. Options outstanding pursuant to the Performance Stock Option Plan (now terminated) and the options granted to the President are excluded from the calculation due to their contingent nature.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued by the Company during the 12-month period prior to the initial public offering and stock options and warrants granted during the same period for which a measurement date has been established have been included in the calculation of common and common equivalent shares using the treasury stock method and the public offering price as if they were outstanding for all applicable periods.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

  The number of common and equivalent shares has been restated for all periods presented to reflect the 1.2 for 1 stock split which was effected on January 28, 1993.

Reclassifications--Certain reclassifications were made to previously issued financial statements to conform to the current presentation.

3. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are summarized below (in thousands):

                                                       JANUARY 26, JANUARY 31,
                                                          1992        1993
                                                       ----------- -----------
Property, Plant and Equipment, excluding Assets Under
 Capital Leases ("PP&E"):
  Land................................................  $ 17,365    $ 16,723
  Land improvements...................................       971       1,060
  Buildings...........................................    29,276      29,534
  Machinery and equipment.............................    21,561      23,923
  Leasehold improvements..............................    23,324      24,122
  Construction in progress............................     1,030       1,590
                                                        --------    --------
  Gross PP&E..........................................    93,527      96,952
  Accumulated depreciation and amortization...........   (12,356)    (17,221)
                                                        --------    --------
  Net PP&E............................................    81,171      79,731
                                                        --------    --------
Assets Under Capital Leases:
  Buildings...........................................     1,382       1,382
  Machinery and equipment.............................       485         485
                                                        --------    --------
  Gross assets under capital leases...................     1,867       1,867
  Accumulated amortization............................      (667)       (819)
                                                        --------    --------
  Net assets under capital leases.....................     1,200       1,048
                                                        --------    --------
                                                        $ 82,371    $ 80,779
                                                        ========    ========

4. OPERATING LEASES:

  Orchard has entered into certain long-term operating leases primarily for buildings and equipment. Future annual minimum lease commitments under noncancelable operating leases as of January 31, 1993 are as follows (in thousands):

                                                                  FUTURE MINIMUM
                                                                     RENTALS
                                                                   YEAR ENDING
                                                                     JANUARY
                                                                  --------------
     1994........................................................    $ 10,710
     1995........................................................      10,461
     1996........................................................       9,689
     1997........................................................       9,310
     1998........................................................       8,327
     Thereafter..................................................     105,239
                                                                     --------
         Total minimum lease payments............................    $153,736
                                                                     ========

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

  Store leases contain certain provisions for contingent rents based upon defined percentages of the dollar value of sales at individual stores. Total net rent expense is as follows (in thousands):

                                                               TOTAL  CONTINGENT
      YEAR ENDED                                              RENTALS  RENTALS
      ----------                                              ------- ----------
     January 31, 1993........................................ $10,971    $510
     January 26, 1992........................................   8,904     394
     January 27, 1991........................................   7,871     485

5. BENEFIT PLANS:

  Orchard maintains a profit-sharing benefit plan and a 401(k) plan covering substantially all employees. Orchard matches 50% of employee contributions to the 401(k) plan up to a maximum employee contribution of 3% of the employee's compensation. Orchard may also make additional profit sharing contributions to employee accounts at the discretion of the Board of Directors. The Company's expenses for the 401(k) and profit-sharing plans were as follows (in thousands):

                                                              401(K)     PROFIT
      YEAR ENDED                                           CONTRIBUTIONS SHARING
      ----------                                           ------------- -------
     January 31, 1993.....................................     $459      $  763
     January 26, 1992.....................................      409         858
     January 27, 1991.....................................      418       1,027

  The Company does not provide post-retirement benefits other than those provided through the plans discussed above. Accordingly, Statement of Financial Accounting Standard (SFAS) No. 106 "Accounting for Post-Retirement Benefits Other Than Pensions" will not impact the Company. The Company also anticipates that SFAS No. 112 "Employers' Accounting for Postemployment Benefits," issued in November 1992, will have an immaterial impact.

6. RELATED PARTY TRANSACTIONS:

  Orchard reimburses an affiliate of FS Equity Partners II, L.P. for certain direct costs incurred by it on the Company's behalf. Such costs were not material for the periods presented in these financial statements.

7. LONG-TERM DEBT AND CREDIT ARRANGEMENTS:

  Long-term debt as of January 26, 1992 and January 31, 1993 consists of the following (in thousands):

                                                              LESS
                                                   TOTAL    CURRENT   LONG-TERM
                                                    DEBT   MATURITIES   DEBT
                                                  -------- ---------- ---------
January 26, 1992:
  Senior subordinated discount notes due in 1999. $ 62,337   $  --    $ 62,337
  Acquisition facility due in installments
   through 1996..................................   28,874    4,500     24,374
  Construction facility due in 1993..............   11,700      --      11,700
  Working capital facility relating to construc-
   tion due in 1993..............................    4,000      --       4,000
  Store mortgages................................   21,759      --      21,759
  Obligations under capital leases...............    1,860      138      1,722
                                                  --------   ------   --------
                                                  $130,530   $4,638   $125,892
                                                  ========   ======   ========
January 31, 1993:
  Senior subordinated discount notes due in 1999. $ 64,000   $  --    $ 64,000
  Senior notes...................................   29,687      --      29,687
  Store and warehouse mortgages..................   35,480      428     35,052
  Obligations under capital leases...............    1,722       87      1,635
                                                  --------   ------   --------
                                                  $130,889   $  515   $130,374
                                                  ========   ======   ========

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

  The Company and Orchard have complied with the restrictive loan covenants contained in the above obligations which provide among other things that (1) minimum working capital and net worth levels be maintained, (2) minimum fixed charge ratios be met, (3) capital expenditures be restricted, and (4) additional long-term debt be limited.

SENIOR SUBORDINATED DISCOUNT NOTES

  In July 1989, Orchard completed the sale of its senior subordinated discount notes for approximately $55.2 million which are general unsecured obligations of the Company and accreted to a full maturity value of $64 million in July 1992. The interest related to these notes was payable at 8.63% through July 1992 and together with accretion calculated using the effective interest method yielded 14.5%. Subsequent to July 1992, the interest related to these notes is payable at a rate of 14.5%.

  Orchard is required to redeem $21 million principal amount of the securities on July 15, 1997 and on July 15, 1998 and $22 million principal amount on July 15, 1999.

BANK FACILITY (REFINANCED DURING THE YEAR ENDED JANUARY 31, 1993)

  A syndication of banks extended a credit facility to Orchard which was secured by substantially all of the Company's non-real estate assets. As of January 26, 1992 under the credit facility, Orchard had approximately $28.9 million outstanding under the acquisition loan, $9.1 million outstanding under the working capital loan ($4.0 million applying to the warehouse construction and included in "capital leases and long-term debt" and $5.1 million reflected as "notes payable" in the financial statements) and $11.7 million outstanding under the construction loan. In May 1992 the construction loan balance of $15.7 million was retired primarily through proceeds from the warehouse loan discussed below. In October 1992, the bank facility was refinanced with senior notes and a new credit facility as discussed below.

  At the option of the Company, the acquisition loan, working capital loan and construction loan bore interest as follows:

    1. if a prime rate loan, then at the sum of the prime rate plus 1.50% per annum;

    2. if a Eurodollar rate loan, then at the sum of the adjusted Eurodollar rate plus 2.50% per annum; and

    3. if a CD rate loan, then at the sum of the adjusted CD rate plus 2.75% per annum.

  The following information is applicable to the working capital facility (dollar amounts in thousands):

                                                                    PERIOD FROM
                                                                    JANUARY 27,
                                                                        1992
                                                            YEAR     TO OCTOBER
                                                           ENDED      29, 1992
                                                          JANUARY     (DATE OF
                                                          26, 1992  REFINANCING)
                                                          --------  ------------
   Balance outstanding at end of year.................... $ 9,126     $   --
   Average balance outstanding...........................   4,302       5,351
   Maximum amount outstanding............................  11,153      11,312
   Weighted average interest rate........................    9.48%       7.56%
   Interest rate at end of period........................    8.00%        N/A

  The weighted average interest rate is determined by dividing total interest costs by the average daily balance outstanding.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

REFINANCING

  On October 29, 1992 the Company, as guarantor, and Orchard, as issuer, consummated a refinancing (the "Refinancing") of its credit facility through a series of transactions including (i) the sale by the Company of an aggregate of $30.0 million principal amount of 9% senior notes due July 1, 1997 and warrants to purchase 79,669 shares of common stock of the Company and (ii) the execution of a financing agreement between the Company and a lender providing for a revolving credit facility of up to $20.0 million with an $8.0 million sublimit for guarantees of letters of credit. In connection with the Refinancing, the Company incurred a loss on extinguishment of debt resulting from the write-off of deferred financing charges of approximately $1.1 million which was recorded upon completion of the Refinancing on October 29, 1992.

  A portion of the amount of the proceeds has been assigned to the warrants and included in additional paid-in capital in the accompanying balance sheets. The carrying amount of the senior notes will accrete to the principal amount thereof over the term of the senior notes.

SENIOR NOTES

  The senior notes are unsecured obligations of Orchard, mature on July 1, 1997 and interest is payable semi-annually at 9% per annum. On October 15, 1995 and October 15, 1996 Orchard must redeem $3.0 million and $4.5 million, respectively, and the remaining principal amount is payable at maturity.

  The Company is required to exchange the senior notes with substantially identical notes effectively registered with the Securities and Exchange Commission prior to August 30, 1993.

REVOLVING CREDIT FACILITY

  Borrowings under the revolving credit facility are included in Notes Payable in the accompanying balance sheets and are secured by inventories, accounts receivable, and certain intangible assets and are limited to an amount equal to 75% of eligible accounts receivable, as defined, plus 50% of eligible inventory, as defined. Interest is payable monthly at one of two rates elected by the Company:

    1. bank base rate, as defined, plus one percent per annum, or

    2. LIBOR, plus 3.25% per annum.

  The revolving credit facility remains effective through October 29, 1995 at which time it will be automatically continued unless terminated by the Company's or lender's election.

  The following summarizes activity applicable to the revolving credit facility (dollar amounts in thousands):

      Balance outstanding at end of year................................ $1,514
      Average balance outstanding since origination.....................  2,468
      Maximum amount outstanding........................................  7,500
      Weighted average interest rate....................................   7.00%
      Interest rate at end of period....................................   7.00%

  Letters of credit outstanding as of January 31, 1993 totaled $4.8 million.

STORE AND WAREHOUSE MORTGAGES

  In March 1990, Orchard obtained approximately $19.4 million of mortgage financing on certain store properties. The proceeds were used to retire a then existing mortgage debt of $0.5 million and to pay down a portion of a $20.0 million installment due in May 1990 under the bank credit facility. An additional borrowing of $2.3 million was made in September 1990 on one other owned property. The mortgage notes bear interest at 10.1% for the first through fifth years and at a rate equal to the average yield imputed from one-year United States Treasury securities, determined annually, plus 2.75% for the sixth through twelfth years. Principal payments commence in May 1993 with a final balloon payment due at the end of twelve years. Payments are based on a twenty-year amortization schedule.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

  In May 1992, a life insurance company loaned Orchard approximately $13.7 million through a first mortgage loan on the new warehouse facility located in Tracy, California. The mortgage note bears interest of 10.64% payable monthly on the outstanding loan balance. The loan requires payments of interest only for the first three years with the first principal payment due May 31, 1995.

  The net book value of the assets mortgaged pursuant to the above mortgage loans approximated $46.4 million at January 31, 1993.

CAPITAL LEASES

  Orchard leases two stores and certain equipment under lease agreements which are accounted for as capital leases. The leases bear interest at an implicit rate of approximately 10%.

PRINCIPAL AND INTEREST PAYMENTS

  The following summarizes the required future payments pursuant to the various long-term debt instruments, including capital leases, discussed above (in thousands):

                                                       PRINCIPAL FUTURE MINIMUM
                                                       PAYMENTS  RENTAL PAYMENTS
                                                       ON LONG-    PURSUANT TO
   YEAR ENDING JANUARY,                                TERM DEBT CAPITAL LEASES
   --------------------                                --------- ---------------
    1994.............................................. $    428      $  255
    1995..............................................      624         253
    1996..............................................    4,606         253
    1997..............................................   27,405         253
    1998..............................................   45,402         252
    Thereafter........................................   50,702       1,629
                                                       --------      ------
                                                        129,167       2,895
    Less--amount representing interest................                1,173
                                                                     ------
    Present value of future commitments...............                1,722
    Less--current portion.............................      428          87
                                                       --------      ------
    Long-term portion................................. $128,739      $1,635
                                                       ========      ======

  Total cash paid by the Company for interest was as follows (in thousands):

   YEAR ENDED
   ----------
    January 31, 1993.................................................. $13,285
    January 26, 1992..................................................  10,928
    January 27, 1991..................................................  11,352

  As discussed in Note 2, portions of the interest costs incurred have been capitalized.

8. PREFERRED STOCK:

  The rights, privileges and provisions of the Series A Preferred shares are as follows:

DIVIDEND RIGHTS

  The holders of Series A Preferred Stock are entitled to receive cumulative dividends of $.40 per share on a quarterly basis plus an amount equal to 16% annually, compounded quarterly, on any accrued but unpaid dividends. Dividends are payable in cash or additional Series A Preferred shares at the discretion of the Board

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY of Directors. No dividend shall be declared, paid or set aside to the holders of outstanding shares of Common Stock unless all accrued but unpaid dividends have been paid to the holders of outstanding shares of Series A Preferred Stock. No dividends have been declared to date. Accumulated dividends, which are undeclared and unpaid, total approximately $12.5 million at January 31, 1993.

EXCHANGE PROVISION

  The Company, at its sole option, may require all or part of the Series A Preferred Stock to be exchanged for junior subordinated notes (due May 30, 2001) paying interest semi-annually at a rate of 16% per annum. The exchange rate is $10 of principal in junior subordinated notes for each share of Series A Preferred Stock. No such exchange may be required by the Company unless all accrued but unpaid dividends on all Series A Preferred shares, whether or not they are to be exchanged, have been paid.

REDEMPTION PROVISION

  The Company, at its sole option, may at any time redeem all or a portion of the then outstanding shares of Series A Preferred Stock. The redemption price shall be $10 per share plus an amount equal to all accrued but unpaid dividends.

LIQUIDATION RIGHTS

  In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred shares are entitled to be paid, out of the assets of the Company available for distribution to its stockholders, an amount equal to $10 per share plus an amount equal to all accrued but unpaid dividends prior to any distribution to the holders of Common Stock.

VOTING RIGHTS

  Holders of Series A Preferred shares are entitled to two votes per share of Series A Preferred Stock.

9. COMMON STOCK:

  Common stockholders are entitled to one vote per share of Common Stock. Under the Stock Subscription Agreements between the Company and each of the employee stockholders, common shares vested 20% at the date of purchase and vest an additional 20% on each of the first through fourth anniversaries of the acquisition date. Vested and unvested shares are both subject to repurchase at the option of the Company. Holders of unvested shares are entitled to receive an amount equal to $8.33 per share at the time of repurchase while holders of vested shares are entitled to receive the greater of $8.33 per share or $8.33 per share plus a pro rata portion of any retained earnings for the period from the acquisition (Note 1) to the end of the quarter preceding the repurchase of shares.

  In connection with the acquisition of Orchard Supply Hardware by the Company, two stock option plans, the 1989 Employee Performance Stock Option Plan and the 1989 Nonqualified Stock Option Plan, were instituted to award officers of the Company and other key employees, respectively, for services provided to the Company. Subsequent to January 31, 1993, all holders of the 31,500 options outstanding at January 31, 1993 tendered their options for cancellation and the Performance Plan was terminated.

  Under the 1989 Nonqualified Stock Option Plan, options may be granted to qualified personnel of the Company to purchase shares of common stock at a price no less than the fair market value of such shares, as determined by the Board of Directors, at the time the option is granted. Consequently, no compensation expense has been recognized in relation to this plan. Under the provisions of the plan, options shall vest and become exercisable in annual installments of 20% and shall be fully vested no later than five years from the

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY date of grant. At January 31, 1993, options covering 52,439 shares of common stock were outstanding, of which 31,358 shares were vested under the plan. The Board of Directors may accelerate the vesting at its discretion. Options expire ten years after the date of grant. The Company has reserved 60,000 shares of common stock for issuance under the plan.

  Following is a detail of activity in the Nonqualified Stock Option Plan:

                                                  OPTIONS    OPTIONS     PRICE
                                                 AVAILABLE OUTSTANDING PER SHARE
                                                 --------- ----------- ---------
      January 28, 1990..........................     702     59,298      $8.33
       Granted..................................    (526)       526       8.33
       Cancelled................................     350       (350)      8.33
                                                   -----     ------
      January 27, 1991..........................     526     59,474       8.33
       Granted..................................     --         --         --
       Cancelled................................   6,139     (6,139)      8.33
                                                   -----     ------
      January 26, 1992..........................   6,665     53,335       8.33
       Granted..................................     --         --         --
       Cancelled................................     896       (896)      8.33
                                                   -----     ------
      January 31, 1993..........................   7,561     52,439       8.33
                                                   =====     ======

  In April 1992, the Company granted a nonqualified stock option outside of the 1989 Nonqualified Stock Option Plan to its President covering 12,045 shares of common stock at an exercise price of $8.33 per share. The option is only exercisable upon the occurrence of certain mergers, consolidation, business combinations, asset sales, tender offers and liquidations involving the Company. Because of the contingent nature of the shares, no measurement date, as defined, has been established. No compensation expense has been recorded attributable to these options.

10. INCOME TAXES:

  The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate to income before taxes as follows:

                                      YEAR ENDED
                          -----------------------------------
                          JANUARY 27, JANUARY 26, JANUARY 31,
                             1991        1992        1993
                          ----------- ----------- -----------
Statutory Federal income
 tax rate...............     34.0%       34.0%       34.0%
State income taxes, net
 of Federal benefit.....      6.1         6.1         6.1
Goodwill amortization...      2.1         2.8         3.2
Other...................      0.3         0.3         0.9
                             ----        ----        ----
                             42.5%       43.2%       44.2%
                             ====        ====        ====

  For each of the three years in the period ended January 31, 1993, the Company recorded an extraordinary benefit from the realization of net operating loss carryforwards which originated in the period ended January 28, 1990. The Company has book net operating loss carryforwards remaining of approximately $10.0 million as of January 31, 1993.

  As of January 31, 1993, for tax purposes, the Company has net operating loss carryforwards of approximately $8.7 million for regular tax purposes available to offset future Federal taxable income through the Company's fiscal year ending January 2008. Differences between the Company's net operating loss carryforwards for tax and financial reporting purposes primarily relate to depreciation, general and administrative costs capitalizable for tax purposes, and deductions for reserves and allowances. The Tax

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

Reform Act of 1986 contains provisions which may limit the utilization of net operating loss carryforwards in any given year upon occurrence of certain events, including significant changes in ownership interests. Due to limitations imposed by Section 382 of the Internal Revenue Code, as amended, the Company's ability to utilize its Federal income tax net operating loss carryforwards will likely be limited annually to the value of the Company's stock immediately prior to consummation of a change in ownership multiplied by a rate specified monthly by the IRS (currently 5.9%). In addition, any annual limitation amount determined by this computation that is not used in the current year increases the succeeding year's annual limitation amount. The Company's ability to utilize net operating loss carryforwards as computed for California income tax purposes may be similarly limited. The limitation on the use of net operating loss carryforwards may have the effect of accelerating a portion of the Company's income tax liability to an earlier year, and may also result in an overall increase in income taxes payable by the Company. Whether the Company's liability for taxes will be accelerated or increased will depend on numerous factors, including whether and the extent to which future annual taxable income of the Company exceeds the annual limitation, whether the Company is paying tax based on its regular taxable income or its alternative minimum taxable income, and whether and the extent to which California permits corporations to deduct net operating loss carryforwards for California income tax purposes.

  The Company has made income tax payments of approximately $0.1 million, $0.3 million and $0.4 million in the years ended January 27, 1991, January 26, 1992 and January 31, 1993, respectively, primarily toward tax liabilities computed for alternative minimum tax purposes. Such payments are recorded as prepayments which will be applied against future liabilities computed for regular tax purposes.

  In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes," which supersedes SFAS 96. The Company is required to adopt the provisions of this statement in fiscal year 1994. The Company expects the impact of the implementation to be immaterial.

11. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

WORKING CAPITAL ACCOUNTS

  The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments.

LONG-TERM DEBT

  Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt is approximately $137.1 million versus the carrying amount of approximately $130.9 million at January 31, 1993.

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                                         INCOME (LOSS)
                                                                         PER COMMON AND
                                                  INCOME                EQUIVALENT SHARE
                                               (LOSS) BEFORE                 BEFORE
                                               EXTRAORDINARY NET INCOME  EXTRAORDINARY
                          SALES   GROSS MARGIN     ITEMS       (LOSS)        ITEMS
                         -------- ------------ ------------- ---------- ----------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED JANUARY 26,
 1992
  First quarter......... $ 73,305   $ 26,290      $ (361)     $  (361)       $(0.96)
  Second quarter........   87,366     30,957       2,337        3,718          1.18
  Third quarter.........   74,766     26,666         174          322         (0.59)
  Fourth quarter........   73,125     25,597        (872)      (1,430)        (1.37)
                         --------   --------      ------      -------        ------
  Year.................. $308,562   $109,510      $1,278      $ 2,249        $(1.74)
                         ========   ========      ======      =======        ======

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                                                                         INCOME (LOSS)
                                                                         PER COMMON AND
                                                  INCOME                EQUIVALENT SHARE
                                               (LOSS) BEFORE                 BEFORE
                                               EXTRAORDINARY NET INCOME  EXTRAORDINARY
                          SALES   GROSS MARGIN     ITEMS       (LOSS)        ITEMS
                         -------- ------------ ------------- ---------- ----------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED JANUARY 31,
 1993
  First quarter......... $ 81,656   $ 28,510      $   530     $   919        $(0.35)
  Second quarter........   95,360     33,355        2,099       3,537          0.86
  Third quarter(1)......   82,349     28,169       (1,384)     (2,277)        (1.96)
  Fourth quarter(2).....   86,793     31,525         (152)     (1,286)        (1.07)
                         --------   --------      -------     -------        ------
  Year.................. $346,158   $121,559      $ 1,093     $   893        $(2.52)
                         ========   ========      =======     =======        ======

  The following events impacted the results above:
(1) The Company recognized a write-down of $2.0 million in the carrying value of the former warehouse (asset held for sale) in the third quarter of the year ended January 31, 1993.
(2) Each of the quarters in fiscal 1992 and 1993 includes 13 weeks, except for the fourth quarter of 1993 which includes 14 weeks. Management estimates the inclusion of the additional week increased pretax income by $0.6 million.

13. SUMMARIZED FINANCIAL INFORMATION FOR ORCHARD SUPPLY HARDWARE CORPORATION:
  All operations of the Company are conducted through its wholly-owned subsidiary, Orchard Supply Hardware Corporation. The following summarizes the financial position and results of operations for Orchard Supply Hardware
Corporation:

                                                         JANUARY 26, JANUARY 31,
                                                            1992        1993
                                                         ----------- -----------
     Current assets.....................................  $100,398    $102,433
     Non-current assets.................................    98,044      95,544
                                                          --------    --------
                                                           198,442     197,977
                                                          ========    ========
     Current liabilities................................  $ 55,770    $ 50,178
     Non-current liabilities............................   129,065     132,970
                                                          --------    --------
                                                           184,835     183,148
                                                          --------    --------
     Redeemable preferred stock.........................       --          --
     Other equity.......................................    13,607      14,829
                                                          --------    --------
                                                            13,607      14,829
                                                          --------    --------
                                                          $198,442    $197,977
                                                          ========    ========

                                                        YEAR ENDED
                                            -----------------------------------
                                            JANUARY 27, JANUARY 26, JANUARY 31,
                                               1991        1992        1993
                                            ----------- ----------- -----------
     Sales.................................  $299,924    $308,562    $346,158
     Gross profit..........................   108,109     109,510     121,559
     Income (loss) before provision for
      taxes and extraordinary credit.......     3,879       2,253       1,944
     Net income (loss).....................     3,879       2,253         878

  The various debt instruments of Orchard Supply Hardware Corporation restrict the payment of dividends to the parent.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Orchard Supply Hardware Stores Corporation:

  We have reviewed the accompanying condensed consolidated balance sheet of Orchard Supply Hardware Stores Corporation (a Delaware corporation) as of October 31, 1993, and the related condensed statements of operations for the three months and nine months then ended and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          Arthur Andersen & Co.

San Jose, California
November 21, 1993

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        JANUARY 31, OCTOBER 31,
                                                           1993        1993
                                                        ----------- -----------
                                                                    (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $  4,475    $  6,199
  Accounts receivable, net.............................    13,209      14,642
  Inventories..........................................    73,858      77,817
  Prepaid expenses and other...........................     4,777       5,847
  Assets held for disposal.............................     6,133       6,133
                                                         --------    --------
    Total current assets...............................   102,452     110,638
PROPERTY, PLANT AND EQUIPMENT, net.....................    80,779      84,440
OTHER ASSETS, net......................................    14,765      12,679
                                                         --------    --------
    Total assets.......................................  $197,996    $207,757
                                                         ========    ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities.............  $ 47,014    $ 51,736
  Notes payable........................................     2,649       1,872
  Current portion of capital leases and long-term debt.       515         748
                                                         --------    --------
    Total current liabilities..........................    50,178      54,356
OTHER LIABILITIES......................................     2,596       2,596
CAPITAL LEASES AND LONG-TERM DEBT, net of current por-
 tion..................................................   130,374      85,173
                                                         --------    --------
    Total liabilities..................................   183,148     142,125
                                                         --------    --------
STOCKHOLDERS' EQUITY:
  Common stock.........................................        12          69
  Preferred stock......................................        16         --
  Additional paid-in-capital...........................    26,392      72,299
  Less notes receivable from sale of common stock......      (379)       (175)
  Accumulated deficit..................................   (11,193)     (6,561)
                                                         --------    --------
    Total equity.......................................    14,848      65,632
                                                         --------    --------
    Total liabilities and stockholders' equity.........  $197,996    $207,757
                                                         ========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   THREE MONTHS ENDED       NINE MONTHS ENDED
                                 ----------------------- -----------------------
                                 OCTOBER 25, OCTOBER 31, OCTOBER 25, OCTOBER 31,
                                    1992        1993        1992        1993
                                 ----------- ----------- ----------- -----------
Sales..........................    $82,349     $88,888    $259,365    $280,455
Cost of goods sold.............     54,180      56,751     169,331     180,629
                                   -------     -------    --------    --------
 Gross margin..................     28,169      32,137      90,034      99,826
Selling, general and adminis-
 trative expenses..............     23,960      26,637      72,562      79,022
Pre-opening expenses...........        368         466         910       1,713
                                   -------     -------    --------    --------
 Operating income..............      3,841       5,034      16,562      19,091
Write-down in carrying amount
 of asset held for disposal....      2,007         --        2,007         --
Interest expense...............      4,111       2,565      12,376       9,096
                                   -------     -------    --------    --------
 Income (loss) before provision
  for income taxes and
  extraordinary items..........     (2,277)      2,469       2,179       9,995
Provision for income taxes.....       (953)        --          934         --
                                   -------     -------    --------    --------
 Income (loss) before extraor-
  dinary items.................     (1,324)      2,469       1,245       9,995
Extraordinary items............       (953)        --          934      (5,363)
                                   -------     -------    --------    --------
 Net income (loss).............     (2,277)      2,469       2,179       4,632
Preferred stock dividends......      1,049         --        3,031         814
                                   -------     -------    --------    --------
 Net income (loss) available to
  common stock.................    $(3,326)    $ 2,469    $   (852)   $  3,818
                                   =======     =======    ========    ========
Income per common and equiva-
 lent share:
 Income (loss) before extraor-
  dinary items.................    $ (1.96)    $  0.35    $  (1.47)   $   1.64
 Extraordinary items...........      (0.79)        --         0.77       (0.96)
                                   -------     -------    --------    --------
 Net income (loss).............    $ (2.75)    $  0.35    $  (0.70)   $   0.68
                                   =======     =======    ========    ========
Weighted average number of com-
 mon and common
 equivalent shares outstanding.      1,211       6,970       1,218       5,613
                                   =======     =======    ========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                        -----------------------
                                                        OCTOBER 25, OCTOBER 31,
                                                           1992        1993
                                                        ----------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................................   $ 2,179     $ 4,632
 Noncash adjustments to net income --
  Depreciation and amortization........................     5,383       5,062
  Accretion of debt discount...........................     1,663          57
  Loss on asset disposals..............................        90          65
  Write-down in carrying amount of asset held for dis-
   posal...............................................     2,007         --
  Write-off of deferred financing costs................       --        1,315
  Premium on repayment of subordinated debentures......       --        4,048
 Changes in assets and liabilities --
  Increase in accounts receivable......................    (1,599)     (1,433)
  Decrease in inventories..............................    (2,709)     (3,959)
  Increase in prepaid expenses and other...............      (768)     (1,070)
  Increase in noncurrent assets........................       --         (249)
  Increase in accounts payable and accrued liabilities.     2,412       4,722
  Decrease in noncurrent liabilities...................      (590)        --
                                                          -------     -------
   Total adjustments...................................     5,889       8,558
                                                          -------     -------
    Net cash provided by operating activities..........     8,068      13,190
                                                          -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and equipment, net.......    (2,466)     (7,704)
                                                          -------     -------
  Net cash used in investing activities................    (2,466)     (7,704)
                                                          -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from public stock offering...............       --       48,396
 Proceeds from issuance of senior notes................    13,721         --
 Proceeds from issuance of notes payable...............     2,431         737
 Proceeds from sale of capital stock...................        10          58
 Payment of notes receivable from sale of capital
  stock................................................         2         204
 Repayment of subordinated debentures including premi-
  um...................................................       --      (48,726)
 Repayment of construction and working capital loans...   (15,700)        --
 Payment of preferred stock dividend...................       --       (2,500)
 Deferred financing costs..............................      (466)        (64)
 Repayment of notes payable............................      (126)     (1,514)
 Repurchase of capital stock...........................       (25)         (6)
 Issuance of notes receivable from sale of capital
  stock................................................        (3)        --
 Principal payments on capital leases and long-term
  debt.................................................    (4,612)       (347)
                                                          -------     -------
  Net cash used in financing activities................    (4,768)     (3,762)
                                                          -------     -------
NET INCREASE IN CASH AND CASH EQUIVALENTS..............       834       1,724
CASH AND CASH EQUIVALENTS, Beginning of Period.........     5,340       4,475
                                                          -------     -------
CASH AND CASH EQUIVALENTS, End of Period...............   $ 6,174     $ 6,199
                                                          =======     =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

  The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the financial statements and the notes thereto for the year ended January 31, 1993 included in the Company's Registration Statement on Form S-1 (the "Registration Statement").

  The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management, necessary to state fairly the results for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full fiscal year.

2. EARNINGS PER SHARE:

  Net income (loss) per common and equivalent share is computed by dividing net income (loss) available to common stock (net income less preferred stock dividend requirements) by the weighted average number of common and equivalent shares. Common and equivalent shares include common stock issuable upon exercise of stock options and warrants (using the treasury stock method) less shares assumed repurchased with the proceeds from the management notes. Equivalents included in the weighted average number of shares assume the conversion of options outstanding under the Nonqualified Stock Option Plan and the warrants, unless antidilutive. Options outstanding pursuant to the Performance Stock Option Plan (now terminated) and certain options granted to the President are excluded from the calculation due to their contingent nature.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued by the Company during the 12-month period prior to the initial public offering and stock options and warrants granted during the same period for which a measurement date has been established have been included in the calculation of common and common equivalent shares using the treasury stock method as if they were outstanding for all applicable periods.

3. EQUITY OFFERING AND REDEMPTION OF SENIOR SUBORDINATED DEBENTURES:

  On April 6, 1993, the Company consummated a series of transactions consisting of the following:

    1. Issuing 3.8 million shares of common stock in an initial public offering (the "Offering") at a price of $14 per share.

    2. Declaring dividends on preferred stock of $13.3 million equal to all earned but undeclared dividends. Of this amount, $2.5 million was paid in cash and funded by borrowings under the Company's revolving credit facility (the "Financing Agreement"). The remainder was paid through the issuance of 1,915,630 additional shares of preferred stock.

    3. Converting all outstanding shares of preferred stock, including those issued pursuant to the dividends discussed above, into 3,128,028 shares of common stock pursuant to a statutory reclassification at the market offering price.

  On April 30, 1993, the Company used the net proceeds of the Offering to retire approximately $44.7 million of the Company's Senior Subordinated Discount Notes due 1999 (the "Subordinated Notes"). In connection with the early extinguishment of debt, the Company recorded an extraordinary charge of approximately $5.4 million consisting of a prepayment premium of approximately $4.1 million and the write-off of deferred financing charges of $1.3 million.

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                                  (UNAUDITED)

  The unaudited pro forma financial data presented below have been prepared by the Company based on certain adjustments to reflect the transactions enumerated above. The pro forma financial data assume these transactions occurred as of the beginning of the applicable fiscal year. The pro forma financial data do not purport to present the financial position and results of operations of the Company had these transactions actually occurred as of such dates nor is it necessarily indicative of the results of operations that may be achieved in the future. The pro forma financial data for the three and nine month periods ended October 25, 1992 also assumes an income tax provision of zero computed under the method of accounting adopted for the nine months ended October 31, 1993 as discussed in Note 4.

                                  THREE MONTHS ENDED       NINE MONTHS ENDED
                                ----------------------- -----------------------
                                OCTOBER 25, OCTOBER 31, OCTOBER 25, OCTOBER 31,
                                   1992        1993        1992        1993
                                ----------- ----------- ----------- -----------
   Income per common and
    equivalent share before
    extraordinary items.......    $ (0.10)    $ 0.36      $ 1.08      $ 1.67
                                  =======     ======      ======      ======
   Weighted average common and
    common equivalent shares
    outstanding...............      6,574      6,912       6,588       6,894
                                  =======     ======      ======      ======

4. INCOME TAXES:

  Through January 31, 1993, the Company accounted for income taxes pursuant to Accounting Principles Board (APB) Opinion No. 11. Effective February 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes." Upon adoption, the Company elected not to restate prior periods and the effect of the cumulative catch-up entry on the current period's balance sheet and statement of operations is not material.

  In accordance with SFAS 109, all deferred tax assets and liabilities are quantified. Deferred tax assets include operating loss and tax credit carryforwards. A valuation allowance against the tax assets is required to adjust the assets to realizable amounts. Changes in the valuation allowance are generally a component of the income tax provision. Under APB Opinion No. 11, the realization of operating loss carryforwards was recorded as an extraordinary item. For each of the three years in the period ended January 31, 1993, the Company recorded an extraordinary item due to the realization of operating loss carryforwards.

  The major components of deferred tax assets and liabilities are as follows (in thousands):

                                                         FEBRUARY 1, OCTOBER 31,
                                                            1993        1993
                                                         ----------- -----------
Deferred tax assets:
  Net operating losses..................................   $ 3,498     $ 2,292
  AMT payments made.....................................       787       1,250
  Other.................................................     1,841       2,082
                                                           -------     -------
    Total assets........................................     6,126       5,624
  Valuation allowance...................................    (3,859)     (2,683)
                                                           -------     -------
  Net assets............................................     2,267       2,941
                                                           -------     -------
Deferred tax liabilities:
  Depreciation..........................................     1,480       1,691
                                                           -------     -------
    Total liabilities...................................     1,480       1,691
                                                           -------     -------
    Total net deferred tax asset........................   $   787     $ 1,250
                                                           =======     =======

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                                  (UNAUDITED)
  As disclosed above, the valuation allowance decreased by $1.2 million during the nine months ended October 31, 1993. The Company's tax operating loss carryforwards as of January 31, 1993 are as follows (in thousands):

        EXPIRATION                                            FEDERAL CALIFORNIA
        ----------                                            ------- ----------
     Year ending January:
     2005.................................................... $3,264    $3,006
     2006....................................................  5,975     2,809
                                                              ------    ------
                                                              $9,239    $5,815
                                                              ======    ======

  The provision for the nine month period ended October 31, 1993 is based on an estimated annual provision of zero. The components of the provisions and the effective rate reconciliation for the nine months ended October 25, 1992 have not been included since the information is not significantly different from the disclosures in the Company's Registration Statement for the year ended January 31, 1993.

5. SUBSEQUENT EVENTS:

  In November, 1993, the Company acquired six store sites located in Southern California for approximately $17.3 million. The Company owns the fee interest in three sites and leases the other three sites. The existing improvements will be renovated prior to the planned opening of the stores.

  In October, 1993, the Company entered into an agreement to acquire the leasehold interest in an additional three store sites in Southern California. The transaction is expected to close in January, 1994 and the acquisition price is $2.35 million.

  In November, 1993, in connection with the acquisition of the new store sites, the Company increased the borrowings available under the revolving credit facility from $20.0 million to $40.0 million. The additional borrowings available bear substantially the same terms and conditions as the original facility.

6. STOCKHOLDERS' EQUITY (In thousands, except share data):

                              SERIES A                                     NOTES
                           PREFERRED STOCK     COMMON STOCK             RECEIVABLE
                          ------------------ ----------------- PAID-IN  FOR CAPITAL ACCUMULATED
                            SHARES    AMOUNT  SHARES    AMOUNT CAPITAL     STOCK      DEFICIT
                          ----------  ------ ---------  ------ -------  ----------- -----------
Balance, January 31,
 1993...................   1,602,486   $ 16  1,207,598   $ 12  $26,392     $(379)    $(11,193)
Repurchase of shares....        (333)   --        (200)   --        (7)      --           --
Issuance of Common Stock
 resulting from Initial
 Public Offering and
 exercise of stock op-
 tions..................         --     --   3,806,945     38   48,417       --           --
Reclassification of Se-
 ries A Preferred Stock.  (1,602,153)   (16) 1,915,630     19       (3)      --           --
Payments of cash divi-
 dend on Series A Pre-
 ferred Stock...........         --     --         --     --    (2,500)      --           --
Payments of notes
 receivable.............         --     --         --     --       --        204          --
Net income..............         --     --         --     --       --        --         4,632
                          ----------   ----  ---------   ----  -------     -----     --------
Balance, October 31,
 1993...................         --    $--   6,929,973   $ 69  $72,299     $(175)    $ (6,561)
                          ==========   ====  =========   ====  =======     =====     ========

           ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARY

                                  (UNAUDITED)
7. QUARTERLY FINANCIAL INFORMATION (in thousands, except share data):

                                                                    INCOME (LOSS)
                                                                    PER COMMON AND
                                             INCOME                EQUIVALENT SHARE
                                          (LOSS) BEFORE                 BEFORE
                                   GROSS  EXTRAORDINARY NET INCOME  EXTRAORDINARY
                          SALES   MARGIN      ITEMS       (LOSS)        ITEMS
                         -------- ------- ------------- ---------- ----------------
YEAR ENDED JANUARY 30,
 1994
  First quarter(1)......  $90,361 $31,948    $1,986      $(3,377)       $0.40
  Second quarter........  101,206  35,741     5,540        5,540         0.80
  Third quarter.........   88,888  32,137     2,469        2,469         0.35
                         -------- -------    ------      -------        -----
  Year.................. $280,455 $99,826    $9,995      $ 4,632        $1.64
                         ======== =======    ======      =======        =====

- --------
(1) The net loss reflects the extraordinary charge discussed in Note 3.

8. SUMMARIZED FINANCIAL INFORMATION FOR ORCHARD SUPPLY HARDWARE CORPORATION:

  All operations of the Company are conducted through its wholly-owned subsidiary, Orchard Supply Hardware Corporation. The following summarizes the financial position and results of operations for Orchard Supply Hardware Corporation (In thousands):

                                                                     OCTOBER 31,
                                                                        1993
                                                                     -----------
     Current assets.................................................  $110,663
     Non-current assets.............................................    97,119
                                                                      --------
                                                                      $207,782
                                                                      ========
     Current liabilities............................................  $ 54,348
     Non-current liabilities........................................    87,769
                                                                      --------
                                                                       142,117
                                                                      --------
     Redeemable preferred stock.....................................       --
     Other equity...................................................    65,665
                                                                      --------
                                                                        65,665
                                                                      --------
                                                                      $207,782
                                                                      ========

                                                           NINE-MONTHS ENDED
                                                        -----------------------
                                                        OCTOBER 25, OCTOBER 31,
                                                           1992        1993
                                                        ----------- -----------
     Sales.............................................  $259,365    $280,455
     Gross profit......................................    90,034      99,826
     Income before provision for taxes and extraordi-
      nary credit......................................     2,169      10,026
     Net income........................................     2,169       4,663

  The various debt instruments of Orchard Supply Hardware Corporation restrict the payment of dividends to the parent.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

SELECTION
- --------------------------------------------------------------------------------

        [PHOTO 1]                  [PHOTO 2]                  [PHOTO 3]

        [PHOTO 4]                  [PHOTO 5]                  [PHOTO 6]

                                 [COMPANY LOGO]

                                   [PHOTO 7]

                    New warehouse and distribution facility

                                                      CONVENIENT, WELL
SERVICE                                               ORGANIZED STORES
- ----------------------------------------------------  -------------------------
     [PHOTO 8]        [PHOTO 9]          [PHOTO 10]             [PHOTO 11]
  Custom cutting     ZIP service        Drive through
                                       pick-up station

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ORCHARD SUPPLY, ORCHARD HOLDING OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              ------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Investment Considerations.................................................   10
The Company...............................................................   13
Use of Proceeds...........................................................   15
Capitalization............................................................   16
Unaudited Pro Forma Financial Data........................................   18
Selected Consolidated Financial Data......................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   32
Management................................................................   41
Certain Transactions......................................................   47
Principal Stockholders....................................................   48
Description of Notes......................................................   49
Terms of Continuing Debt Instruments......................................   64
Description of Capital Stock..............................................   69
Underwriting..............................................................   70
Legal Matters.............................................................   71
Experts...................................................................   71
Additional Information....................................................   71
Index to Consolidated Financial Statements................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 $100,000,000

                                     LOGO

                                ORCHARD SUPPLY

                                   HARDWARE

                                  CORPORATION
                            % SENIOR NOTES DUE 2002
                         UNCONDITIONALLY GUARANTEED BY

                            ORCHARD SUPPLY HARDWARE
                              STORES CORPORATION

                               -----------------
                                  PROSPECTUS
                                      , 1994
                               -----------------

                                Lehman Brothers
                           Jefferies & Company, Inc.
                             Montgomery Securities

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             GRAPHICS APPENDIX LIST

INSIDE FRONT COVER
Map Map of California with symbols indicating the locations of existing stores, the distribution center and expected 1994 store openings

Photo 1   Photograph of exterior of store and parking lot in Salinas, California

Photo 2   Photograph of check-out lines inside store

Photo 3   Photograph of plant nursery section of store

Photo 4   Photograph of store aisle containing rows of hammers
INSIDE BACK COVER
Photo 1   Photograph of store aisle containing rows of garden hoses

Photo 2   Photograph of store aisle of miscellaneous screws

Photo 3   Photograph of store aisle of shovels

Photo 4   Photograph of store aisle of wrenches

Photo 5   Close-up photograph of store aisle of miscellaneous screws

Photo 6   Photograph of store aisle of miscellaneous faucets

Photo 7 Photograph of exterior of distribution facility and trucks in parking lot

Photo 8   Photograph of employee cutting hose

Photo 9   Photograph of ZIP Services center

Photo 10 Photograph of employee loading cement onto the back of a customer's truck

Photo 11  Photograph of store interior showing how aisles are arranged

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fee of the Securities and Exchange Commission.

   ITEM                                                               AMOUNT
   ----                                                             -----------
   Securities and Exchange Commission registration fee............. $ 34,483.00
   NASD filing fee.................................................   10,500.00
   Blue Sky fees and expenses......................................    8,000.00
   Printing and engraving expenses.................................   87,000.00
   Legal fees and expenses.........................................  200,000.00
   Accounting fees and expenses....................................  100,000.00
   Trustee's fees and expenses.....................................    5,000.00
   Miscellaneous...................................................   55,017.00
                                                                    -----------
       Total....................................................... $500,000.00
                                                                    ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Each of Orchard Supply Hardware Stores Corporation (the "Company") and Orchard Supply Hardware Corporation ("Orchard Supply") is a Delaware corporation. Article VI of each of the Company's and Orchard Supply's Bylaws provide that the Company and Orchard Supply may indemnify its officers and Directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

  Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

  Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

  Article Ninth of each of the Company's and Orchard Supply's Certificate of Incorporation currently provide that each Director shall not be personally liable to the Company, Orchard Supply or their respective stockholders, as the case may be, for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Company, Orchard Supply or their respective stockholders, as the case may be, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived an improper benefit.

  The Company has entered into indemnity agreements with each of its Directors. The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as Directors, officers, employees or agents of the Company, including their service as Directors of Orchard Supply. Each of the Company and Orchard Supply may from time to time enter into indemnity agreements with additional individuals who become officers or Directors of the Company or Orchard Supply.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On April 6, 1993, the Company amended its Certificate of Incorporation to reclassify its Series A Preferred Stock into Common Stock (the "Reclassification"). Each share of Series A Preferred Stock was converted pursuant to the Reclassification into the number of shares of Common Stock determined by dividing the liquidation preference of the outstanding Series A Preferred Stock, including shares issued upon payment of dividends, by $14.00, the initial public offering price of the Common Stock. Accordingly, the registrant issued 1,915,630 shares of its Common Stock in exchange for all of its outstanding Series A Preferred Stock in reliance upon the provisions of
Section 3(a)(9) of the Securities Act, in that the Reclassification involved an exchange by the Company with its existing security holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. The securities were issued with an investment legend thereon, and stop transfer instructions were noted on the Company's transfer ledgers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 Exhibit
 Number  Description
 ------- -----------
 +++1.1  Form of Underwriting Agreement.
   +3.1  Certificate of Incorporation of the Orchard Supply Hardware Stores
         Corporation (formerly Orchard Holding Corporation) as amended through
         December 13, 1993.
   *3.2  Bylaws of the Orchard Supply Hardware Stores Corporation (formerly
         Orchard Holding Corporation), as amended to date.
   +3.3  Certificate of Incorporation of Orchard Supply Hardware Corporation
         (formerly OSH Acquisition Corporation), as amended to date.
   *3.4  Bylaws of Orchard Supply Hardware Corporation (formerly OSH
         Acquisition Corporation), as amended to date.

 Exhibit
  Number  Description
 -------- -----------
    *4.1  Indenture dated as of July 15, 1989 between Orchard Supply Hardware
          Corporation and United States Trust Company of New York, as Trustee,
          with respect to the Senior Subordinated Discount Notes due 1999, with form of Note attached thereto as Exhibit A.
    *4.2  Registration Rights Agreement dated as of July 26, 1989 by and among
          Orchard Supply Hardware Corporation and the purchasers who are signatories thereto.
    *4.3  Stockholder Agreement dated as of July 26, 1989 pursuant to the
          Purchase Agreement (included as Exhibit 4.2 hereto), by and among FS
          Equity Partners II, L.P. and the purchasers who are signatories thereto.
    *4.4  Common Stock Registration Rights Agreement dated as of July 26, 1989 among Orchard Holding Corporation and the purchasers who are signatories thereto.
    *4.5  First Supplemental Indenture dated as of December 22, 1989 between
          Orchard Supply Hardware Corporation and United States Trust Company
          of New York, as Trustee.
    *4.6  Indenture dated as of October 15, 1992 among Orchard Supply Hardware
          Corporation, Orchard Holding Corporation, as Guarantor, and U.S.
          Trust Company of California, N.A., as Trustee, with respect to the
          Senior Notes due 1997, with form of Series A Note attached thereto as
          Exhibit A and form of Series B Note attached thereto as Exhibit B.
    *4.7  Form of Warrant to Purchase Shares of Common Stock of Orchard Holding
          Corporation issued pursuant to the Note Purchase Agreement dated as of October 15, 1992 among Orchard Supply Hardware Corporation,
          Orchard Holding Corporation and the purchasers named therein.
   **4.8  Stockholder Agreement dated May 30, 1989 by and among FS Equity
          Partners II, L.P. and the investors named therein.
  ***4.9  First Supplemental Indenture dated as of February 8, 1993 among
          Orchard Supply Hardware Corporation, Orchard Supply Hardware Stores
          Corporation (formerly Orchard Holding Corporation) and U.S. Trust
          Company of California, N.A., as Trustee.
  ***4.10 Form of Amendment to the Warrant to Purchase Shares of Common Stock
          of Orchard Supply Hardware Corporation (formerly Orchard Holding
          Corporation).
 ****4.11 Form of Waiver regarding the Indenture dated as of October 15, 1992 among Orchard Supply Hardware Corporation, Orchard Holding
          Corporation, as Guarantor, and U.S. Trust Company of California,
          N.A., as Trustee, with respect to the Senior Notes due 1997.
  +++4.12 Indenture among Orchard Supply Hardware Corporation, Orchard Supply
          Hardware Stores Corporation, as Guarantor, and U.S. Trust Company of
          California, N.A., as Trustee, with respect to the Senior Notes due
          2002, with form of note attached thereto as Exhibit A.
  +++4.13 Form of Consent to Amendment regarding the Indenture dated as of
          October 15, 1992 among Orchard Supply Hardware Corporation, Orchard
          Supply Hardware Stores Corporation (formerly Orchard Holding
          Corporation), as Guarantor and U.S. Trust Company of California,
          N.A., as Trustee.
  +++4.14 Form of Certificate of Designation of Rights and Preferences of the
          6% Cumulative Convertible Preferred Stock of Orchard Supply Hardware
          Stores Corporation.
  +++5.1  Opinion of Riordan & McKinzie.
  **10.1  Stock Purchase Agreement dated as of May 30, 1989 by and among
          Orchard Holding Corporation and the investors who are signatories thereto.
   *10.2  Purchase Agreement dated as of July 26, 1989 by and among Orchard
          Holding Corporation, Orchard Supply Hardware Corporation and the
          purchasers who are signatories thereto.
   *10.3  Letter Agreement between Orchard Supply Hardware Corporation and
          Metropolitan Life Insurance Company dated as of November 8, 1989.

 Exhibit
  Number  Description
 -------- -----------
 ***10.4  Loan Agreement dated as of March 19, 1990 between Orchard Supply
          Hardware Corporation and Metropolitan Life Insurance Company.
 ***10.5  First Amendment to Loan Agreement dated as of September 12, 1990 between Orchard Supply Hardware Corporation and Metropolitan Life
          Insurance Company.
   *10.6  Note Agreement dated as of May 15, 1992 among Orchard Supply Hardware
          Corporation, Orchard Holding Corporation and the purchasers named therein, with respect to the 10.64% Senior Secured Notes due 2002, with form of Note and Deed of Trust, Assignment of Rents and Security
          Agreement attached as exhibits thereto.
   *10.7  Note Purchase Agreement dated as of October 15, 1992 among Orchard
          Supply Hardware Corporation, Orchard Holding Corporation and the
          purchasers named therein, including certain schedules and exhibits.
   *10.8  Financing Agreement dated as of October 29, 1992 between Orchard
          Supply Hardware Corporation and The CIT Group/Business Credit, Inc.
   *10.9  Orchard Holding Corporation Amended 1989 Employee Stock Subscription
          Plan dated May 23, 1989, as amended on August 7, 1989.
   *10.10 Form of Stock Subscription Agreement by and between Orchard Holding
          Corporation and certain members of management who purchased shares of common stock of Orchard Holding Corporation for cash, with form of pledge agreement attached thereto as Exhibit A.
   *10.11 Form of Stock Subscription Agreement by and between Orchard Holding
          Corporation and certain members of management who purchased shares of common stock of Orchard Holding Corporation for cash and promissory notes, with form of note and pledge agreement attached thereto as
          Exhibits A and B, respectively.
   *10.12 Orchard Holding Corporation Amended 1989 Nonqualified Stock Option
          Plan dated May 24, 1989, as amended on August 7, 1989.
   *10.13 Form of Nonqualified Stock Option Agreement by and between Orchard
          Holding Corporation and certain members of management.
   *10.14 Orchard Holding Corporation 1989 Nonqualified Performance Stock
          Option Plan dated May 24, 1989.
   *10.15 Form of Nonqualified Performance Stock Option Agreement by and
          between Orchard Holding Corporation and certain members of management.
   *10.16 Supplemental Letter Agreement dated April 11, 1989 between FS Equity
          Partners II, L.P. and Bankers Trust Company.
   *10.17 Employment Agreement between Maynard Jenkins and Wickes Companies,
          Inc. dated January 1, 1989 (assumed by Orchard Supply Hardware
          Corporation).
   *10.18 Orchard Holding Corporation Second Amended and Restated 1989 Employee
          Stock Subscription Plan dated May 23, 1989, as amended and restated
          on June 11, 1991.
   *10.19 Form of Indemnity Agreement by and among Orchard Holding Corporation,
          Orchard Supply Hardware Corporation and each director.
   *10.20 First Amendment to Employment Agreement dated January 1, 1989 between
          Orchard Supply Hardware Corporation and Maynard Jenkins.
   *10.21 Form of Nonqualified Stock Option Agreement between Orchard Holding
          Corporation and Maynard Jenkins.

  Exhibit
  Number   Description
 --------- -----------
  ***10.22 First Amendment to Note Agreement dated as of February 8, 1993 among
           Orchard Supply Hardware Corporation, Orchard Supply Hardware Stores
           Corporation and Teachers Insurance and Annuity Association of
           America.
  ***10.23 Amendment to Financing Agreement dated as of February 23, 1993 between Orchard Supply Hardware Corporation and The CIT
           Group/Business Credit, Inc.
 ****10.24 Form of Waiver regarding the Note Agreement dated as of May 15, 1992 among Orchard Supply Hardware Corporation, Orchard Holding
           Corporation and the purchasers named therein, with respect to the
           10.64% Senior Secured Notes due 2002.
 ****10.25 Form of Waiver regarding the Financing Agreement dated as of October
           29, 1992 between Orchard Supply Hardware Corporation and The CIT
           Group/Business Credit, Inc.
 ****10.26 Form of Waiver regarding the Loan Agreement dated as of March 19,
           1990 between Orchard Supply Hardware Corporation and Metropolitan
           Life Insurance Company.
   ++10.27 Orchard Supply Hardware Stores Corporation 1993 Non-Employee
           Directors Stock Option Plan dated July 26, 1993.
    +10.28 Form of Nonqualified Stock Option Agreement by and between Orchard
           Supply Hardware Stores Corporation and certain non-employee directors (other than directors affiliated with Freeman Spogli &
           Co.).
    +10.29 Orchard Supply Hardware Stores Corporation 1993 Stock Option Plan
           dated November 19, 1993.
    +10.30 Form of Incentive Stock Option Agreement by and between Orchard
           Supply Hardware Stores Corporation and certain officers and key employees.
  +++10.31 Form of Registration Rights Agreement by and between Orchard Supply
           Hardware Stores Corporation and FS Equity Partners III, L.P.
  +++10.32 Securities Purchase Agreement entered into as of December 29, 1993 by and between Orchard Supply Hardware Stores Corporation and FS
           Equity Partners III, L.P.
  +++10.33 Form of Amendment to Financing Agreement dated as of February 23,
           1993 by and between Orchard Supply Hardware Corporation and The CIT
           Group/Business Credit, Inc.
  +++10.34 Form of Fourth Amendment to the Note Agreement dated as of May 15,
           1992 by and among Orchard Supply Hardware Corporation, Orchard
           Supply Hardware Stores Corporation (formerly Orchard Holding
           Corporation) and the purchasers named therein, with respect to the
           10.64% Senior Secured Notes due 2002.
    +15.1  Letter from Arthur Andersen & Co. regarding report on unaudited interim financial information.
  ***18.1  Preferability Letter dated March 5, 1993 from Arthur Andersen & Co.
           regarding change in accounting principle.
  +++23.1  Consent of Riordan & McKinzie (contained in Exhibit 5.1 hereto).
  +++23.2  Consent of Arthur Andersen & Co. for Orchard Supply Hardware Stores
           Corporation.
    +24.1  Powers of Attorney of Messrs. Jenkins, Hilberg, Seda, Wardlaw,
           Freeman, Simmons, Spogli, Godlas and Walsh.
    +25.1  Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939 of the Trustee.

- --------
    * Filed as an exhibit to Registration Statement on Form S-4 (Registration No. 33-55190) on November 30, 1992.
   ** Filed with Registration Statement on Form S-1 (Registration No. 33-57752) on February 2, 1993.

  *** Filed with Amendment No. 1 to Registration Statement on Form S-1
      (Registration No. 33-57752) on March 9, 1993.
 **** Filed with Amendment No. 2 to Registration Statement of Form S-1
      (Registration No. 33-57752) on March 23, 1993.
***** Filed with Amendment No. 3 to Registration Statement on Form S-1
      (Registration No. 33-57752) on March 29, 1993.
    + Filed with Registration Statement on Form S-1 (Registration No. 33-51437) on December 14, 1993.

   ++ Filed with Amendment No. 1 to Registration Statement on Form S-1
      (Registration No. 33-51437) on December 29, 1993.

  +++ Filed herewith.

  (B) FINANCIAL STATEMENT SCHEDULES

  Reports of Independent Public Accountants on Schedules.

                 --Condensed Financial Information of Orchard Supply Hardware
   Schedule III   Corporation
   Schedule V    --Property, Plant and Equipment
   Schedule VI   --Accumulated Depreciation and Amortization of Property, Plant
                  and Equipment
   Schedule VIII --Valuation and Qualifying Accounts
   Schedule X    --Supplementary Income Statement Information

  All other schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes hereto.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b)     The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 18th day of January, 1994.

                                         Orchard Supply Hardware Corporation


                                         By:      /s/ Stephen M. Hilberg
                                            --------------------------------
                                            STEPHEN M. HILBERG
                                            VICE PRESIDENT-FINANCE AND CHIEF
                                            FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                         TITLE                      DATE
              ---------                         -----                      ----
                  *                    President, Chief Executive    January 18, 1994
- -------------------------------------    Officer and Director
           MAYNARD JENKINS               (Principal Executive
                                         Officer)


       /s/ Stephen M. Hilberg          Vice President-Finance,      January 18, 1994
- -------------------------------------    Chief Financial Officer
         STEPHEN M. HILBERG              and Director (Principal
                                         Financial Officer)



                  *                    Controller (Principal        January 18, 1994
- -------------------------------------    Accounting Officer)
            MICHAEL SEDA


                  *                    Director                     January 18, 1994
- -------------------------------------
         BRADFORD M. FREEMAN

                  *                    Director                     January 18, 1994
- -------------------------------------
        J. FREDERICK SIMMONS


              SIGNATURE                         TITLE                   DATE
              ---------                         -----                   ----

                  *                     Director                 January 18, 1994
- -------------------------------------
          RONALD P. SPOGLI

                  *                     Director                 January 18, 1994
- -------------------------------------
         WILLIAM M. WARDLAW

                  *                     Director                 January 18, 1994
- -------------------------------------
            MORTON GODLAS

                  *                     Director                 January 18, 1994
- -------------------------------------
          WILLIAM E. WALSH

*By   /s/ Stephen M. Hilberg
   ---------------------------------
          STEPHEN M. HILBERG
           ATTORNEY-IN-FACT

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 18th day of January, 1994.

                                      Orchard Supply Hardware Stores Corporation


                                          By:    /s/ Stephen M. Hilberg
                                             ----------------------------------
                                             STEPHEN M. HILBERG
                                             VICE PRESIDENT-FINANCE AND CHIEF
                                             FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                          TITLE                     DATE
              ---------                          -----                     ----

                  *                     President, Chief Executive    January 18, 1994
- -------------------------------------     Officer and Director
           MAYNARD JENKINS                (Principal Executive
                                          Officer)


       /s/ Stephen M. Hilberg           Vice President-Finance,       January 18, 1994
- -------------------------------------     Chief Financial Officer
         STEPHEN M. HILBERG               and Director (Principal
                                          Financial Officer)



                  *                     Controller (Principal         January 18, 1994
- -------------------------------------     Accounting Officer)
            MICHAEL SEDA

                  *                     Director                      January 18, 1994
- -------------------------------------
         BRADFORD M. FREEMAN

                  *                     Director                      January 18, 1994
- -------------------------------------
        J. FREDERICK SIMMONS


              SIGNATURE                         TITLE                  DATE
              ---------                         -----                  ----
                  *                     Director
- -------------------------------------                            January 18, 1994
          RONALD P. SPOGLI

                  *                     Director
- -------------------------------------                            January 18, 1994
         WILLIAM M. WARDLAW

                  *                     Director
- -------------------------------------                            January 18, 1994
            MORTON GODLAS

                  *                     Director
- -------------------------------------                            January 18, 1994
          WILLIAM E. WALSH

*By   /s/ Stephen M. Hilberg
   ----------------------------------
          STEPHEN M. HILBERG
          ATTORNEY-IN-FACT


             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

  We have audited in accordance with generally accepted auditing standards, the financial statements of Orchard Supply Hardware Stores Corporation as of January 26, 1992 and January 31, 1993 and for each of the three years in the period ended January 31, 1993 included in this registration statement and have issued our report thereon dated March 5, 1993. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Item 16b are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen & Co.

San Jose, California
March 5, 1993

                                  SCHEDULE III

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION
     CONDENSED FINANCIAL INFORMATION OF ORCHARD SUPPLY HARDWARE CORPORATION
                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        JANUARY 26, JANUARY 31,
                                                           1992        1993
                                                        ----------- -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $  5,340    $  4,475
  Accounts receivable, net.............................    12,990      13,208
  Inventories..........................................    70,727      73,858
  Prepaid expenses and other...........................     3,834       4,759
  Assets held for disposal.............................     7,507       6,133
                                                         --------    --------
    Total current assets...............................   100,398     102,433
PROPERTY, PLANT AND EQUIPMENT, net.....................    82,371      80,779
OTHER ASSETS, net......................................    15,673      14,765
                                                         --------    --------
    Total assets.......................................  $198,442    $197,977
                                                         ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities.............  $ 45,490    $ 47,014
  Notes payable........................................     5,642       2,649
  Current portion of capital leases and long term debt.     4,638         515
                                                         --------    --------
    Total current liabilities..........................    55,770      50,178
OTHER LIABILITIES......................................     3,173       2,596
CAPITAL LEASES AND LONG-TERM DEBT, net of current por-
 tion..................................................   125,892     130,374
                                                         --------    --------
    Total liabilities..................................   184,835     183,148
                                                         --------    --------
STOCKHOLDER'S EQUITY:
  Common stock.........................................       --          --
  Additional paid-in-capital...........................    11,354      13,951
  Retained earnings....................................     2,253         878
                                                         --------    --------
    Total equity.......................................    13,607      14,829
                                                         --------    --------
    Total liabilities and stockholder's equity.........  $198,442    $197,977
                                                         ========    ========

   The accompanying notes are an integral part of these condensed statements.

                                  SCHEDULE III

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION
     CONDENSED FINANCIAL INFORMATION OF ORCHARD SUPPLY HARDWARE CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                         YEAR ENDED
                                             -----------------------------------
                                             JANUARY 27, JANUARY 26, JANUARY 31,
                                                1991        1992        1993
                                             ----------- ----------- -----------
Sales......................................   $299,924    $308,562    $346,158
Cost of goods sold.........................    191,815     199,052     224,599
                                              --------    --------    --------
  Gross margin.............................    108,109     109,510     121,559
Selling, general and administrative ex-
 penses....................................     89,023      92,447     100,859
                                              --------    --------    --------
  Operating income.........................     19,086      17,063      20,700
Write-down in carrying amount of asset held
 for disposal..............................        --          --        2,007
Interest expense...........................     15,207      14,810      16,749
                                              --------    --------    --------
  Income before provision for income taxes
   and extraordinary items.................      3,879       2,253       1,944
Provision for income taxes.................      1,649         971         866
                                              --------    --------    --------
  Income before extraordinary items........      2,230       1,282       1,078
Exraordinary items.........................      1,649         971        (200)
                                              --------    --------    --------
  Net income (loss)........................   $  3,879    $  2,253    $    878
                                              ========    ========    ========


   The accompanying notes are an integral part of these condensed statements.

                                  SCHEDULE III

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION
     CONDENSED FINANCIAL INFORMATION OF ORCHARD SUPPLY HARDWARE CORPORATION
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         YEAR ENDED
                                             -----------------------------------
                                             JANUARY 27, JANUARY 26, JANUARY 31,
                                                1991        1992        1993
                                             ----------- ----------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................   $  3,879    $  2,253    $    878
 Noncash adjustments to net income --
  Depreciation and amortization............      7,153       6,998       7,080
  Loss on extinguishment of debt...........        --          --        1,066
  Accretion of debt discount...............      2,752       3,156       1,682
  Loss on asset disposals..................          3         108         115
  Write-down in carrying amount of asset
   held for disposal.......................        --          --        2,007
 Changes in assets and liabilities --
  Increase in accounts receivable..........     (1,301)       (498)       (218)
  Increase in inventories..................     (4,381)     (8,468)     (3,131)
  (Increase) decrease in prepaid expenses
   and other...............................        396        (920)       (925)
  Increase in accounts payable and accrued
   liabilities.............................      4,923         366       1,524
  Decrease in noncurrent liabilities.......        (56)       (685)       (577)
                                              --------    --------    --------
   Total adjustments.......................      9,489          57       8,623
                                              --------    --------    --------
    Net cash provided by operating activi-
     ties..................................     13,368       2,310       9,501
                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and equip-
  ment, net................................    (10,999)    (19,675)     (4,318)
  Proceeds from sale of asset held for dis-
   posal...................................        635         --          --
                                              --------    --------    --------
  Net cash used in investing activities....    (10,364)    (19,675)     (4,318)
                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from working capital loan........      2,561       2,565         --
 Proceeds from issuance of notes payable...      2,166       2,378       2,389
 Proceeds from mortgage and construction
  loans....................................     21,759      15,700      13,721
 Proceeds from Senior Notes................        --          --       30,000
 Repayment of construction and working cap-
  ital loans...............................        --          --      (19,312)
 Deferred financing costs..................       (763)        --       (2,076)
 Repayment of notes payable................     (1,789)     (2,576)     (1,770)
 Contributions from (distributions to) par-
  ent company..............................         36         (57)         12
 Principal payments on capital leases and
  long-term debt...........................    (26,876)       (168)    (29,012)
                                              --------    --------    --------
  Net cash provided (used in) financing ac-
   tivities................................     (2,906)     17,842      (6,048)
                                              --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...............................         98         477        (865)
CASH AND CASH EQUIVALENTS, Beginning of Pe-
 riod......................................      4,765       4,863       5,340
                                              --------    --------    --------
CASH AND CASH EQUIVALENTS, End of Period...   $  4,863    $  5,340    $  4,475
                                              ========    ========    ========

   The accompanying notes are an integral part of these condensed statements.

                                  SCHEDULE III

  Notes to condensed financial information:

    (1) The consolidated debt obligations of Orchard Supply Hardware Stores Corporation are obligations of its wholly-owned subsidiary, Orchard Supply Hardware Corporation. Accordingly, all disclosures in the "long-term debt and credit arrangement" note to the financial statements address the debt obligations of Orchard Supply Hardware Corporation and have not been repeated here.

    (2) No dividends have been paid to Orchard Supply Hardware Stores Corporation in each of the three years in the period ended January 31, 1993.

                                   SCHEDULE V

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                         PROPERTY, PLANT AND EQUIPMENT
                      FOR THE YEAR ENDED JANUARY 27, 1991

                             (AMOUNTS IN THOUSANDS)

                                                                OTHER
                                                               CHANGES
                                BALANCE                          ADD    BALANCE
                               BEGINNING ADDITIONS             (DEDUCT) END OF
        CLASSIFICATION         OF PERIOD  AT COST  RETIREMENTS SEE (1)  PERIOD
- ------------------------------ --------- --------- ----------- -------- -------
PROPERTY, PLANT & EQUIPMENT:
  Land........................  $20,101   $ 2,212     $--       $ (569) $21,744
  Land Improvements...........      591       113      --           66      770
  Buildings...................   15,168       205      --          781   16,154
  Machinery & Equipment.......   17,935       567       (4)        878   19,376
  Leasehold Improvements......   16,511       263      --        3,308   20,082
  Construction in Progress....    1,715     7,639      --       (5,364)   3,990
                                -------   -------     ----      ------  -------
    Subtotal..................   72,021    10,999       (4)       (900)  82,116
                                -------   -------     ----      ------  -------
CAPITAL LEASE ASSETS:
  Land........................      --        --       --          --       --
  Land Improvements...........      --        --       --          --       --
  Buildings...................    1,382       --       --          --     1,382
  Machinery & Equipment.......      485       --       --          --       485
  Leasehold Improvements......      --        --       --          --       --
  Construction in Progress....      --        --       --          --       --
                                -------   -------     ----      ------  -------
    Subtotal..................    1,867       --       --          --     1,867
                                -------   -------     ----      ------  -------
    Total.....................  $73,888   $10,999     $ (4)     $ (900) $83,983
                                =======   =======     ====      ======  =======

- --------
(1) Represents construction in progress--close-outs and adjustments to asset balances related to purchase price valuations subsequent to the acquisition date. Construction in progress close-outs offset, and consequently, the net total in "Other Changes" represents purchase price adjustments.

                                   SCHEDULE V

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                         PROPERTY, PLANT AND EQUIPMENT
                      FOR THE YEAR ENDED JANUARY 26, 1992

                             (AMOUNTS IN THOUSANDS)

                                                               OTHER
                                                              CHANGES
                               BALANCE                          ADD     BALANCE
                              BEGINNING ADDITIONS             (DEDUCT)  END OF
       CLASSIFICATION         OF PERIOD  AT COST  RETIREMENTS SEE (1)   PERIOD
- ----------------------------- --------- --------- ----------- --------  -------
PROPERTY, PLANT & EQUIPMENT:
  Land.......................  $21,744   $   358     $ --     $ (4,737) $17,365
  Land Improvements..........      770       --        --          201      971
  Buildings..................   16,154         6       --       13,116   29,276
  Machinery & Equipment......   19,376       266      (433)      2,352   21,561
  Leasehold Improvements.....   20,082        67       --        3,175   23,324
  Construction in Progress...    3,990    18,978       --      (21,938)   1,030
                               -------   -------     -----    --------  -------
    Subtotal.................   82,116    19,675      (433)     (7,831)  93,527
                               -------   -------     -----    --------  -------
CAPITAL LEASE ASSETS:
  Land.......................      --        --        --          --       --
  Land Improvements..........      --        --        --          --       --
  Buildings..................    1,382       --        --          --     1,382
  Machinery & Equipment......      485       --        --          --       485
  Leasehold Improvements.....      --        --        --          --       --
  Construction in Progress...      --        --        --          --       --
                               -------   -------     -----    --------  -------
    Subtotal.................    1,867       --        --          --     1,867
                               -------   -------     -----    --------  -------
    Total....................  $83,983   $19,675     $(433)   $ (7,831) $95,394
                               =======   =======     =====    ========  =======

- --------
(1) Represents construction in progress--close-outs and reclassifications to assets held for disposal. Construction in progress close-outs offset, and consequently, the net total in "Other Changes" represents asset reclassifications.

                                   SCHEDULE V

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                         PROPERTY, PLANT AND EQUIPMENT
                      FOR THE YEAR ENDED JANUARY 31, 1993

                             (AMOUNTS IN THOUSANDS)

                                                                OTHER
                                                               CHANGES
                                BALANCE                          ADD    BALANCE
                               BEGINNING ADDITIONS             (DEDUCT) END OF
        CLASSIFICATION         OF PERIOD  AT COST  RETIREMENTS SEE (1)  PERIOD
- ------------------------------ --------- --------- ----------- -------- -------
PROPERTY, PLANT & EQUIPMENT:
  Land........................  $17,365   $  --       $ --      $(642)  $16,723
  Land Improvements...........      971       32        --         57     1,060
  Buildings...................   29,276      335        --        (77)   29,534
  Machinery & Equipment.......   21,561    2,577       (260)       45    23,923
  Leasehold Improvements......   23,324      810        --        (12)   24,122
  Construction in Progress....    1,030      564        --         (4)    1,590
                                -------   ------      -----     -----   -------
    Subtotal..................   93,527    4,318       (260)     (633)   96,952
                                -------   ------      -----     -----   -------
CAPITAL LEASE ASSETS:
  Land........................      --       --         --        --        --
  Land Improvements...........      --       --         --        --        --
  Buildings...................    1,382      --         --        --      1,382
  Machinery & Equipment.......      485      --         --        --        485
  Leasehold Improvements......      --       --         --        --        --
  Construction in Progress....      --       --         --        --        --
                                -------   ------      -----     -----   -------
    Subtotal..................    1,867      --         --        --      1,867
                                -------   ------      -----     -----   -------
    Total.....................  $95,394   $4,318      $(260)    $(633)  $98,819
                                =======   ======      =====     =====   =======

- --------
(1) Represents construction in progress--close-outs and reclassifications to assets held for disposal. Construction in progress close-outs offset, and consequently, the net total in "Other Changes" represents asset reclassifications.

                                  SCHEDULE VI

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

           ACCUMULATED DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT
                      FOR THE YEAR ENDED JANUARY 27, 1991

                             (AMOUNTS IN THOUSANDS)

                                        ADDITIONS               OTHER
                               BALANCE  CHARGED TO             CHANGES  BALANCE
                              BEGINNING COSTS AND                ADD    END OF
       CLASSIFICATION         OF PERIOD  EXPENSES  RETIREMENTS (DEDUCT) PERIOD
- ----------------------------- --------- ---------- ----------- -------- -------
PROPERTY, PLANT & EQUIPMENT:
 Land........................  $  --      $  --       $ --      $ --    $  --
 Land Improvements...........      31         45        --        --        76
 Buildings...................     427        516        --        --       943
 Machinery & Equipment.......   2,013      3,109         (1)      --     5,121
 Leasehold Improvements......     792      1,252        --        --     2,044
 Construction in Progress....     --         --         --        --       --
                               ------     ------      -----     -----   ------
  Subtotal...................   3,263      4,922         (1)      --     8,184
                               ------     ------      -----     -----   ------
CAPITAL LEASE ASSETS:
 Land........................     --         --         --        --       --
 Land Improvements...........     --         --         --        --       --
 Buildings...................      61         91        --        --       152
 Machinery & Equipment.......     178        147        --        --       325
 Leasehold Improvements......     --         --         --        --       --
 Construction in Progress....     --         --         --        --       --
                               ------     ------      -----     -----   ------
  Subtotal...................     239        238        --        --       477
                               ------     ------      -----     -----   ------
  Total......................  $3,502     $5,160      $  (1)    $ --    $8,661
                               ======     ======      =====     =====   ======

                                  SCHEDULE VI

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

           ACCUMULATED DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT
                      FOR THE YEAR ENDED JANUARY 26, 1992

                             (AMOUNTS IN THOUSANDS)

                                                                OTHER
                                        ADDITIONS              CHANGES
                               BALANCE  CHARGED TO               ADD    BALANCE
                              BEGINNING COSTS AND              (DEDUCT) END OF
       CLASSIFICATION         OF PERIOD  EXPENSES  RETIREMENTS SEE (1)  PERIOD
- ----------------------------- --------- ---------- ----------- -------- -------
PROPERTY, PLANT & EQUIPMENT:
 Land........................  $  --      $  --       $ --      $ --    $   --
 Land Improvements...........      76         60        --        --        136
 Buildings...................     943        597        --       (324)    1,216
 Machinery & Equipment.......   5,121      2,617       (325)      --      7,413
 Leasehold Improvements......   2,044      1,547        --        --      3,591
 Construction in Progress....     --         --         --        --        --
                               ------     ------      -----     -----   -------
  Subtotal...................   8,184      4,821       (325)     (324)   12,356
                               ------     ------      -----     -----   -------
CAPITAL LEASE ASSETS:
 Land........................     --         --         --        --        --
 Land Improvements...........     --         --         --        --        --
 Buildings...................     152         92        --        --        244
 Machinery & Equipment.......     325         98        --        --        423
 Leasehold Improvements......     --         --         --        --        --
 Construction in Progress....     --         --         --        --        --
                               ------     ------      -----     -----   -------
  Subtotal...................     477        190        --        --        667
                               ------     ------      -----     -----   -------
  Total......................  $8,661     $5,011      $(325)    $(324)  $13,023
                               ======     ======      =====     =====   =======

- --------
(1) Represents reclassification to assets held for disposal.

                                  SCHEDULE VI

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

           ACCUMULATED DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT
                      FOR THE YEAR ENDED JANUARY 31, 1993

                             (AMOUNTS IN THOUSANDS)

                                                                OTHER
                                        ADDITIONS              CHANGES
                               BALANCE  CHARGED TO               ADD    BALANCE
                              BEGINNING COSTS AND              (DEDUCT) END OF
       CLASSIFICATION         OF PERIOD  EXPENSES  RETIREMENTS SEE (1)  PERIOD
- ----------------------------- --------- ---------- ----------- -------- -------
PROPERTY, PLANT & EQUIPMENT:
 Land........................  $   --     $  --       $ --      $ --    $    --
 Land Improvements...........      136        70        --        --        206
 Buildings...................    1,216       898        --        --      2,114
 Machinery & Equipment.......    7,413     2,328       (145)      --      9,596
 Leasehold Improvements......    3,591     1,714        --        --      5,305
 Construction in Progress....      --        --         --        --        --
                               -------    ------      -----     -----   -------
  Subtotal...................   12,356     5,010       (145)      --     17,221
                               -------    ------      -----     -----   -------
CAPITAL LEASE ASSETS:
 Land........................      --        --         --        --        --
 Land Improvements...........      --        --         --        --        --
 Buildings...................      244        91        --        --        335
 Machinery & Equipment.......      423        61        --        --        484
 Leasehold Improvements......      --        --         --        --        --
 Construction in Progress....      --        --         --        --        --
                               -------    ------      -----     -----   -------
  Subtotal...................      667       152        --        --        819
                               -------    ------      -----     -----   -------
  Total......................  $13,023    $5,162      $(145)    $ --    $18,040
                               =======    ======      =====     =====   =======

- --------
(1) Represents reclassification to assets held for disposal.

                                 SCHEDULE VIII

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED JANUARY 27, 1991

                             (AMOUNTS IN THOUSANDS)

                                             ADDITIONS           DEDUCTIONS
                                      ------------------------ --------------
                          ALLOWANCE     CHARGED    CHARGED TO     ACCOUNTS
ALLOWANCE FOR            BEGINNING OF TO COSTS AND    OTHER     WRITTEN OFF   BALANCE END
DOUBTFUL ACCOUNTS           PERIOD      EXPENSES   ACCOUNTS(1) PERIOD-TO-DATE  OF PERIOD
- ------------------------ ------------ ------------ ----------- -------------- -----------
Notes Receivable........    $ --         $ --         $ --        $   --         $ --
Accounts Receivable.....      912          720          289        (1,027)         894
                            -----        -----        -----       -------        -----
    Total...............    $ 912        $ 720        $ 289       $(1,027)       $ 894
                            =====        =====        =====       =======        =====

- --------
(1) Represents collections of accounts written off.

                                 SCHEDULE VIII

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED JANUARY 26, 1992

                             (AMOUNTS IN THOUSANDS)

                                             ADDITIONS           DEDUCTIONS
                                      ------------------------   ----------
                          ALLOWANCE     CHARGED    CHARGED TO     ACCOUNTS
ALLOWANCE FOR            BEGINNING OF TO COSTS AND    OTHER     WRITTEN OFF   BALANCE END
DOUBTFUL ACCOUNTS           PERIOD      EXPENSES   ACCOUNTS(1) PERIOD-TO-DATE  OF PERIOD
- ------------------------ ------------ ------------ ----------- -------------- -----------
Notes Receivable........    $ --         $  --        $ --        $   --         $ --
Accounts Receivable.....      894         1,202         290        (1,498)         888
                            -----        ------       -----       -------        -----
  Total.................    $ 894        $1,202       $ 290       $(1,498)       $ 888
                            =====        ======       =====       =======        =====

- --------
(1) Represents collections of accounts written off.

                                 SCHEDULE VIII

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED JANUARY 31, 1993

                             (AMOUNTS IN THOUSANDS)

                                             ADDITIONS         DEDUCTIONS
                                      ------------------------ -----------
                                                                ACCOUNTS
                          ALLOWANCE     CHARGED    CHARGED TO  WRITTEN OFF
ALLOWANCE FOR            BEGINNING OF TO COSTS AND    OTHER    PERIOD-TO-  BALANCE END OF
DOUBTFUL ACCOUNTS           PERIOD      EXPENSES   ACCOUNTS(1)    DATE         PERIOD
- ------------------------ ------------ ------------ ----------- ----------- --------------
Notes Receivable........    $ --         $  --        $ --       $   --        $  --
Accounts Receivable.....      888         1,180         484       (1,285)       1,267
                            -----        ------       -----      -------       ------
    Total...............    $ 888        $1,180       $ 484      $(1,285)      $1,267
                            =====        ======       =====      =======       ======

- --------
(1) Represents collections of accounts written off.

                                   SCHEDULE X

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                   SUPPLEMENTARY INCOME STATEMENT INFORMATION
                      FOR THE YEAR ENDED JANUARY 27, 1991

                             (AMOUNTS IN THOUSANDS)

                       COLUMN A                             COLUMN B
                       --------                    ---------------------------
                         ITEM                      CHARGED TO COSTS & EXPENSES
                         ----                      ---------------------------
 1.  Maintenance and repairs.....................            $4,148
 2.  Depreciation and amortization of intangible
      assets, preoperating costs and similar
      deferrals..................................             7,153
 3.  Taxes, other than payroll and income taxes..               439
     Property Taxes..............................             1,529
 4.  Royalties...................................               --
 5.  Advertising Costs...........................             6,872

                                   SCHEDULE X

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                   SUPPLEMENTARY INCOME STATEMENT INFORMATION
                      FOR THE YEAR ENDED JANUARY 26, 1992

                             (AMOUNTS IN THOUSANDS)

                       COLUMN A                             COLUMN B
                       --------                    ---------------------------
                         ITEM                      CHARGED TO COSTS & EXPENSES
                         ----                      ---------------------------
 1.  Maintenance and repairs.....................            $4,143
 2.  Depreciation and amortization of intangible
      assets, preoperating costs and similar
      deferrals..................................             6,998
 3.  Taxes, other than payroll and income taxes..               532
     Property Taxes..............................             1,522
 4.  Royalties...................................               --
 5.  Advertising Costs...........................             7,132

                                   SCHEDULE X

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                   SUPPLEMENTARY INCOME STATEMENT INFORMATION
                      FOR THE YEAR ENDED JANUARY 31, 1993

                             (AMOUNTS IN THOUSANDS)

                       COLUMN A                             COLUMN B
                       --------                    ---------------------------
                         ITEM                      CHARGED TO COSTS & EXPENSES
                         ----                      ---------------------------
 1.  Maintenance and repairs.....................            $4,812
 2.  Depreciation and amortization of intangible
      assets, preoperating costs and similar
      deferrals..................................             8,119
 3.  Taxes, other than payroll and income taxes..               720
     Property Taxes..............................             2,329
 4.  Royalties...................................               --
 5.  Advertising Costs...........................             7,699

 Exhibit
  Number  Description
 -------- -----------
  +++1.1  Form of Underwriting Agreement.
    +3.1  Certificate of Incorporation of the Orchard Supply Hardware Stores
          Corporation (formerly Orchard Holding Corporation) as amended through
          December 13, 1993.
    *3.2  Bylaws of the Orchard Supply Hardware Stores Corporation (formerly
          Orchard Holding Corporation), as amended to date.
    +3.3  Certificate of Incorporation of Orchard Supply Hardware Corporation
          (formerly OSH Acquisition Corporation), as amended to date.
    *3.4  Bylaws of Orchard Supply Hardware Corporation (formerly OSH
          Acquisition Corporation), as amended to date.
    *4.1  Indenture dated as of July 15, 1989 between Orchard Supply Hardware
          Corporation and United States Trust Company of New York, as Trustee,
          with respect to the Senior Subordinated Discount Notes due 1999, with form of Note attached thereto as Exhibit A.
    *4.2  Registration Rights Agreement dated as of July 26, 1989 by and among
          Orchard Supply Hardware Corporation and the purchasers who are signatories thereto.
    *4.3  Stockholder Agreement dated as of July 26, 1989 pursuant to the
          Purchase Agreement (included as Exhibit 4.2 hereto), by and among FS
          Equity Partners II, L.P. and the purchasers who are signatories thereto.
    *4.4  Common Stock Registration Rights Agreement dated as of July 26, 1989 among Orchard Holding Corporation and the purchasers who are signatories thereto.
    *4.5  First Supplemental Indenture dated as of December 22, 1989 between
          Orchard Supply Hardware Corporation and United States Trust Company
          of New York, as Trustee.
    *4.6  Indenture dated as of October 15, 1992 among Orchard Supply Hardware
          Corporation, Orchard Holding Corporation, as Guarantor, and U.S.
          Trust Company of California, N.A., as Trustee, with respect to the
          Senior Notes due 1997, with form of Series A Note attached thereto as
          Exhibit A and form of Series B Note attached thereto as Exhibit B.
    *4.7  Form of Warrant to Purchase Shares of Common Stock of Orchard Holding
          Corporation issued pursuant to the Note Purchase Agreement dated as of October 15, 1992 among Orchard Supply Hardware Corporation,
          Orchard Holding Corporation and the purchasers named therein.
   **4.8  Stockholder Agreement dated May 30, 1989 by and among FS Equity
          Partners II, L.P. and the investors named therein.
  ***4.9  First Supplemental Indenture dated as of February 8, 1993 among
          Orchard Supply Hardware Corporation, Orchard Supply Hardware Stores
          Corporation (formerly Orchard Holding Corporation) and U.S. Trust
          Company of California, N.A., as Trustee.
  ***4.10 Form of Amendment to the Warrant to Purchase Shares of Common Stock
          of Orchard Supply Hardware Corporation (formerly Orchard Holding
          Corporation).
 ****4.11 Form of Waiver regarding the Indenture dated as of October 15, 1992 among Orchard Supply Hardware Corporation, Orchard Holding
          Corporation, as Guarantor, and U.S. Trust Company of California,
          N.A., as Trustee, with respect to the Senior Notes due 1997.
  +++4.12 Indenture among Orchard Supply Hardware Corporation, Orchard Supply
          Hardware Stores Corporation, as Guarantor, and U.S. Trust Company of
          California, N.A., as Trustee, with respect to the Senior Notes due
          2002, with form of note attached thereto as Exhibit A.
  +++4.13 Form of Consent to Amendment regarding the Indenture dated as of
          October 15, 1992 among Orchard Supply Hardware Corporation, Orchard
          Supply Hardware Stores Corporation (formerly Orchard Holding
          Corporation), as Guarantor and U.S. Trust Company of California,
          N.A., as Trustee.

 Exhibit
  Number  Description
 -------- -----------
  +++4.14 Form of Certificate of Designation of Rights and Preferences of the
          6% Cumulative Convertible Preferred Stock of Orchard Supply Hardware
          Stores Corporation.
  +++5.1  Opinion of Riordan & McKinzie.
  **10.1  Stock Purchase Agreement dated as of May 30, 1989 by and among
          Orchard Holding Corporation and the investors who are signatories thereto.
   *10.2  Purchase Agreement dated as of July 26, 1989 by and among Orchard
          Holding Corporation, Orchard Supply Hardware Corporation and the
          purchasers who are signatories thereto.
   *10.3  Letter Agreement between Orchard Supply Hardware Corporation and
          Metropolitan Life Insurance Company dated as of November 8, 1989.
 ***10.4  Loan Agreement dated as of March 19, 1990 between Orchard Supply
          Hardware Corporation and Metropolitan Life Insurance Company.
 ***10.5  First Amendment to Loan Agreement dated as of September 12, 1990 between Orchard Supply Hardware Corporation and Metropolitan Life
          Insurance Company.
   *10.6  Note Agreement dated as of May 15, 1992 among Orchard Supply Hardware
          Corporation, Orchard Holding Corporation and the purchasers named therein, with respect to the 10.64% Senior Secured Notes due 2002, with form of Note and Deed of Trust, Assignment of Rents and Security
          Agreement attached as exhibits thereto.
   *10.7  Note Purchase Agreement dated as of October 15, 1992 among Orchard
          Supply Hardware Corporation, Orchard Holding Corporation and the
          purchasers named therein, including certain schedules and exhibits.
   *10.8  Financing Agreement dated as of October 29, 1992 between Orchard
          Supply Hardware Corporation and The CIT Group/Business Credit, Inc.
   *10.9  Orchard Holding Corporation Amended 1989 Employee Stock Subscription
          Plan dated May 23, 1989, as amended on August 7, 1989.
   *10.10 Form of Stock Subscription Agreement by and between Orchard Holding
          Corporation and certain members of management who purchased shares of common stock of Orchard Holding Corporation for cash, with form of pledge agreement attached thereto as Exhibit A.
   *10.11 Form of Stock Subscription Agreement by and between Orchard Holding
          Corporation and certain members of management who purchased shares of common stock of Orchard Holding Corporation for cash and promissory notes, with form of note and pledge agreement attached thereto as
          Exhibits A and B, respectively.
   *10.12 Orchard Holding Corporation Amended 1989 Nonqualified Stock Option
          Plan dated May 24, 1989, as amended on August 7, 1989.
   *10.13 Form of Nonqualified Stock Option Agreement by and between Orchard
          Holding Corporation and certain members of management.
   *10.14 Orchard Holding Corporation 1989 Nonqualified Performance Stock
          Option Plan dated May 24, 1989.
   *10.15 Form of Nonqualified Performance Stock Option Agreement by and
          between Orchard Holding Corporation and certain members of management.
   *10.16 Supplemental Letter Agreement dated April 11, 1989 between FS Equity
          Partners II, L.P. and Bankers Trust Company.
   *10.17 Employment Agreement between Maynard Jenkins and Wickes Companies,
          Inc. dated January 1, 1989 (assumed by Orchard Supply Hardware
          Corporation).

  Exhibit
  Number   Description
 --------- -----------
    *10.18 Orchard Holding Corporation Second Amended and Restated 1989
           Employee Stock Subscription Plan dated May 23, 1989, as amended and restated on June 11, 1991.
    *10.19 Form of Indemnity Agreement by and among Orchard Holding
           Corporation, Orchard Supply Hardware Corporation and each director.
    *10.20 First Amendment to Employment Agreement dated January 1, 1989 between Orchard Supply Hardware Corporation and Maynard Jenkins.
    *10.21 Form of Nonqualified Stock Option Agreement between Orchard Holding
           Corporation and Maynard Jenkins.
  ***10.22 First Amendment to Note Agreement dated as of February 8, 1993 among
           Orchard Supply Hardware Corporation, Orchard Supply Hardware Stores
           Corporation and Teachers Insurance and Annuity Association of
           America.
  ***10.23 Amendment to Financing Agreement dated as of February 23, 1993 between Orchard Supply Hardware Corporation and The CIT
           Group/Business Credit, Inc.
 ****10.24 Form of Waiver regarding the Note Agreement dated as of May 15, 1992 among Orchard Supply Hardware Corporation, Orchard Holding
           Corporation and the purchasers named therein, with respect to the
           10.64% Senior Secured Notes due 2002.
 ****10.25 Form of Waiver regarding the Financing Agreement dated as of October
           29, 1992 between Orchard Supply Hardware Corporation and The CIT
           Group/Business Credit, Inc.
 ****10.26 Form of Waiver regarding the Loan Agreement dated as of March 19,
           1990 between Orchard Supply Hardware Corporation and Metropolitan
           Life Insurance Company.
   ++10.27 Orchard Supply Hardware Stores Corporation 1993 Non-Employee
           Directors Stock Option Plan dated July 26, 1993.
    +10.28 Form of Nonqualified Stock Option Agreement by and between Orchard
           Supply Hardware Stores Corporation and certain non-employee directors (other than directors affiliated with Freeman Spogli &
           Co.).
    +10.29 Orchard Supply Hardware Stores Corporation 1993 Stock Option Plan
           dated November 19, 1993.
    +10.30 Form of Incentive Stock Option Agreement by and between Orchard
           Supply Hardware Stores Corporation and certain officers and key employees.
  +++10.31 Form of Registration Rights Agreement by and between Orchard Supply
           Hardware Stores Corporation and FS Equity Partners III, L.P.
  +++10.32 Securities Purchase Agreement entered into as of December 29, 1993 by and between Orchard Supply Hardware Stores Corporation and FS
           Equity Partners III, L.P.
  +++10.33 Form of Amendment to Financing Agreement dated as of February 23,
           1993 by and between Orchard Supply Hardware Corporation and The CIT
           Group/Business Credit, Inc.
  +++10.34 Form of Waiver regarding the Note Agreement dated as of May 15, 1992 by and among Orchard Supply Hardware Corporation, Orchard Supply
           Hardware Stores Corporation (formerly Orchard Holding Corporation)
           and the purchasers named therein, with respect to the 10.64% Senior
           Secured Notes due 2002.
    +15.1  Letter from Arthur Andersen & Co. regarding report on unaudited interim financial information.
  ***18.1  Preferability Letter dated March 5, 1993 from Arthur Andersen & Co.
           regarding change in accounting principle.

 Exhibit
  Number  Description
 -------- -----------
 +++23.1  Consent of Riordan & McKinzie (contained in Exhibit 5.1 hereto).
 +++23.2  Consent of Arthur Andersen & Co. for Orchard Supply Hardware Stores
          Corporation.
   +24.1  Powers of Attorney of Messrs. Jenkins, Hilberg, Seda, Wardlaw,
          Freeman, Simmons, Spogli, Godlas and Walsh.
   +25.1  Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 of the Trustee.

- --------
    * Filed as an exhibit to Registration Statement on Form S-4 (Registration No. 33-55190) on November 30, 1992.
   ** Filed with Registration Statement on Form S-1 (Registration No. 33-57752)
      on February 2, 1993.
  *** Filed with Amendment No. 1 to Registration Statement on Form S-1
      (Registration No. 33-57752) on March 9, 1993.
 **** Filed with Amendment No. 2 to Registration Statement of Form S-1
      (Registration No. 33-57752) on March 23, 1993.
***** Filed with Amendment No. 3 to Registration Statement on Form S-1
      (Registration No. 33-57752) on March 29, 1993.
    + Filed with Registration Statement on Form S-1 (Registration No. 33-51437) on December 14, 1993.

   ++ Filed with Amendment No. 1 to Registration Statement on Form S-1
      (Registration No. 33-51437) on December 29, 1993.

  +++ Filed herewith.